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PROSPECTUS

[LOGO]

                                            WESTBOROUGH FINANCIAL SERVICES, INC.
                               PROPOSED HOLDING COMPANY FOR THE WESTBOROUGH BANK
                                            UP TO 859,625 SHARES OF COMMON STOCK

Westborough Financial Services, Inc. is a new corporation that is offering shares of its common stock. The shares we are offering represent less than half of the outstanding common stock of Westborough Financial Services. Westborough Savings Bank, to be renamed The Westborough Bank, formed Westborough Financial Services to own the Westborough Bank as part of a reorganization of our structure. More than half of the outstanding common stock of Westborough Financial Services will be owned by Westborough Bancorp, MHC, a mutual holding company. The common stock of Westborough Financial Services will be quoted for trading on the OTC Bulletin Board under the symbol "WFSM."

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                             TERMS OF THE OFFERING

                            PRICE: $10.00 PER SHARE

                                                               MINIMUM      MAXIMUM
                                                              ----------   ----------
Number of shares............................................     552,500      747,500
Underwriting commissions and expenses.......................  $   90,410   $  126,290
Net proceeds to Westborough Financial Services..............  $5,028,810   $6,942,930
Net proceeds per share to Westborough Financial Services....  $     9.10   $     9.29

       WE MAY SELL UP TO 859,625 SHARES BECAUSE OF REGULATORY CONSIDERATIONS OR CHANGES IN MARKET OR ECONOMIC CONDITIONS WITHOUT THE RESOLICITATION OF
                                  SUBSCRIBERS.

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   THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF
                                   PRINCIPAL.
               PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 12.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSITORS INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKS OF THE COMMONWEALTH OF MASSACHUSETTS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are offering the common stock on a best efforts basis, and subject to certain other conditions, including our right to reject any order in whole or in part. The minimum number of shares that you may purchase is 25 shares. Funds received prior to termination of the offering will be held in an account at Westborough Savings which will bear interest at our passbook rate. This offering will close on or about December 15, 1999.

                               TRIDENT SECURITIES
                      a Division of McDonald Investments, Inc.
                                November 12, 1999

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                  [MAP OF THE WESTBOROUGH BANK BRANCH OFFICES]







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                                     SUMMARY


      To understand the offering more fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.


Our Reorganization and Stock Offering

      Westborough Savings is currently a Massachusetts-chartered mutual savings bank. It is reorganizing into the mutual holding company structure. As part of the reorganization, Westborough Financial Services is offering shares of its common stock to the public. After the reorganization, Westborough Financial Services will own Westborough Savings, which will be renamed "The Westborough Bank."

      This chart shows our new structure, which is commonly referred to as a mutual holding company structure, after the reorganization:

-----------------------------                  -----------------------------
  Westborough Bancorp, MHC                           Public Stockholders
-----------------------------                  -----------------------------
65% of Westborough   |                                    |  35% of Westborough
Financial Services,  |     ---------------------------    |  Financial Services,
Inc's common stock   ------   Westborough Financial   -----  Inc's common stock
                                  Services, Inc.
                           ---------------------------
                                       |
                                       |100% Ownership
                           ---------------------------
                               The Westborough Bank
                           ---------------------------


      Westborough Bancorp, MHC will own a majority of Westborough Financial Services' common stock after the reorganization. The same trustees and officers who manage Westborough Savings will manage Westborough Bancorp, MHC. The Board of Trustees of Westborough Bancorp, MHC will control the outcome of most matters put to a vote of stockholders of Westborough Financial Services. We cannot assure you that the votes cast by Westborough Bancorp, MHC will be in your personal best interests as a stockholder. For more information concerning your lack of voting control over Westborough Financial Services, see "Westborough Bancorp, MHC" and "Restrictions on Acquisition of Westborough Financial Services, Inc. and The Westborough Bank."


                                       3

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The Companies

Westborough Savings Bank

      Westborough Savings is a Massachusetts-chartered mutual savings bank. Our mission is to serve as a community-oriented provider of traditional banking and other financial services to individuals and small business organizations, including residential and commercial real estate mortgages, consumer and commercial loans and deposit instruments.

      Westborough Savings has five full service branches located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. We also operate a non-public, self-contained office at the "Willows," a retirement community located in Westborough. At June 30, 1999, we had assets of $172.1 million, deposits of $147.1 million and equity of $19.4 million.

Westborough Financial Services, Inc.

      Westborough Financial Services will be the holding company for The Westborough Bank after the reorganization. Westborough Financial Services has not engaged in any business to date.

Westborough Bancorp, MHC


      Westborough Bancorp, MHC is initially expected to own approximately 65% of the outstanding common stock of Westborough Financial Services after the reorganization. We currently do not expect that Westborough Bancorp, MHC will engage in any business activity other than owning a majority of the common stock of Westborough Financial Services. Westborough Bancorp, MHC has not engaged in any business to date.


The following are highlights of Westborough Savings' operating strategy:

      o     Community Banking.

            Westborough Savings strives to remain a leader in meeting the financial service needs of the local community and to provide quality service to the individuals and small businesses in its market area.

      o     Residential Lending.

            Westborough Savings originates residential first mortgages, and at June 30, 1999, we had $81.4 million of residential first mortgage loans, representing 88.7% of our total loan portfolio. We originate substantially all of these loans for our own portfolio, rather than for sale, and we service the loans we originate.


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      o     Capital Strength and Profitability.

            Our policy has always been to maintain the financial strength of Westborough Savings through conservative risk management, a sound financial condition and consistent earnings. At June 30, 1999, our ratio of equity to assets was 11.30%, and for the nine months ended June 30, 1999, our return on average assets was 0.98% and our return on average equity was 8.23%.


      o     Asset Quality.

            Through our commitment to residential lending, we have had low levels of losses on loans and late payments. At June 30, 1999, we had no non-performing assets, and our ratio of allowance for loan losses to total loans before the allowance for loan losses was 0.96%.

      o     Investment in Facilities and Technology.

            We intend to significantly expand our facilities and technological capabilities to better serve our customer and communities by utilizing alternative delivery channels. We will continue to employ and expand the use of automatic teller machines ("ATMs"), 24 hour telephone banking and electronic fund transfer services, and intend to introduce Internet online banking and online bill payment services. We also plan to renovate and expand our main office to allow our executive and administrative functions to be performed in a single facility.


      o     Branch Expansion.

            We believe that a well-positioned branch network is critical to maintaining market share in the traditional community banking and small business arenas. Our three year Business Plan contemplates the establishment or acquisition of one or more branch locations in our market area.


      o     Expansion of Product Lines.

            We are making a commitment to small business lending as a natural outgrowth of our more traditional community banking services. We are also planning to expand our offering of non-traditional financial products, such as insurance and annuities, either directly or through affiliates and to introduce other financial services, such as fiduciary services, to better position us as a full service financial institution.


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Reasons for the Reorganization


      The conversion of Westborough Savings to a stock savings bank and its acquisition by Westborough Financial Services will permit Westborough Financial Services to issue common stock, which is a source of capital not available to mutual savings banks. The proceeds from the sale of common stock of Westborough Financial Services will provide Westborough Bank with new capital, which will support future deposit growth and expanded operations. The ability of Westborough Financial Services to sell additional common stock also will enable Westborough Financial Services and Westborough Bank to increase their capital in response to any future regulatory capital requirement levels. While Westborough Savings currently exceeds all regulatory capital requirements, the sale of common stock in connection with the reorganization will assist Westborough Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.


      Westborough Savings' mutual form of ownership will be preserved in Westborough Bancorp, MHC, which, as a mutual holding company, will own at least 51% of the common stock of Westborough Financial Services as long as Westborough Bancorp, MHC remains in existence. The reorganization will allow Westborough Bank to achieve certain benefits of a stock company without a loss of control that is possible in a full savings institution conversion from mutual to stock form.

      In addition, since Westborough Savings competes with local and regional banks not only for customers, but also for employees, we believe that the ability of Westborough Financial Services to issue common stock will also afford us the opportunity to attract and retain management and employees through various stock benefit plans, including incentive stock option plans, stock award plans and employee stock ownership plans.


      After considering the advantages and risks of the reorganization, as well as applicable fiduciary duties, the Board of Trustees of Westborough Savings unanimously approved the reorganization as being in the best interests of Westborough Savings, its depositors and the communities that it serves.


Terms of the Offering

      We are offering between 552,500 and 747,500 shares of common stock of Westborough Financial Services to the public. The number of shares we sell in the offering may increase by 15% to 859,625 shares as a result of regulatory considerations or changes in financial markets. If we increase the number of shares we issue, you will not have the opportunity to change or cancel your stock order unless the number of shares to be issued is increased to in excess of 859,625 shares. The offering price is $10.00 per share. Trident Securities will use its best efforts to assist us in selling our stock.


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Persons Who Can Order Stock in the Offering


      We are offering the shares of common stock of Westborough Financial Services in what we call a "subscription offering" in the order of priority listed below:

      o Depositors with accounts at Westborough Savings with total balances of at least $50 on December 31, 1997;

      o Depositors with accounts at Westborough Savings with total balances of at least $50 on December 31, 1998; and

      o Our employee stock ownership plan, which will provide retirement benefits to our employees.

      The shares of common stock not purchased in the subscription offering will be offered in what we call a "community offering" to the residents of the towns of Grafton, Hopkinton, Northborough, Shrewsbury, Southborough and Westborough, Massachusetts. We also may offer shares of common stock not purchased in either the subscription offering or community offering to the public through a selling group of brokers on a best efforts basis.



How We Determined the Offering Range and the $10.00 Price Per Share

      The offering range is based on an independent appraisal of Westborough Savings by RP Financial, LC., an appraisal firm experienced in appraisals of savings institutions. RP Financial has estimated that our market value at September 17, 1999, is between $15.8 million and $21.4 million. This results in an offering of between 552,500 and 747,500 shares of stock at an offering price of $10.00 per share because we are only offering 35% of our stock to the public. RP Financial's estimate of our market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this offering. RP Financial's independent appraisal will be updated before we complete our reorganization.

      Two of the factors that RP Financial considered in determining our market value were the price-to-book ratio and the price-to-earnings ratio or P/E ratio. The price-to-book ratio represents the price per share of stock divided by its book value per share. After completion of the reorganization, each share of Westborough Financial Services common stock, including the shares we issue to Westborough Bancorp, MHC, will have a book value of $13.22, assuming we sell 650,000 shares in the minority offering. This means that the price you pay for each share in this offering will be 75.64% of the book value.

      The P/E ratio represents the price per share of stock divided by earnings or net income per share. In our case, for 1998, our P/E ratio would have been 13.70x, assuming that we sold 650,000 shares in the minority offering. Each of the price-to-book ratio and the


                                       7

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P/E ratio were calculated using information contained in Westborough Bank's pro forma financial data.

      The $10.00 price per share was determined by our Board of Trustees based upon a number of factors, including the fact that $10.00 is the price per share most commonly used in stock offerings involving reorganizations of savings institutions.

Limits on Your Purchase of the Common Stock


      Your orders for common stock will be limited in the following ways:

      o     the minimum order is 25 shares;

      o in the subscription offering, the maximum amount that an individual with his or her associates may purchase is $100,000;

      o in the community offering, the maximum amount that an individual with his or her associates may purchase is $100,000; and

      o if we receive orders for a greater number of shares than we are offering, then we will allocate the shares that we issue as described in "The Reorganization and The Offering -- Limitations on Common Stock Purchases;" this may result in your receiving a smaller number of shares than you ordered.

We may increase the $100,000 purchase limitation if we do not receive orders for at least 552,500 shares. For additional information on these purchase limitations see "The Reorganization and The Offering -- Limitations on Common Stock Purchases."


How You May Pay for Your Shares


      In the subscription offering and the community offering you may pay for your shares only by:

      o personal check, official bank check, money order or cash, if delivered in person; or

      o authorizing us to withdraw money from your deposit accounts maintained with Westborough Savings.


You May Not Sell or Transfer Your Subscription Rights

      If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your rights. We intend to take legal action, including notice to applicable regulators, against anyone who sells or gives away their subscription rights. We will not, including notice to applicable regulators, accept your order if we have reason to believe that you sold or transferred your subscription rights.

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Deadline for Orders of Common Stock


      If you wish to purchase shares, you must submit a properly completed stock order form, together with payment for the shares, to the Stock Information Center by 12:00 noon, Massachusetts Time, on December 15, 1999, unless we extend this deadline. You must submit your order form by mail, overnight courier or by dropping off your order form at any of our branch offices.

Termination of the Offering

      The subscription offering will terminate at 12:00 noon, Massachusetts Time, on December 15, 1999. We expect that the community offering, if any, will terminate at the same time. We may extend this expiration date without notice to you, until January 29, 2000, unless regulators approve, if any,a later date. All further extensions, in the aggregate, may not last beyond the second anniversary of the date of approval of the plan of reorganization by the corporators of Westborough Savings, which took place on October 20, 1999.

Steps We Can Take If We Do Not Receive Orders for the Minimum Number of Shares

      If we do not receive orders for at least 552,500 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range without resoliciting subscriptions from our depositors. Specifically, we may increase the $100,000 purchase limitation to a maximum of 5% of the shares offered for sale in the offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15% (or up to 859,625 shares). In addition, we may seek regulatory approval to extend the offering beyond the January 29, 2000 expiration date. See "The Reorganization and The Offering -- Limitations on Common Stock Purchases."

Market for the Common Stock

      We expect the common stock to be listed for trading on the OTC Bulletin Board under the symbol "WFSM." Trident Securities intends to make a market in the common stock but it is under no obligation to do so.


How We Intend to Use the Proceeds We Raise from the Offering

      Assuming we sell 747,500 shares in the subscription offering, we intend to distribute the net proceeds from the offering as follows:

      o     $3.5 million will be contributed to Westborough Bank;

      o $598 thousand will be loaned to the employee stock ownership plan of Westborough Bank to fund its purchase of common stock; and

      o     $2.9 million will be retained by Westborough Financial Services;

      Westborough Financial Services may use the net proceeds retained from the offering as a possible source of funds to invest in securities, to finance the possible acquisition of other


                                       9

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financial institutions or other businesses that are related to banking, to repurchase common stock or to pay dividends and for other general corporate purposes. Westborough Bank may use the proceeds it receives to support the expansion of its lending activities and to expand its operations through the establishment or acquisition of one or more additional branch offices in its market area and the expansion and renovation of its main office.

Our Policy Regarding Dividends

      Payment of dividends on the common stock will be subject to determination and declaration by our Board of Directors and the availability of funds for such dividends. Our Board of Directors currently anticipates declaring and paying cash dividends on the common stock following consummation of the reorganization. However, when the payment of dividends will begin is currently unknown. Any dividend policy of Westborough Financial Services, however, will also depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We can give no assurance that dividends will be declared or as to the amount and frequency of dividends, if declared.


      The only funds available to us for the payment of dividends will be cash and cash equivalents held at the holding company level, dividends paid by Westborough Bank to us, and borrowings. Westborough Bank will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Westborough Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of Westborough Bank's eligible account holders and supplemental eligible account holders at the time of the reorganization. See "Regulation of Westborough Savings Bank and Westborough Financial Services, Inc. -- Massachusetts Banking Regulation -- Dividends."


Our Directors, Officers and Employees Will Have Additional Compensation and Benefit Programs After the Reorganization

      We are adding a new benefit plan for our officers and employees at no cost to them:

      o Employee Stock Ownership Plan. This retirement plan will cover most of our employees. We will lend the plan money to buy up to 8% of the shares we sell in the offering. The plan will buy shares either in the offering or in the open market. The plan will allocate the


                                       10

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            stock to employees over a period of at least ten years as additional compensation for their services.

      We are also adding the following termination pay arrangements:

      o Employment Agreements. We are entering into employment agreements with Mr. Joseph F. MacDonough, our President and Chief Executive Officer, and Mr. John L. Casagrande, our Senior Vice President and Treasurer. If we discharge one of them without cause, if one of them resigns because we do not meet our obligations under these agreements or following a change in control of Westborough Financial Services, we must make a termination payment.

      We also plan to add the following stock-based benefit plans for our directors, officers and employees:

      o Stock Option Plan. Under this plan, we may grant our officers, directors and employees options to purchase our stock at a price that is set on the date we grant the option. The price that we set cannot be less than our stock's trading price when we grant the options, so the options will have value only if our stock price increases. Recipients of options will have up to ten years to exercise their options.

      o Management Recognition Plan. This plan will allow selected officers, directors and employees to receive shares of our stock, without making any payment at all, if they work for us until the end of a specified service period.

We will not implement a stock option plan or management recognition plan unless our stockholders approve them. We do not expect to ask our stockholders to approve these plans until at least six months after we complete the offering. We expect to obtain the shares we would need for these plans through open market stock purchases or from authorized but unissued shares.

      The following table presents the dollar value of the shares that we expect to grant under the employee stock ownership plan and the contemplated management recognition plan and of those to be granted under the stock option plan, and the percentage of Westborough Financial Services' outstanding common stock that will be represented by these shares. We based the value of the shares for the employee stock ownership plan and management recognition plan on a price of $10.00 per share and the issuance of 747,500 shares of common stock.

                                                               Percentage of
                                          Value of           common stock sold
          Benefit plan                 shares granted         in the offering
          ------------                 --------------         ---------------
Employee stock ownership plan......       $ 598,000                 8%
Stock option plan..................              --                10%
Management recognition plan........       $ 299,000                 4%


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Possible Conversion of Westborough Bancorp, MHC to Stock Form


      In the future, Westborough Bancorp, MHC will have authority to convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." If Westborough Bancorp, MHC were to undertake a second-step conversion, Westborough Financial Services' public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. This percentage would be adjusted to reflect the assets owned by Westborough Bancorp, MHC and any dividends waived by Westborough Bancorp, MHC. The Board of Trustees has no current plan to undertake a "second-step conversion" transaction and, under current regulatory restrictions, may not do so for a period of three years following the reorganization absent compelling and valid business reasons established to the satisfaction of the Commissioner of Banks of the Commonwealth of Massachusetts. For a description of this possible second-step conversion, see "The Reorganization and The Offering -- Possible Conversion of Westborough Bancorp, MHC to Stock Form."


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How You May Obtain Additional Information Regarding the Offering


      If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (508) 366-5333, which will be open from 9:00 a.m. to 5:00 p.m., Monday through Friday.


                                  RISK FACTORS

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         You should consider carefully the following risk factors before deciding whether to invest in our common stock.
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After the reorganization our return on average equity will be low compared to other companies. This could hurt the price of our common stock.


      We will not be able to deploy the increased capital from this offering into earning assets immediately. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Also, we intend to make significant investments in non-earning assets such as facilities and technology. Initially, we plan to invest the net proceeds in short-term investments which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios. For the nine months ended June 30, 1999, our return on average equity was 8.23%. Until we can leverage our increased capital and grow interest-earning assets, we expect our return on equity to be below the industry average, which may negatively impact the value of our stock.


Our loans are concentrated in a small geographic area.

      Our loan portfolio is primarily secured by real estate located in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts. Accordingly, the asset quality of our loan portfolio is largely dependent upon the economy and unemployment rate in this area. A downturn in the economy in our primary lending area would likely adversely affect our operations and profitability.

We may not successfully expand and grow.

      Our future will depend on the success of increasing our loan portfolio, developing a commercial loan expertise, developing new product lines and opening new branches. Our ability to originate small business loans and expand product lines will depend on market conditions in our primary market area. Small business loans, however, are new to us and involve a higher degree of risk than one-to four-family residential mortgage loans. As the volume of small business loans in our loan portfolio increases, the corresponding risks and potential for losses from these activities will also increase. The success of the branching opportunities will, in turn, depend on our ability to integrate new branches into our current operations and our success in attracting customers and a sufficient amount of deposits to make the new branches profitable.


                                       13
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Rising interest rates may hurt our profits.

      To be profitable, we have to earn more money in interest and fees than we pay as interest and other expenses. Of our total loan portfolio, 62.3% are residential mortgage loans that have interest rates fixed for the term of the loan. We originate loans with terms of up to 30 years, while 28.6% of our deposit accounts consist of certificate of deposit accounts with remaining terms to maturity of one year or less. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-backed securities and investment securities. This would cause our profits to decrease. Rising interest rates may also reduce the value of our mortgage-backed securities and investment securities. For additional information on our exposure to interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."

The market for common stock will be limited.

      Due to the small size of the offering, it is highly unlikely that an active trading market for our stock will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for them. The common stock may not be appropriate as a short-term investment.

Westborough Bancorp, MHC's voting control over Westborough Financial Services may prevent transactions you would like.


      Westborough Bancorp, MHC is initially expected to own approximately
65% of Westborough Financial Services' common stock after the reorganization. Westborough Bancorp, MHC will be managed by the same trustees/directors and officers who currently manage Westborough Savings. The Board of Trustees of Westborough Bancorp, MHC will control the outcome of most matters put to a vote of stockholders of Westborough Financial Services. We cannot assure you that the votes cast by Westborough Bancorp, MHC will be in your personal best interests as a stockholder. For more information regarding your lack of voting control over Westborough Financial Services, see "Westborough Bancorp, MHC" and "Restrictions on Acquisition of Westborough Financial Services, Inc., and The Westborough Bank."


Our intent to remain independent may not suit your investment objectives.

      Westborough Savings has operated as an independent community-oriented savings institution since 1869. We intend to continue to operate as an independent community-oriented savings institution following the reorganization. Westborough Bank and Westborough Financial Services will be controlled by Westborough Bancorp, MHC, and we have no current plans to alter this mutual holding company structure in the future. Accordingly, you are urged not to subscribe for shares of common stock if you are anticipating a sale of Westborough Bank or Westborough Financial Services.


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The implementation of stock-based benefits will increase our future compensation expense and reduce our earnings.

      We intend to adopt a stock option plan that will provide for the granting of options to purchase common stock, to adopt a management recognition plan that will provide for awards of common stock to our eligible officers, employees and directors and to have an employee stock ownership plan which will purchase shares in the reorganization. These plans will increase our future costs of compensating our directors and employees and reduce our earnings. The cost of these plans will vary based on our stock price.

Strong competition within our market area may reduce our customer base.


      Competition in the banking and financial services industry is intense. We have competed for customers by offering excellent service and competitive rates on our loans and deposit products. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Some of these competitors have greater resources than we do and may offer services that we do not provide. Our profitability depends upon our continued ability to successfully compete in our market area.

The Year 2000 problem could hurt our operations and our profits and could lower the value of your stock.

      We rely upon computers to conduct our daily business. Failure of any of our computer systems, those of the parties we do business with or the public infrastructure, including the electric and telephone companies, to process in the new year may disrupt our ability to do routine business and to service our customers. For example, we may not be able to process withdrawals or deposits, prepare account statements or engage in any of the transactions that constitute our normal operations. This could hurt our profits. For additional information regarding the Year 2000 problem, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."


We have broad discretion in allocating the proceeds of the offering. Our failure to effectively apply such proceeds could hurt our profits.

      We intend to contribute approximately $3.5 million of the $6.9 million in net proceeds (assuming the sale of 747,500 shares in the offering) to Westborough Bank, which will use the proceeds to support the expansion of its lending activities and to expand its operations through the establishment or acquisition of one or more additional branch offices. The expansion and renovation of its main office currently is estimated to cost approximately $2.5 million. In addition, we will retain approximately $2.9 million of the net proceeds to invest in securities, to finance the possible acquisition of other financial institutions or other businesses related to banking, to repurchase common stock or to pay dividends and for other general corporate purposes. Other than with respect to the estimated costs of the main office renovation, we have not allocated specific amounts of proceeds for these purposes, and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to apply these funds effectively could hurt our profits.

  Recent stock market volatility may negatively affect the trading price of our common stock.

  Publicly traded stock, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, investor perceptions of Westborough Financial Services and general industry and economic conditions. Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, there can be no assurance that, following the reorganization, the trading price of our common stock will be at or above the $10.00 per share initial offering price.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The summary information presented below at or for each of the years presented is derived in part from the consolidated financial statements of Westborough Savings. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.


                                     At June 30,         At September 30,
                                     -----------  ------------------------------
                                        1999        1998       1997       1996
                                     -----------  --------   --------   --------
                                                    (In thousands)
Selected Financial Data:
Total assets .......................   $172,113   $158,523   $143,896   $140,218
Loans, net(1) ......................     89,428     82,348     70,580     65,243
Investment securities(2) ...........     63,259     60,107     61,654     62,743
Total deposits .....................    147,135    135,962    125,170    120,282
Federal Home Loan Bank advances ....      4,000      2,000         --      3,000
Total surplus ......................     19,448     19,367     17,447     15,789
Allowance for loan losses ..........        869        827        786        690
Non-accrual loans ..................         --         --         --         --
Non-performing assets ..............         --         74         19        144


                                       For the Nine
                                           Months
                                           Ended        At of For the Year Ended
                                          June 30,            September 30,
                                      ---------------   ------------------------
                                       1999     1998     1998     1997     1996
                                      ------   ------   ------   ------   ------
                                                   (In thousands)
Selected Operating Data:
Interest and dividend income ......   $7,876   $7,443   $9,933   $9,461   $8,711
Total interest expense ............    3,688    3,392    4,557    4,426    4,037
                                      ------   ------   ------   ------   ------
Net interest income ...............    4,188    4,051    5,376    5,035    4,674
Provision for loan losses .........       35       30       39       96      105
                                      ------   ------   ------   ------   ------
Net interest income,
   after provision for loan losses     4,153    4,021    5,337    4,939    4,569
Total other income ................      983      301      383      608      454
Total operating expense ...........    3,337    2,688    3,657    3,563    3,145
                                      ------   ------   ------   ------   ------
Income before income taxes ........    1,799    1,634    2,063    1,984    1,878
Provision for income taxes ........      595      574      750      676      695
                                      ------   ------   ------   ------   ------
Net income ........................   $1,204   $1,060   $1,313   $1,308   $1,183
                                      ======   ======   ======   ======   ======

                                                        (footnotes on next page)

                                                             At or for the
                                                            Nine Months Ended       At or For the Year
                                                                 June 30,           Ended September 30,
                                                            -----------------   ---------------------------
                                                              1999      1998      1998      1997      1996
                                                              ----      ----      ----      ----      ----
                                                                             (In thousands)
Selected Financial Ratios and Other Data(3)
     Performance Ratios:
          Return on average assets ...................        0.98%     0.96%     0.88%     0.93%     0.91%
          Return on average equity ...................        8.23%     7.90%     7.25%     8.06%     7.81%
          Average equity to average assets ...........       11.90%    12.12%    12.16%    11.58%    11.62%
          Equity to total assets at end of period ....       11.30%    12.49%    12.22%    12.12%    11.26%
          Average interest rate spread ...............        2.99%     3.25%     3.20%     3.24%     3.25%
          Net interest margin(4) .....................        3.55%     3.81%     3.76%     3.74%     3.74%
          Average interest-earning assets to average
               interest-bearing liabilities ..........      117.72%   117.66%   117.84%   115.60%   115.12%
          Total operating expense to average
               assets ................................        2.71%     2.43%     2.46%     2.54%     2.41%
          Efficiency ratio(5) ........................       64.53%    61.76%    63.50%    63.14%    61.33%
     Regulatory Capital Ratios:
          Regulatory tier 1 leverage capital .........       11.41%    12.09%    12.00%    11.90%    11.60%
          Tier 1 risk-based capital ..................       20.60%    22.59%    21.80%    22.90%    26.10%
          Total risk-based capital ...................       21.52%    23.62%    22.70%    24.00%    27.20%
     Asset Quality Ratios:
          Non-performing loans as a percent
              of loans ...............................          --        --        --        --        --
          Non-performing assets as a percent
               of total assets .......................          --        --      0.05%     0.01%     0.10%
          Allowance for loan losses as a percent
               of total loans before the allowance for
               loan losses ...........................        0.96%     0.99%     0.99%     1.10%     1.05%
     Number of:
          Full-service offices(6) ....................           5         4         4         4         3
          Full-time equivalent employees .............          60        51        53        51        50

----------

(1) Loans are shown net of deferred loan costs (fees), allowance for loan loss and unadvanced loan funds.
(2)   Includes Federal Home Loan Bank of Boston stock.
(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Ratios for the period at or for the nine months ended June 30 are annualized.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and other income.
(6) The number of full-service offices shown does not include our branch at the Willows.

                               RECENT DEVELOPMENTS


         The summary information presented below at or for each of the periods presented is derived, in part, from the consolidated financial statements of Westborough Savings and its subsidiaries. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included.



                                 AT SEPTEMBER 30, 1999  AT JUNE 30, 1999   AT SEPTEMBER 30, 1998
                                 ---------------------  ----------------   ---------------------
                                                         (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets ..................        $174,594            $172,113            $158,523
Loans, net(1) .................          92,092              89,428              82,348
Investment securities(2) ......          64,457              63,259              60,107
Total deposits ................         150,111             147,135             135,962
Federal Home Loan Bank advances           4,000               4,000               2,000
Total surplus .................          19,281              19,448              19,367
Allowance for loan losses .....             879                 869                 827
Non-accrual loans .............            --                  --                  --
Non-performing assets .........            --                  --                    74




                                     FOR THE THREE MONTHS   FOR THE YEAR ENDED
                                      ENDED SEPTEMBER 30,      SEPTEMBER 30,
                                      -------------------      -------------
                                        1999      1998         1999      1998
                                     -------   -------       -------   -------
                                                 (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest and dividend income .....   $ 2,730   $ 2,490      $10,606   $ 9,933
Total interest expense ...........     1,288     1,165        4,976     4,557
                                     -------   -------      -------   -------
Net interest income ..............     1,442     1,325        5,630     5,376
Provision for loan losses ........        10         9           45        39
                                     -------   -------      -------   -------
Net interest income,
   after provision for loan losses     1,432     1,316        5,585     5,337
Total other income ...............       264        82        1,247       383
Total operating expense ..........     1,326       969        4,663     3,657
                                     -------   -------      -------   -------
Income before income taxes .......       370       429        2,169     2,063
Provision for income taxes .......       101       176          696       750
                                     -------   -------      -------   -------
Net income .......................   $   269   $   253      $ 1,473   $ 1,313
                                     -------   -------      -------   -------
                                     -------   -------      -------   -------


                                                        (footnotes on next page)


                                                        AT OR FOR THE          AT OR for THE YEAR ENDED
                                              THREE MONTHS ENDED SEPTEMBER 30,      SEPTEMBER 30,
                                              -------------------------------- ------------------------
                                                         1999       1998       1999       1998
                                                         ------     ------     ------     ------
                                                                      (IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER DATA(3)
   PERFORMANCE RATIOS:

     Return on average assets .....................         0.62%      0.66%      0.89%      0.88%

     Return on average equity .....................         5.54%      5.40%      7.56%      7.25%

     Average equity to average assets .............        11.25%     12.29%     11.73%     12.16%

     Equity to total assets at end of period ......        11.04%     12.22%     11.04%     12.22%

     Average interest rate spread .................         3.05%      3.03%      3.01%      3.20%

     Net interest margin(4) .......................         3.53%      3.61%      3.54%      3.76%

     Average interest-earning assets to average
       interest-bearing liabilities ...............       115.42%    118.38%    117.12%    117.84%

     Total operating expense to average
       assets .....................................         3.07%      2.54%      2.81%      2.46%

     Efficiency ratio(5) ..........................        77.73%     68.87%     67.81%     63.50%
   REGULATORY CAPITAL RATIOS:

     Regulatory tier 1 leverage capital ...........        11.40%     12.00%     11.40%     12.00%

     Tier 1 risk-based capital ....................        20.25%     21.80%     20.25%     21.80%

     Total risk-based capital .....................        21.15%     22.70%     21.15%     22.70%
   ASSET QUALITY RATIOS:
     Non-performing loans as a percent
         of loans .................................          --         --         --         --
     Non-performing assets as a percent
       of total assets ............................          --        0.05%       --        0.05%
     Allowance for loan losses as a percent
       of total loans before the allowance for
       loan losses ................................         0.95%      0.99%      0.95%      0.99%
   NUMBER OF:
     Full-service offices(6) ......................            5          4          5          4
     Full-time equivalent employees ...............           60         53         60         53


----------
(1) Loans are shown net of deferred loan costs (fees), allowance for loan loss and unadvanced loan funds.
(2)   Includes Federal Home Loan Bank of Boston stock.
(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Ratios for the period at or for the three months ended September 30 are annualized.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and other income.
(6) The number of full-service offices shown does not include our branch at the Willows.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1999 AND JUNE 30, 1999:

         Westborough Savings' total assets increased by $2.5 million, or 1.4%, to $174.6 million at September 30, 1999 from $172.1 million at June 30, 1999. The increase in total assets during this period was primarily attributable to net loans, mainly real estate, which increased by $2.7 million, to $92.1 million at September 30, 1999 from $89.4 million at June 30, 1999. Investments, excluding short-term cash equivalents such as federal funds, increased by $1.2 million to $64.5 million at September 30, 1999 due mainly to an increase in common stock investments. Short-term cash equivalents, however, decreased by $4.0 million during this period.

         Total deposits increased by $3.0 million, or 2.0%, to $150.1 million at September 30, 1999 from $147.1 million at June 30, 1999. Most of this increase was attributable to increases in short-term, interest-bearing tiered-rate and certificate of deposit accounts. Total surplus declined by $167 thousand to $19.3 million at September 30, 1999 from $19.4 million at June 30, 1999 as a result of net income of $269 thousand for the three month period ending September 30, 1999, which was more than countered by a decline of $436 thousand in the value of investments considered available for sale. Rising market interest rates during this period contributed to the decline in the value of Westborough Savings' interest-sensitive investments.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1999 AND SEPTEMBER 30,
1998:

         Westborough Savings' total assets increased by $16.1 million, or 10.1%, to $174.6 million September 30, 1999 from $158.5 million at September 30, 1998. Net loans during this period increased by $9.7 million, or 11.8%, to $92.1 million at September 30, 1999, from $82.3 million at September 30, 1998. The loan increase was primarily due to increased loan originations for loans secured by real estate. Investments increased by $4.4 million to $64.5 million at September 30, 1999 from $60.1 million at September 30, 1998. This increase was mainly attributable to an increase in equity investments in preferred and common stocks. At September 30, 1999, an investment in life insurance utilized to finance a deferred compensation plan for bank trustees increased by $2.2 million.


         Total deposits increased by $14.1 million, or 10.4%, to $150.1 million at September 30, 1999 from $136.0 million at September 30, 1998. Most of this increase was attributable to increases in short-term, interest-bearing tiered-rate and certificate of deposit accounts. Total surplus declined by $86 thousand to $19.3 million at September 30, 1999 from $19.4 million at September 30, 1998 as a result of net income of $1.5 million for the year ending September 30, 1999, which was more than countered by a decline of $1.6 million in the value of investments considered available for sale. Rising market interest rates during this period contributed to the decline in the value of Westborough Savings' interest-sensitive investments.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998:

NET INCOME

         Westborough Savings' net income for the three months ended September 30, 1999 increased $16 thousand, or 6.3%, to $269 thousand as compared to $253 thousand for the three months ended September 30, 1998. This increase during the period was a result of increases in interest income of $240 thousand, other income of $182 thousand and a decline in the provision for income taxes of $75 thousand. These amounts were offset by increases in operating expenses of $357 thousand and interest expenses of $123 thousand. Westborough Savings' return on average assets for the quarter ended September 30, 1999 was 0.62% compared to 0.66% for the quarter ended September 30, 1998.

INTEREST AND DIVIDEND INCOME

         Interest and dividend income increased by $240 thousand, or 9.6%, to $2.7 million for the quarter ended September 30, 1999 from $2.5 million for the quarter ended September 30, 1998. The increase in interest and dividend income was mainly the result of a higher average volume of interest-earning assets, reduced to a lesser extent, by a decline in the average rate earned on earning assets. The average volume of interest-earning assets for the quarter ended September 30, 1999 was $163.3 million earning a rate of 6.69% as compared to $146.8 million earning a rate of 6.79% for the quarter ended September 30, 1998. Westborough Savings experienced continued growth in real estate lending and invested additional cash flows into stocks and short-term investments. The average balance of loans for the quarter ended September 30, 1999 was $91.0 million, earning 7.38% for the quarter. This compares to an average balance of loans for the quarter ended September 30, 1998 of $82.1 million, earning 7.57% for the quarter. The average balance of investment securities for the quarter ended September 30, 1999 was $63.9 million, earning 5.94% for the quarter. This compares to an average balance of investments for the quarter ended September 30, 1998 of $58.8 million, earning 5.83% for the quarter. Lastly, the average balance of short-term investments for the quarter ended September 30, 1999 was $8.3 million, earning 4.90% for the quarter. This compares to an average balance of short-term investments for the quarter ended September 30, 1998 of $5.9 million, earning 5.39% for the quarter.


INTEREST EXPENSE

Interest expense increased by $123 thousand, or 10.6%, to $1.3 million for the quarter ended September 30, 1999 from $1.2 million for the quarter ended September 30, 1998. Interest expense increased due to a higher volume of interest-bearing liabilities, offset, to a lesser extent, by a declining average rate of interest paid on such interest-bearing liabilities. The average volume of interest-bearing liabilities was $141.5 million with a cost of 3.64% for the quarter ended September 30, 1999 as compared to $124.0 million with a cost of 3.76% for the quarter ended September 30, 1998. The average volume of borrowed funds from the Federal Home Loan Bank of Boston increased during the quarter ended September 30, 1999 to $4.0 million, up from an average balance of $133 thousand for the quarter ended September 30, 1998. The average volume of interest-bearing deposits increased to $137.5 million with a cost of 3.60% for the quarter ended September 30, 1999 as compared to $123.9 million with a cost of 3.76% for the quarter ended September 30, 1998.


NET INTEREST INCOME

         Westborough Savings' net interest and dividend income increased by $117 thousand for the quarter ended September 30, 1999, or 8.8%, to $1.4 million from $1.3 million for the quarter ended September 30, 1998. The increase is attributed to the combination of an increase in interest and dividend income of $240 thousand and an increase in interest expense of $123 thousand. Westborough Savings' net interest rate spread increased to 3.05% for the quarter ended September 30, 1999, from 3.03% for the comparative quarter ended September 30, 1998.


         While the average yield on interest-earning assets declined to 6.69% for the quarter ended September 30, 1999 as compared to 6.79% for the quarter ended September 30, 1998, the average volume of interest-earning assets increased to $163.3 million for the quarter ended September 30, 1999 as compared to $146.8 million for the quarter ended September 30, 1998. Regarding interest-bearing liabilities, while the average cost of these liabilities declined to 3.64% for the quarter ended September 30, 1999, from 3.76% for the quarter ended September 30, 1998, the average volume of interest-bearing liabilities increased to $141.5 million for the quarter ended September 30, 1999 as compared to $124.0 million for the quarter ended September 30, 1998.

PROVISION FOR LOAN LOSSES

         Westborough Savings' provision for loan losses increased by $1 thousand to $10 thousand for the quarter ended September 30, 1999 as compared to $9 thousand for the quarter ended September 30, 1998. This moderate increase reflects our continued loan portfolio growth, including commercial real estate loans. Westborough Savings' continues to have a low level of non-performing loans. However, as we expand our commercial lending activities, increases in the provision are likely.


OTHER INCOME

         Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from the writing of options to buy common stock held in our stock portfolio. Total other income increased 222%, to $264 thousand for the quarter ended September 30, 1999, from $82 thousand for the comparative quarter ended September 30, 1998. The primary reason for the increase in other income was income from the writing of options to buy common stock held in our portfolio. For the quarter ended September 30, 1999, income from options increased by $132 thousand, from -$0-for the quarter ended September 30, 1998. Gains from the sale of securities increased to $23 thousand for the quarter ended September 30, 1999, as compared to $1 thousand for the quarter ended September 30, 1998. Income from customer deposit and loan fees, plus income from the sale of non-insured investment products through FISCO Equity, Inc., increased to $109 thousand for the quarter ended September 30, 1999, as compared to $81 thousand for the quarter ended September 30, 1998.

OPERATING EXPENSE

         For the three months ended September 30, 1999, operating expenses increased $357 thousand, or 36.8%, to $1,326 thousand from $969 thousand for the three months ended September 30, 1998. The increase was primarily due to $195 thousand increase in salary and benefits, reflecting the recent opening of a new supermarket branch, additional staff in marketing and commercial services, retail staff incentive payments and general increases in salary based upon merit. Also, occupancy and equipment, data processing, marketing, promotion, supplies and other expenses increased as a result of our recent opening of our supermarket branch in Shrewsbury. Additional board and committee meetings, mostly associated with strategic planning issues and meetings concerning the formation of a mutual holding company, plus the payment of a quarterly retainer fee during the most recent quarter, increased the level of trustee fees expense.


INCOME TAXES

         The provision for income taxes declined by $75 thousand to $101 thousand for the quarter ended September 30, 1999 as compared to $176 thousand for the quarter ended September 30, 1998, resulting in an effective tax rate of 27.3% and 41.0% for the quarter ended September 30, 1999 and 1998, respectively. Westborough Savings utilizes security investment subsidiaries to substantially reduce state income taxes and each entity files separate, unconsolidated state income tax returns. For the quarter ended September 30, 1999, for state income tax purposes only, Westborough Savings incurred a loss for which it was able to apply an effective state tax benefit of 10.91% and, as a result, Westborough Savings' effective federal and state tax rate was reduced to 27.3% for the quarter.

COMPARISON OF OPERATING RESULTS FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998:

NET INCOME

         Westborough Savings net income for the twelve months ended September 30, 1999 increased $160 thousand, or 12.2%, to $1.5 million as compared to $1.3 million for the twelve months ended September 30, 1998. This increase was a result of increases in interest income of $673 thousand, other income of $864 thousand and a decline in the provision for income taxes of $54 thousand. These amounts were offset by increases in operating expenses of $1.0 million and interest expenses of $419 thousand. Westborough Savings' return on average assets for the year ended September 30, 1999 was 0.89% compared to 0.88% for the year ended September 30, 1998.

INTEREST AND DIVIDEND INCOME

         Interest and dividend income increased by $673 thousand, or 6.8%, to $10.6 million for the year ended September 30, 1999 from $9.9 million for the year ended September 30, 1998. The increase in interest and dividend income was mainly the result of a higher average volume of interest-earning assets reduced, to a lesser extent, by a decline in the average rate earned on earning assets. The average volume of interest-earning assets for the year ended September 30, 1999 was $158.9 million earning a rate of 6.67% as compared to $143.0 million earning a rate of 6.95% for the year ended September 30, 1998. Westborough Savings experienced continued growth in real estate lending and invested additional cash flows into stocks and short-term investments. The average balance of loans for the year ended September 30, 1999 was $86.9 million, earning 7.39% for the year. This compares to an average balance of loans for the year ended September 30, 1998 of $76.4 million, earning 7.71% for the year. The average balance of investment securities for the year ended September 30, 1999 was $62.9 million, earning 5.98% for the year. This compares to an average balance of investments for the year ended September 30, 1998 of $61.3 million, earning 6.11% for the year. Finally, the average balance of short-term investments for the year ended September 30, 1999 was $9.1 million, earning 4.65% for the year. This compares to an average balance of short-term investments for the year ended September 30, 1998 of $5.4 million, earning 5.71% for the year.


INTEREST EXPENSE

         Interest expense increased by $419 thousand, or 9.2%, to $5.0 million for the year ended September 30, 1999 from $4.6 million for the year ended September 30, 1998. Interest expense increased due to a higher volume of interest-bearing liabilities, offset, to a lesser extent, by a declining average rate of interest paid on such interest-bearing liabilities. The average volume of interest-bearing liabilities was $135.7 million with a cost of 3.67% for the year ended September 30, 1999 as compared to $121.4 million with a cost of 3.75% for the year ended September 30, 1998. The average volume of borrowed funds from the Federal Home Loan Bank of Boston increased during the year ended September 30, 1999 to $3.2 million, up from an average balance of $33 thousand for the year ended September 30, 1998. The average volume of interest-bearing deposits increased to $132.5 million with a cost of 3.63% for the year ended September 30, 1999 as compared to $121.3 million with a cost of 3.75% for the year ended September 30, 1998.


NET INTEREST INCOME

         Westborough Savings' net interest and dividend income increased by $254 thousand for the year ended September 30, 1999, or 4.7%, to $5.6 million from $5.4 million for the year ended September 30, 1998. The increase is attributed to the combination of an increase in interest and dividend income of $673 thousand and an increase in interest expense of $419 thousand. Westborough Savings' net interest rate spread declined to 3.01% for the year ended September 30, 1999 from 3.20% for the comparative year ended September 30, 1998.


         While the average yield on interest-earning assets declined to 6.67% for the year ended September 30, 1999 as compared to 6.95% for the year ended September 30, 1998, the average volume of interest-earning assets increased to $158.9 million for the year ended September 30, 1999 as compared to $143.0 million for the year ended September 30, 1998. The average cost of interest bearing liabilities declined to 3.67% for the year ended September 30, 1999, from 3.75% for the year ended September 30, 1998, while the average volume of interest-bearing liabilities increased to $135.7 million for the year ended September 30, 1999 as compared to $121.4 million for the year ended September 30, 1998.

PROVISION FOR LOAN LOSSES

         Westborough Savings' provision for loan losses increased by $6 thousand to $45 thousand for the year ended September 30, 1999 as compared to $39 thousand for the year ended September 30, 1998. This moderate increase reflects our continued loan portfolio growth, including commercial real estate loans. Westborough Savings continues to have a low level of non-performing loans. However, as we expand our commercial lending activities, increases in the provision are likely.

OTHER INCOME

         Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from the writing of options to buy common stock held in our stock portfolio. Total other income increased 226% to $1.2 million for the year ended September 30, 1999 from $383 thousand for the comparative year ended September 30, 1998. The primary reason for the increase in other income was security gains and income from the writing of options to buy common stock held in our portfolio. Gains from the sale of securities increased to $558 thousand for the year ended September 30, 1999 as compared to $90 thousand for the year ended September 30, 1998. For the year ended September 30, 1999, income from options increased by $352 thousand, from -$0- for the year ended September 30, 1998. Income from customer deposit and loan fees, plus income from the sale of non-insured investment products through FISCO Equity, Inc., increased to $337 thousand for the year ended September 30, 1999, as compared to $293 thousand for the year ended September 30, 1998.

OPERATING EXPENSE

         For the twelve months ended September 30, 1999, operating expenses increased $1.0 million, or 27.5%, to $4.7 million from $3.7 million for the twelve months ended September 30, 1998. The increase was primarily due to $554 thousand increase in salary and benefits, reflecting the recent opening of a new supermarket branch, senior management bonuses, additional staff in marketing and commercial services, retail staff incentive payments and general increases in salary based upon merit. Also, occupancy and equipment, data processing, marketing, promotion, supplies and other expenses increased as a result of our recent opening of our supermarket branch. Additional board and committee meetings, mostly associated with strategic planning issues and meetings concerning the formation of a mutual holding company, plus the payment of a yearly retainer fee during the most recent year, increased the level of trustee fees expense.

INCOME TAXES

         The provision for income taxes declined by $54 thousand, to $696 thousand for the year ended September 30, 1999 as compared to $750 thousand for the year ended September 30, 1998, resulting in an effective tax rate of 32.1% and 36.4% for the years ended September 30, 1999 and 1998, respectively. Westborough Savings utilizes security investment subsidiaries to substantially reduce state income taxes.

                            WESTBOROUGH SAVINGS BANK


      Westborough Savings is a Massachusetts-chartered mutual savings bank, chartered in 1869. Westborough Savings is headquartered in Westborough, Massachusetts, which is located 12 miles east of Worcester and 29 miles west of Boston, Massachusetts. Our deposits are insured by the FDIC up to applicable legal limits and the Depositors Insurance Fund in excess of such amounts. We are examined and regulated by the Division of Banks of the Commonwealth of Massachusetts and the FDIC. Westborough Savings Bank's executive offices are located at 100 E. Main Street, Westborough, Massachusetts 01581 and its telephone number is (508) 366-4111. Westborough Savings also maintains an Internet web site located at www.westborosavings.com.


      Westborough Savings is a community and customer-oriented retail bank offering traditional deposit products, residential and commercial real estate mortgage loans and, to a lesser extent, consumer and commercial loans. We operate five full service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. We also operate a non-public self-contained office at the "Willows," a retirement community located in Westborough. Together, our offices serve our "primary market area" consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      At June 30, 1999, we had total loans of $91.8 million, of which $81.4 million, or 88.7%, were residential first mortgage loans. Of the residential first mortgage loans outstanding at that date, 29.8% were adjustable-rate mortgage loans and 70.2% were fixed-rate loans. We retain substantially all of the loans that we originate. We also invest in mortgage-backed and investment securities, consisting primarily of U.S. government, government agency and corporate securities. Our investment portfolio equaled $63.3 million, or 36.8% of our total assets at June 30, 1999. For further information on our operations and financial condition, see "Business of Westborough Savings Bank."

                      WESTBOROUGH FINANCIAL SERVICES, INC.


      Westborough Financial Services has not engaged in any business to date and will serve as a holding company of The Westborough Bank (formerly known as Westborough Savings Bank) following the reorganization. A majority of the outstanding shares of Westborough Financial Services' common stock will be owned by Westborough Bancorp, MHC. Westborough Financial Services' executive offices are located at 100 E. Main Street, Westborough, Massachusetts 01581 and its telephone number is (508) 366-4111.


                            WESTBOROUGH BANCORP, MHC

      As part of our reorganization, Westborough Savings will organize Westborough Bancorp, MHC as a Massachusetts-chartered mutual holding company which will be registered as a bank holding company with the Federal Reserve Board. Persons who had liquidation rights with respect to Westborough Savings as of the date of the reorganization will continue to have liquidation rights solely with respect to Westborough Bancorp, MHC. Their liquidation rights in Westborough Bancorp, MHC will exist as long as they maintain a deposit account at

Westborough Bank. Westborough Bancorp, MHC's executive offices are located at 100 E. Main Street, Westborough, Massachusetts 01581 and its telephone number is (508) 366-4111.


      Westborough Bancorp, MHC's principal assets will be the shares of common stock of Westborough Financial Services that it receives in the reorganization and approximately $100,000 that it receives as its initial capitalization. At the present time, we expect that Westborough Bancorp, MHC will not engage in any business activity other than its investment in a majority of the common stock of Westborough Financial Services and the management of any cash dividends received from Westborough Financial Services. Federal and state law and regulations require that as long as Westborough Bancorp, MHC is in existence it must own a majority of Westborough Financial Services' common stock.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

      The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $5.0 million and $6.9 million.

      Westborough Financial Services intends to distribute the net proceeds from the offering as follows:

                                                         Number of Shares Sold
                                                        -----------------------
                                                          552,500      747,500
                                                        ----------   ----------
Offering proceeds ...................................   $5,525,000   $7,475,000
Less: offering expenses .............................      496,190      532,070
                                                        ----------   ----------
Net offering proceeds ...............................    5,028,810    6,942,930
                                                        ----------   ----------
Less:
    Proceeds contributed to Westborough Bank ........    2,514,405    3,471,465
    Proceeds used for loan to employee
       stock ownership plan .........................      442,000      598,000
                                                        ----------   ----------
Proceeds remaining for Westborough Financial Services   $2,072,405   $2,873,465
                                                        ==========   ==========

      If regulatory or market conditions change and we are required to sell 859,625 shares of stock, then we estimate the net offering proceeds to be $8,043,549. If we sell 859,625 shares of stock, then our loan to the employee stock ownership plan would be $687,700.

      The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of Westborough

Financial Services and Westborough Bank. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Westborough Bank but will result in a reduction of Westborough Bank's deposits and interest expense as funds are transferred from interest-bearing certificates of deposit or other deposit accounts.

      Westborough Financial Services may use the proceeds it retains from the offering:

      o     to invest in securities;

      o to finance the possible acquisition of financial institutions or other businesses that are related to banking;

      o to repurchase shares of common stock issued in the offering, subject to certain regulatory restrictions; and

      o     for general corporate purposes.

      Westborough Bank may use the proceeds it receives from the offering:


      o     to fund new loans;

      o to finance the possible establishment or acquisition of one or more branch offices in its market area;

      o     to finance the expansion and renovation of its main office; and

      o     for general corporate purposes.


      Westborough Savings has estimated that the expansion and renovation of Westborough Bank's main office will cost approximately $2.5 million. In anticipation of this project, however, Westborough Savings has budgeted to use existing capital to fund such costs in the event the offering did not take place. Given the availability of such funds, Westborough Bank's use of proceeds from the offering for this purpose may vary depending on Westborough Bank's assessment of its needs to support other uses of proceeds following the reorganization.



      Other than with respect to the expansion and renovation of Westborough Bank's main office, neither Westborough Financial Services nor Westborough
Bank have any specific plans, or have made arrangements, for the uses of proceeds other than for general corporate purposes as noted above. Accordingly, we have not allocated specific amounts of proceeds for each purpose. Further, we do not have any current plans nor have made any arrangements in connection with the possible acquisition of financial institutions or other businesses related to banking.


                         OUR POLICY REGARDING DIVIDENDS

      We will have the authority to declare and pay dividends on our common stock upon completion of the offering. Payment of dividends on the common stock will be subject to determination and declaration by our Board of Directors and the availability of funds for such dividends. Our Board of Directors currently anticipates declaring and paying cash dividends on the common stock following consummation of the reorganization. However, when the payment of dividends will begin is currently unknown. Any dividend policy of Westborough Financial Services, however, will also depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We can give no assurance that dividends will be declared or as to the amount and frequency of dividends, if declared.

      If Westborough Financial Services pays dividends to its stockholders, it will be required to pay dividends to Westborough Bancorp, MHC, unless Westborough Bancorp, MHC elects to waive dividends. We do not currently anticipate that Westborough Bancorp, MHC will waive dividends paid by Westborough Financial Services. Any decision to waive dividends will be subject to regulatory approval. See "Regulation of Westborough Savings Bank and Westborough Financial Services, Inc. -- Dividend Waivers by Westborough Bancorp, MHC."

      The only funds available to us for the payment of dividends will be cash and cash equivalents held at the holding company level, dividends paid by Westborough Bank to us, and borrowings. Westborough Bank will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Westborough Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of the Westborough Bank's eligible account holders and supplemental eligible account holders at the time of the reorganization. See "The Reorganization and The Offering -- Effects of the Reorganization -- Depositors' Rights If We Liquidate; Liquidation Account."

      Under FDIC regulations, Westborough Bank is prohibited from paying dividends if, among other things, it is not in compliance with applicable regulatory capital requirements. In addition, Massachusetts law provides that dividends may not be declared, credited or paid by Westborough Bank so long as there is any impairment of capital stock. No dividend may be declared on Westborough Bank's common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner of the Massachusetts Division of Banks. The approval of the Commissioner is also required for Westborough Bank to declare a dividend, if the total of all dividends declared by it in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceeding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

      Any payment of dividends by Westborough Bank to Westborough Financial Services that would be deemed to be drawn out of Westborough Bank's bad debt reserves, would require a payment of taxes at the then-current tax rate by Westborough Bank on the amount of earnings deemed to be removed from bad debt reserves for such distribution. Westborough Bank does not intend to make any distribution to Westborough Financial Services that would create this type of a tax liability. See "Taxation."

                           MARKET FOR THE COMMON STOCK


      We have not previously issued common stock, and there is currently no established market for the common stock. We expect the common stock to trade under the symbol "WFSM" on the over-the-counter market with quotations available through the OTC Bulletin Board after completion of the offering. Trident Securities has advised us that it intends to make a market in the common stock following the reorganization, but is under no obligation to do so. We will seek to encourage and assist additional market makers to make a market for our common stock.

      The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue, nor can we assure you that if you purchase shares you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

      At June 30, 1999, we exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under generally accepted accounting principles ("GAAP") and our compliance with regulatory capital standards at June 30, 1999, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of June 30, 1999 and that Westborough Bank received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the employee stock ownership plan and the cost of the shares expected to be acquired by the management recognition plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to Westborough Savings and Westborough Bank, see "Regulation of Westborough Savings Bank and Westborough Financial Services, Inc. -- Federal Banking Regulation -- Capital Requirements."

                                                   Pro Forma at June 30, 1999 Based Upon the Sale at $10.00 Per Share
                                    ------------------------------------------------------------------------------------------------
                                                                                                                       859,625
                                                          552,500             650,000             747,500               Shares
                                     Historical at         Shares              Shares              Shares             (15% Above
                                       June 30,        (Minimum of the    (Midpoint of the     (Maximum of the      (Maximum of the
                                         1999              Range)              Range)              Range)             Range)(1)
                                    ---------------    ---------------     ---------------     ---------------     -----------------
                                            Percent            Percent             Percent             Percent             Percent
                                               of                 of                  of                  of                  of
                                    Amount   Assets    Amount   Assets     Amount   Assets     Amount   Assets     Amount  Assets(2)
                                    ------  -------    ------  -------     ------  -------     ------  -------     ------  ---------
                                                                          (In thousands)
Capital and retained earnings
     under generally accepted
     accounting principles ......  $19,448   11.30%    $21,299   12.24%    $21,661   12.43%    $22,022   12.61%    $22,438   12.81%
                                   =======   =====     =======   =====     =======   =====     =======   =====     =======   =====

Leverage Capital:
Leverage capital level(3) .......  $19,411   11.41%    $21,262   12.37%    $21,624   12.55%    $21,985   12.73%    $22,401   12.94%
Requirement(4) ..................    5,102    3.00%      5,158    3.00%      5,169    3.00%      5,179    3.00%      5,192    3.00%
                                   -------    ----     -------    ----     -------    ----     -------    ----     -------    ----
Excess ..........................  $14,309    8.41%    $16,104    9.37%    $16,455    9.55%    $16,806    9.73%    $17,209    9.94%
                                   =======    ====     =======    ====     =======    ====     =======    ====     =======    ====

Tier I Risk-Based Capital:
Capital level(3)(5) .............  $19,411   20.60%    $21,262   22.33%    $21,624   22.66%    $21,985   22.99%    $22,401   23.37%
Requirement .....................    3,769    4.00%      3,809    4.00%      3,817    4.00%      3,825    4.00%      3,834    4.00%
                                   -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Excess ..........................  $15,642   16.60%    $17,453   18.33%    $17,807   18.66%    $18,160   18.99%    $18,567   19.37%
                                   =======   =====     =======   =====     =======   =====     =======   =====     =======   =====

Total Risk-Based Capital:
Capital level(3)(4) .............  $20,280   21.52%    $22,131   23.24%    $22,493   23.57%    $22,854   23.90%    $23,270   24.27%
Requirement(4) ..................    7,538    8.00%      7,619    8.00%      7,635    8.00%      7,651    8.00%      7,669    8.00%
                                   -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Excess ..........................  $12,742   13.52%    $14,512   15.24%    $14,858   15.57%    $15,203   15.90%    $15,601   16.27%
                                   =======   =====     =======   =====     =======   =====     =======   =====     =======   =====

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of "total adjusted assets," and risk-based capital levels are calculated on the basis of a percentage of "risk-weighted assets," each as defined in the FDIC regulations.
(3) Pro forma capital levels assume receipt by Westborough Bank of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the offering range. These levels assume funding by Westborough Bank of the management recognition plan equal to 4% of the common stock issued, including repayment of Westborough Financial Services' loan to the employee stock ownership plan to enable the plan to purchase 8% of the common stock issued.
(4) The current minimum leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4% to 5%.
(5) Assumes net proceeds are invested in assets that carry risk-weighting equal to the actual risk weighting of Westborough Savings' assets as of June 30, 1999.

                                 CAPITALIZATION

      The following table presents the historical deposits and capitalization of Westborough Savings at June 30, 1999, and the pro forma capitalization of Westborough Financial Services after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the offering may affect materially the capitalization.

                                                                                  Pro Forma Based Upon Sale at $10.00 Per Share
                                                                             -------------------------------------------------------
                                                                                                                          859,625
                                                                             552,500        650,000        747,500         Shares
                                                              Historical      Shares         Shares         Shares       (15% Above
                                                              as of June     (Minimum      (Midpoint      (Maximum       Maximum of
                                                               30, 1999      of Range)      of Range)      of Range)      Range)(1)
                                                              -----------  ------------  -------------  -------------  -------------
                                                                                          (In thousands)
Deposits(2) ..............................................     $ 147,135     $ 147,135      $ 147,135      $ 147,135      $ 147,135
Borrowings ...............................................         4,000         4,000          4,000          4,000          4,000
                                                               ---------     ---------      ---------      ---------      ---------
Total deposits and borrowed funds ........................     $ 151,135     $ 151,135      $ 151,135      $ 151,135      $ 151,135
                                                               =========     =========      =========      =========      =========
Stockholders' equity:
     Preferred stock, $0.01 par value, 1,000,000
          shares authorized; none to be issued ...........     $      --     $      --      $      --      $      --      $      --
     Common stock, $0.01 par value, 5,000,000
          shares authorized; shares to be issued
          as reflected(3)(4) .............................            --            16             19             21             25
     Additional paid-in capital)(4) ......................            --         5,013          5,967          6,922          8,019
     Retained earnings(5) ................................        19,411        19,311         19,311         19,311         19,311
     Accumulated other comprehensive income ..............            37            37             37             37             37
Less:
     Common stock acquired by the employee stock
          ownership plan(6) ..............................            --          (442)          (520)          (598)          (688)
     Common stock acquired by the management
          recognition plan(7) ............................            --          (221)          (260)          (299)          (344)
                                                               ---------     ---------      ---------      ---------      ---------
Total stockholders' equity ...............................     $  19,448     $  23,714      $  24,554      $  25,394      $  26,360
                                                               =========     =========      =========      =========      =========

----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)   Reflects shares to be issued to Westborough Bancorp, MHC as follows:
      1,026,072 shares at the minimum, 1,207,143 shares at the midpoint, 1,388,214 shares at the maximum and 1,596,447 shares at 15% above the maximum.
(4) Reflects the issuance of shares sold in the offering at a value of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to Westborough Financial Services' proposed stock option plan intended to be adopted by Westborough Financial Services and presented for approval of stockholders at a meeting of the stockholders to be held at least six months following completion of the offering.
(5) The retained earnings of Westborough Bank will be substantially restricted after the offering. The reduction in historical retained earnings reflects the $100,000 initial capitalization of Westborough Bancorp, MHC by Westborough Bank.
(6) Assumes that 8% of the shares issued in connection with the offering will be purchased by the employee stock ownership plan and that the funds used to acquire such shares will be borrowed from Westborough Financial Services. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity.
(7) Assumes that, subsequent to the offering, an amount equal to 4% of the shares of common stock issued in the offering is purchased by a management recognition plan through open market purchases. The proposed management recognition plan is intended to be adopted by Westborough Financial Services and presented for approval of stockholders at a meeting of stockholders to be held at least six months following completion of the offering. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                 PRO FORMA DATA

      We can not determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $5.0 million and $6.9 million, or $8.0 million if the offering range is increased by 15%, based upon the following assumptions:

      o we will sell all shares of common stock in the subscription offering;

      o we will pay Trident Securities a fee equal to 2.0% of the aggregate purchase price for sales in the subscription offerings except for shares sold to the employee stock ownership plan, and officers, trustees and their immediate families; and


      o total expenses, excluding the marketing fees paid to Trident Securities, will be approximately $405,780.

      We calculated the pro forma consolidated net income and stockholders' equity of Westborough Financial Services for the nine months ended June 30, 1999 and the year ended September 30, 1998, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 5.09% and 4.39%, respectively. We chose these yields because they represent the yield on one-year U.S. Government securities at the corresponding period. In light of changes in interest rates in recent periods, we believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of yield on interest-earning assets and cost of deposits for these periods. We assumed a tax rate of 36% for both periods. This results in an after-tax yield of 3.26% for the nine months ended June 30, 1999 and 2.81% for the year ended September 30, 1998.


      We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of pro forma consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds. As discussed under "How We Intend to Use the Proceeds from the Offering," Westborough Financial Services intends to retain up to 50% of the net proceeds from the offering and intends to make a loan to the employee stock ownership plan to fund the employee stock ownership plan's purchase of 8% of the common stock.

      The following tables give effect to the management recognition plan, which we expect to adopt following the reorganization and present, along with the stock option plan, to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the management recognition plan is approved by stockholders, the management recognition plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market at the purchase price.

      The following tables do not give effect to:


      o the shares to be reserved for issuance under the stock option plan, which requires stockholder approval at a meeting following the reorganization;

      o withdrawals from deposit accounts for the purpose of purchasing common stock in the reorganization;

      o Westborough Financial Services' results of operations after the reorganization; or

      o     the market price of the common stock after the reorganization.


      The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Westborough Financial Services computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                                                    At or for the Nine Months Ended June 30, 1999
                                                                             -------------------------------------------------------
                                                                                                                         Maximum as
                                                                              Minimum       Midpoint        Maximum       Adjusted
                                                                              552,500        650,000        747,500       859,625
                                                                              Shares         Shares         Shares        Shares
                                                                             at $10.00      at $10.00      at $10.00     at $10.00
                                                                             Per Share      Per Share      Per Share    Per Share(1)
                                                                             ---------      ---------      ---------    ------------
                                                                                   (In thousands, except per share amounts)
Gross proceeds(2) ......................................................     $  5,525       $  6,500       $  7,475       $  8,596
       Less: expenses ..................................................         (496)          (514)          (532)          (552)
                                                                             --------       --------       --------       --------
Estimated net proceeds .................................................        5,029          5,986          6,943          8,044
                                                                             ========       ========       ========       ========
       Less: Common stock purchased by employee
             stock ownership plan(3) ...................................         (442)          (520)          (598)          (688)
       Less: Common stock purchased by
             management recognition plan(4) ............................         (221)          (260)          (299)          (344)
                                                                             --------       --------       --------       --------
             Estimated net proceeds, as adjusted .......................     $  4,366       $  5,206       $  6,046       $  7,012
                                                                             ========       ========       ========       ========
For the Nine Months Ended June 30, 1999:
Consolidated net income:
       Historical income ...............................................     $  1,204       $  1,204       $  1,204       $  1,204
       Pro forma income on net proceeds(5) .............................           41             61             82            105
       Pro forma employee stock ownership plan
             adjustment(3) .............................................          (21)           (25)           (29)           (33)
       Pro forma management recognition
             plan adjustment(4) ........................................          (21)           (25)           (29)           (33)
                                                                             --------       --------       --------       --------
             Pro forma net income ......................................     $  1,203       $  1,215       $  1,228       $  1,243
                                                                             ========       ========       ========       ========
Per share net income:
       Historical income ...............................................     $   0.78       $   0.67       $   0.58       $   0.50
       Pro forma income on net proceeds(5) .............................         0.03           0.03           0.04           0.04
       Pro forma employee stock ownership plan
             adjustment(3)(6) ..........................................        (0.01)         (0.01)         (0.01)         (0.01)
       Pro forma management recognition
             plan adjustment(4) ........................................        (0.01)         (0.01)         (0.01)         (0.01)
                                                                             --------       --------       --------       --------
             Pro forma net income per share ............................     $   0.79       $   0.68       $   0.60       $   0.52
                                                                             ========       ========       ========       ========
At June 30, 1999
Stockholders' equity:
       Historical ......................................................     $ 19,348       $ 19,348       $ 19,348       $ 19,348
       Estimated net proceeds ..........................................        5,029          5,986          6,943          8,044
       Less: Common stock acquired by employee
             stock ownership plan(3) ...................................         (442)          (520)          (598)          (688)
       Less: Common stock acquired by management
             recognition plan(4) .......................................         (221)          (260)          (299)          (344)
                                                                             --------       --------       --------       --------
             Pro forma stockholders' equity ............................     $ 23,714       $ 24,554       $ 25,394       $ 26,360
                                                                             ========       ========       ========       ========
Stockholders' equity per share(7):
       Historical ......................................................     $  12.26       $  10.42       $   9.06       $   7.88
       Estimated net proceeds ..........................................         3.19           3.22           3.25           3.27
       Less: Common stock acquired by employee
             stock ownership plan(3) ...................................        (0.28)         (0.28)         (0.28)         (0.28)
       Less: Common stock acquired by management
             recognition plan(4) .......................................        (0.14)         (0.14)         (0.14)         (0.14)
                                                                             --------       --------       --------       --------
             Pro forma stockholders' equity per share ..................     $  15.03       $  13.22       $  11.89       $  10.73
                                                                             ========       ========       ========       ========
Ratio of offering price to  pro forma
       net income per share (annualized)(8) ............................         9.49x         11.03x         12.50x         14.42x
Offering price as a percentage of pro forma
       stockholders' equity per share(8) ...............................        66.53%         75.64%         84.10%         93.20%

----------

(1) We reserve the right to issue up to a total of 859,625 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $8.6 million (i.e., 15% above the maximum of the offering range).

(2) Withdrawals from deposit accounts for the purchase of stock have not been reflected in these adjustments. We estimate that approximately 20% of all subscription orders may utilize funds currently on deposit at Westborough Savings.

(3) Assumes 8% of the shares to be sold in the offering are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Westborough Financial Services. The approximate amount expected to be borrowed by the employee stock ownership plan is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since Westborough Financial Services will be providing the employee stock ownership plan loan, only principal payments on the employee stock ownership plan loan are reflected as employee compensation and benefits expense. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.

(4) Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of shares of common stock newly issued and the price per share in the offering, the per share financial condition and result of operations of Westborough Financial Services would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 4.0%.

(5) Pro forma income reflects planned capital expenditures of $2.5 million expected to be made in the first half of 2000 for the expansion and renovation of our executive office.


(6) Westborough Bank intends to record compensation expense related to the employee stock option plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares that were committed to be released at June 30, 1999 was 3,315, 3,900, 4,485 and 5,158 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(7) Stockholders' equity per share data is based upon 1,578,571, 1,857,143, 2,135,714 and 2,456,071 shares outstanding representing shares sold in the offering, and shares purchased by the employee stock ownership plan and management recognition plan.

(8) Assuming 100% of the outstanding common stock of Westborough Financial Services is issued to the public rather than 35%, the offering price as a percentage of pro forma stockholders' equity per share would be 48.34% at the minimum of the offering range, 52.98% at the midpoint of the offering range, 57.02% at the maximum of the offering range and 61.07% at 15% above the maximum of the offering range, and the ratio of the offering price to pro forma net income per share would be 9.60x at the minimum of the offering range, 10.96x at the midpoint of the offering range, 12.25x at the maximum of the offering range and 13.64x at 15% above the maximum of the offering range.

                                                                                  At or for the Year Ended September 30, 1999
                                                                          ---------------------------------------------------------
                                                                                                                        Maximum as
                                                                           Minimum       Midpoint         Maximum        Adjusted
                                                                           552,500        650,000         747,500        859,625
                                                                           Shares         Shares          Shares         Shares
                                                                          at $10.00      at $10.00       at $10.00      at $10.00
                                                                          Per Share      Per Share       Per Share     Per Share(1)
                                                                          ---------      ---------       ---------     ------------
                                                                                   (In thousands, except per share amounts)
Gross proceeds(2) ..................................................      $  5,525        $  6,500        $  7,475        $  8,596
       Less: expenses ..............................................          (496)           (514)           (532)           (552)
                                                                          --------        --------        --------        --------
Estimated net proceeds .............................................         5,029           5,986           6,943           8,044
                                                                          ========        ========        ========        ========
       Less: Common stock purchased by employee
             stock ownership plan(3) ...............................          (442)           (520)           (598)           (688)
       Less: Common stock purchased by
             management recognition plan(4) ........................          (221)           (260)           (299)           (344)
                                                                          --------        --------        --------        --------
             Estimated net proceeds, as adjusted ...................      $  4,366        $  5,206        $  6,046        $  7,012
                                                                          ========        ========        ========        ========
For the Year Ended September 30, 1998:
Consolidated net income:
       Historical income ...........................................      $  1,313        $  1,313        $  1,313        $  1,313
       Pro forma income on net proceeds(5) .........................            47              70              94             121
       Pro forma employee stock ownership plan
             adjustment(3) .........................................           (28)            (33)            (38)            (44)
       Pro forma management recognition
             plan adjustment(4) ....................................           (28)            (33)            (38)            (44)
                                                                          --------        --------        --------        --------
             Pro forma net income ..................................      $  1,304        $  1,317        $  1,331        $  1,346
                                                                          ========        ========        ========        ========
Per share net income:
       Historical income ...........................................      $   0.85        $   0.73        $   0.63        $   0.55
       Pro forma income on net proceeds ............................          0.03            0.04            0.05            0.05
       Pro forma employee stock ownership plan
             adjustment(3)(6) ......................................         (0.02)          (0.02)          (0.02)          (0.02)
       Pro forma management recognition
             plan adjustment(4) ....................................         (0.02)          (0.02)          (0.02)          (0.02)
                                                                          --------        --------        --------        --------
             Pro forma net income per share ........................      $   0.84        $   0.73        $   0.64        $   0.56
                                                                          ========        ========        ========        ========
At September 30, 1998
Stockholders' equity:
       Historical ..................................................      $ 19,267        $ 19,267        $ 19,267        $ 19,267
       Estimated net proceeds ......................................         5,029           5,986           6,943           8,044
       Less: Common stock acquired by employee
             stock ownership plan(3) ...............................          (442)           (520)           (598)           (688)
       Less: Common stock acquired by management
             recognition plan(4) ...................................          (221)           (260)           (299)           (344)
                                                                          --------        --------        --------        --------
             Pro forma stockholders' equity ........................      $ 23,633        $ 24,473        $ 25,313        $ 26,279
                                                                          ========        ========        ========        ========
Stockholders' equity per share (7):
       Historical ..................................................      $  12.21        $  10.37        $   9.02        $   7.84
       Estimated net proceeds ......................................          3.19            3.22            3.25            3.27
       Less: Common stock acquired by employee
             stock ownership plan(3) ...............................         (0.28)          (0.28)          (0.28)          (0.28)
       Less: Common stock acquired by management
             recognition plan(4) ...................................         (0.14)          (0.14)          (0.14)          (0.14)
                                                                          --------        --------        --------        --------
             Pro forma stockholders' equity per share ..............      $  14.98        $  13.17        $  11.85        $  10.69
                                                                          ========        ========        ========        ========
Ratio of offering price to pro forma
       net income per share (annualized)(8) ........................         11.90x          13.70x          15.63x          17.86x
Offering price as a percentage of pro forma
       stockholders' equity per share(8) ...........................         66.76%          75.93%          84.39%          93.55%

----------


(1) We reserve the right to issue up to a total of 859,625 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $8.6 million (i.e., 15% above the maximum of the offering range.)


(2) Withdrawals from deposit accounts for the purchase of stock have not been reflected in these adjustments. We estimate that approximately 20% of all subscription orders may utilize funds currently on deposit at Westborough Savings.

(3) Assumes 8% of the shares to be sold in the offering are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Westborough Financial Services. The approximate amount expected to be borrowed by the employee stock ownership plan is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since Westborough Financial Services will be providing the employee stock ownership plan loan, only principal payments on the employee stock ownership plan loan are reflected as employee compensation and benefits expense. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.

(4) Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of shares of common stock newly issued and the price per share in the offering, the per share financial condition and result of operations of Westborough Financial Services would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 4.0%.

(5) Pro forma income reflects planned capital expenditures of $2.5 million expected to be made in the first half of 2000 for the expansion and renovation of our executive office.


(6) Westborough Bank intends to record compensation expense related to the employee stock ownership plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares that were committed to be released at September 30, 1998 was 4,420, 5,200, 5,980 and 6,877 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(7) Stockholders' equity per share data is based upon 1,578,571, 1,857,143, 2,135,714 and 2,456,071 shares outstanding representing shares sold in the offering, and shares purchased by the employee stock ownership plan and management recognition plan.

(8) Assuming 100% of the outstanding common stock of Westborough Financial Services is issued to the public rather than 35%, the offering price as a percentage of pro forma stockholders' equity per share would be 48.34% at the minimum of the offering range, 52.98% at the midpoint of the offering range, 57.02% at the maximum of the offering range and 61.07% at 15% above the maximum of the offering range, and the ratio of the offering price to pro forma net income per share would be 9.60x at the minimum of the offering range, 10.96x at the midpoint of the offering range, 12.25x at the maximum of the offering range and 13.64x at 15% above the maximum of the offering range.

                            WESTBOROUGH SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME


      The Consolidated Statements of Income of Westborough Savings for the years ended September 30, 1998, 1997 and 1996 have been audited by Wolf & Company, P.C., independent certified public accountants. The Independent Auditors' Report thereon appears on page F-2 of this prospectus. These consolidated statements of income should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements in this prospectus and "Management's Discussion and Analysis of the Financial Condition and Results of Operations" beginning on page 40 of this prospectus. The consolidated statements of income for the nine month periods ended June 30, 1999 and 1998 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for such periods. The results for the nine month period ended June 30, 1999 are not necessarily indicative of the results of Westborough Savings for the entire year.


                                                                      For the Nine Months             For the Years Ended
                                                                         Ended June 30,                  September 30,
                                                                      --------------------      ---------------------------------
                                                                       1999        1998          1998         1997         1996
                                                                      ------       ------       ------       ------       ------
                                                                           (unaudited)
                                                                                            (In thousands)
Interest and dividend income:
      Interest and fees on loans ................................     $4,742       $4,329       $5,884       $5,242       $4,868
      Interest and dividends on investment securities:
            Taxable interest ....................................      2,498        2,769        3,580        3,822        3,475
            Non-taxable interest ................................         43            3           11           --           --
            Dividends ...........................................        270          115          152          131          103
      Interest on federal funds sold ............................        183          167          228          219          181
      Interest on short-term investments ........................        140           60           78           47           84
                                                                      ------       ------       ------       ------       ------
            Total interest and dividend income ..................      7,876        7,443        9,933        9,461        8,711
                                                                      ======       ======       ======       ======       ======
Interest expense:
      Interest on deposits ......................................      3,573        3,392        4,555        4,285        4,037
      Interest on borrowings ....................................        115           --            2          141           --
                                                                      ------       ------       ------       ------       ------
            Total interest expense ..............................      3,688        3,392        4,557        4,426        4,037
                                                                      ======       ======       ======       ======       ======

Net interest income .............................................      4,188        4,051        5,376        5,035        4,674
Provision for loan losses .......................................         35           30           39           96          105
                                                                      ------       ------       ------       ------       ------
            Net interest income, after
                   provision for loan losses ....................      4,153        4,021        5,337        4,939        4,569
                                                                      ======       ======       ======       ======       ======
Other income:
      Customer service fees .....................................        206          193          259          242          271
      Loan fees .................................................         14           15           20           14           19
      Income from covered call options ..........................        220           --           --           --           --
      Gain on sales and dispositions of securities, net .........        534           88           90          337          119
      Miscellaneous .............................................          9            5           14           15           45
                                                                      ------       ------       ------       ------       ------
            Total other income ..................................        983          301          383          608          454
                                                                      ======       ======       ======       ======       ======
Operating expenses:
      Salaries and employee benefits ............................      1,817        1,457        1,995        1,963        1,756
      Occupancy and equipment expenses ..........................        468          380          519          431          401
      Data processing expenses ..................................        168          133          183          153          169
      Marketing expenses ........................................        163          103          144          162          110
      Contributions .............................................         17            4           19          124            6
      Professional fees .........................................         73           65           89           86           91
      Other general and administrative expenses .................        631          546          708          644          612
                                                                      ------       ------       ------       ------       ------
            Total operating expenses ............................      3,337        2,688        3,657        3,563        3,145
                                                                      ======       ======       ======       ======       ======
Income before income taxes ......................................      1,799        1,634        2,063        1,984        1,878
Provision for income taxes ......................................        595          574          750          676          695
                                                                      ------       ------       ------       ------       ------
Net income ......................................................     $1,204       $1,060       $1,313       $1,308       $1,183
                                                                      ======       ======       ======       ======       ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
This discussion and analysis reflects Westborough Savings' financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Westborough Savings' Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements in this prospectus, and the other statistical data provided elsewhere in this prospectus.
--------------------------------------------------------------------------------

General

      Westborough Savings' results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily certificates of deposit and savings accounts. Our results of operations are also affected by our provision for loan losses, other income and operating expense. Operating expense consists primarily of salaries and employee benefits, occupancy expenses and other general and administrative expenses. Other income consists mainly of service fees and charges, income from writing covered call options and gains on sales of securities.

      Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact us. Additionally, our lending activity is concentrated in loans secured by real estate located in Westborough, Northborough, Shrewsbury and Grafton, Massachusetts. Accordingly, our results of operations are affected by regional market and economic conditions.

Forward Looking Statements

      This prospectus contains certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Management Strategy

      Historically, Westborough Savings' primary management strategy has been to offer savings and certificate of deposit accounts and residential mortgage loans in the market area of Westborough, Massachusetts and surrounding communities. At June 30, 1999, 88.7% of our loan portfolio consisted of one- to four-family residential first mortgage loans, with relatively few commercial real estate or commercial loans in our portfolio. In recent years, we have adopted a growth-oriented strategy that has focused on expanding our product lines and services, providing expanded delivery systems for our customers and extending our branch network. We believe that this business strategy is best for our long term success and viability, and complements our existing commitment to high quality customer service. In connection with our overall growth strategy, we seek to:


      o continue to focus on expanding our residential lending and retail banking franchise, and increasing the number of households served within our market area;

      o expand our commercial banking products and services for small- and medium-sized businesses, as a means to increase the yield on our loan portfolio and to attract lower cost transaction deposit accounts;

      o     expand our branch network to increase our market share;

      o increase the use of alternative delivery channels, such as on-line and telephonic banking; and

      o offer a variety of uninsured products and services as a means to compete for an increased share of our customers' financial service business.


      In order to create a platform for the accomplishment of our goals, we have begun to make significant investments in Westborough Savings' physical infrastructure and human and technological resources. Such investments have been and, in the future, will be necessary to ensure that adequate resources are in place to offer increased products and services. As a result, for a period of time, we expect operating expenses to increase and net income to be adversely impacted. We believe, however, that Westborough Bank's long-term profitability should improve as we realize the benefits of diversified product lines and market share growth.

      Following the reorganization, we intend to apply proceeds from the offering to further the objectives of our growth-oriented strategy. We may also use proceeds from the offering to acquire branch offices and make other acquisitions. See "How We Intend to Use the Proceeds from the Offering."

Management of Interest Rate Risk

      As a financial institution, a primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both our level of income and expense recorded on a large portion of our assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short-term to maturity.


      During fiscal year 1998 through the date of this prospectus, we have operated under a "flat yield curve" in a declining interest rate environment. A flat yield curve environment features little difference in interest rates offered on short-term and long-term investments. In that environment, we experienced both increased interest rate competition related to loan originations and above-average prepayment rates related to mortgage loans and mortgage-backed securities, both of which adversely impact long-term profitability. The flat yield curve environment and modest declines in market interest rates experienced during fiscal year 1998 kept our interest rate spread static compared to the prior year. This spread, however, has narrowed during the nine months ended June 30, 1999. In addition, recent troubled economic conditions in several nations throughout Europe, Asia, and South and Central America have contributed to interest rate volatility for U.S. government and agency obligations. We cannot predict at this time what, if any, effect these conditions will have on the local and regional economy, and real estate market.


      Due to the nature of our operations, we are not subject to foreign currency exchange or commodity price risk. On the other hand, our real estate loan portfolio, concentrated in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts, is subject to risks associated with the local economy.

      The primary objective of our interest rate management strategy is to optimize Westborough Savings' economic value and net income under likely market rate scenarios. To achieve this objective we have developed policies and procedures to assist senior management in evaluating and maintaining acceptable levels of interest rate risk, liquidity risk and capital. In particular, we seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

      Under our Asset/Liability Policy Statement, the Board of Investment is charged with the responsibility to monitor senior management's compliance with Westborough Savings' interest rate risk policies and procedures. Responsibility for review, approval and establishment of, and exceptions to, interest rate risk policies and procedures rests with the Asset/Liability Management Committee ("ALCO"). This committee is appointed by our President, subject to approval of the Board of Investment. The committee generally consists of two members of the Board of Trustees, the President, the Treasurer and the Senior Lending Officer. The ALCO meets on a quarterly basis to discuss and monitor the market interest rate environment as compared to interest rates that are offered on our products. The ALCO presents periodic reports to the Board of Trustees at its regular meetings. The quarterly reports address the results of activities and strategies and the effect that changes in interest rates will have on our results of operations and the value of our equity.


      Historically, our lending activities have emphasized one- to four-family residential mortgage loans, and our primary source of funds has been deposits. In recent years, we have attempted to employ certain strategies to manage the interest rate risk inherent in this asset/liability mix, including:

      o investing in securities with relatively short maturities or call dates;

      o maintaining through tiered-rate savings accounts and other programs a concentration of less interest rate sensitive "core deposits;"

      o emphasizing the origination and retention of adjustable-rate one- to four-family loans;

      o emphasizing the orgination of commercial loans with short-term maturities; and

      o borrowing funds from the Federal Home Loan Bank of Boston, which may be used to originate fixed-rate loans with matching maturities.


      We believe that the frequent repricing of our adjustable-rate mortgage loans and adjustable-rate securities, which reduces the exposure to interest rate fluctuations, will stabilize our net interest margin. Although we have emphasized the origination of variable-rate mortgage products, the prevailing low interest rate environment has resulted in the increased demand for fixed-rate first mortgage loans. The result has been an increase in the proportion of fixed-rate loans in our portfolio. This may have an adverse impact on our net interest income, particularly in a rising interest rate environment.

      In addition, the actual amount of time before mortgage loans and mortgage-backed securities are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. We monitor interest rate sensitivity so that we can make adjustments to our asset and liability mix on a timely basis.


      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At June 30, 1999, Westborough Savings' cumulative one year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year, and interest-bearing liabilities maturing or repricing within one year, was a negative -14.21% of total assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on the institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999, which are anticipated by Westborough Savings, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier term to repricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 1999, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within in a three month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

GAP Table

                                                              Amounts Maturing or Repricing as of June 30, 1999
                                                 ---------------------------------------------------------------------------
                                                 less than 3    3 to 6    6 months to     1 to 3       3 to 5     5 to 10
                                                    months      months      1 year         years        years      years
                                                 -----------  ----------  -----------    --------     --------    --------
Interest-Earning Assets(1)
       Short-term investments (2) ..............   $ 10,542    $     --     $     --     $     --     $     --    $     --
       Investment securities(3) ................     10,480       1,516        5,644       19,643        8,803       1,384
       Mortgage and assets-backed securities ...         52          --          106          785        1,015       1,238
       Loans(4) ................................      8,356       1,844        6,388       12,012        3,891      10,431
                                                   --------    --------     --------     --------     --------    --------
              Total interest earning assets ....   $ 29,430    $  3,360     $ 12,138     $ 32,440     $ 13,709    $ 13,053
                                                   ========    ========     ========     ========     ========    ========
Interest-Bearing Liabilities
       NOW accounts(5) .........................   $  1,428    $  1,428     $  1,428     $  1,428     $     --    $     --
       Regular and other savings accounts(5) ...      6,469       6,469        6,469        6,469           --          --
       Money market deposit accounts(5) ........        692         692          692          691           --          --
       Certificate of deposit accounts .........     20,160       5,651       17,615        7,267           --          --
       Federal Home Loan Bank borrowings(6) ....         --          --           --        2,000           --       2,000
       Mortgage escrow deposits ................        195          --           --           --           --          --
                                                   --------    --------     --------     --------     --------    --------
              Total interest-bearing liabilities   $ 28,944    $ 14,240     $ 26,204     $ 17,855     $     --    $  2,000
                                                   ========    ========     ========     ========     ========    ========
Interest sensitivity gap .......................   $    486    $(10,880)    $(14,066)    $ 14,585     $ 13,709    $ 11,053
                                                   ========    ========     ========     ========     ========    ========
Cumulative interest sensitivity gap ............   $    486    $(10,394)    $(24,460)    $ (9,875)    $  3,834    $ 14,887
                                                   ========    ========     ========     ========     ========    ========
Cumulative interest sensitivity gap as a
       percent of total assets .................       0.28%      (6.04)%     (14.21)%      (5.74)%       2.23%       8.65%
Cumulative interest sensitivity gap as a
       percent of total interest-earning assets        0.30%      (6.33)%     (14.91)%      (6.02)%       2.34%       9.07%
Cumulative interest sensitivity gap as a
       percent of total interest-bearing
       liabilities .............................       0.35%      (7.38)%     (17.38)%      (7.01)%       2.72%      10.58%

                                                    Amounts Maturing or
                                                      Repricing as of
                                                       June 30, 1999
                                                    -------------------

                                                     10 years    Total
                                                    ----------  --------
Interest Earning Assets(1)
       Short term investments (2) ..............    $     --    $ 10,542
       Investment securities(3) ................       1,838      49,308
       Mortgage and assets backed securities ...      10,755      13,951
       Loans(4) ................................      47,375      90,297
                                                    --------    --------
              Total interest earning assets ....    $ 59,968    $164,098
                                                    ========    ========
Interest-Bearing Liabilities
       NOW accounts(5) .........................    $  8,566    $ 14,278
       Regular and other savings accounts(5) ...      38,816      64,692
       Money market deposit accounts(5) ........       4,150       6,917
       Certificate of deposit accounts .........          --      50,693
       Federal Home Loan Bank borrowings(6) ....          --       4,000
       Mortgage escrow deposits ................          --         195
                                                    --------    --------
              Total interest bearing liabilities      51,532    $140,775
                                                    ========    ========
Interest sensitivity gap .......................    $  8,436    $ 23,323
                                                    ========    ========
Cumulative interest sensitivity gap ............    $ 23,323
                                                    ========
Cumulative interest sensitivity gap as a
       percent of total assets .................       13.55%
Cumulative interest sensitivity gap as a
       percent of total interest earning assets        14.21%
Cumulative interest sensitivity gap as a
       percent of total interest bearing
       liabilities .............................       16.57%

----------

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
(2) Short-term investments include Federal Funds, Bank Investment Fund and interest-earning amounts in the Federal Home Loan Bank of Boston.
(3) Investment securities are at market value. Common stock and stock in the Federal Home Loan Bank are included in the less than 3 months column.
(4) Loans are principal balances, net of deferred loan costs and unadvanced funds.
(5) 60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining allocated evenly within the four intervals up to and including one to three years.
(6) Federal Home Loan Bank borrowings are categorized by contractual maturity date.


Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods to reprice, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Analysis of Net Interest Income

      Net interest income represents the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, mortgage-backed securities and investment securities, and the expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on our volume of interest-earning assets and interest-bearing liabilities and the interest rates we earned or paid on them.

Average Balance Sheet.


      The following tables set forth certain information relating to our financial condition and net interest income at and for the nine months ended June 30, 1999 and 1998 and for the years ended September 30, 1998, 1997 and 1996, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees which are considered adjustments to yields.

                                                   At June 30,                    For the Nine Months Ended June 30,
                                               ------------------  ----------------------------------------------------------------
                                                     1999                       1999                              1998
                                               ------------------  ------------------------------  --------------------------------
                                                          Average                         Average                           Average
                                                Actual    Yield/    Average                Yield/   Average                  Yield/
                                               Balance     Cost     Balance    Interest     Cost    Balance     Interest      Cost
                                               -------     ----     -------    --------     ----    -------     --------      ----
                                                                                  (In thousands)
Assets:
Interest-earning assets:
     Short-term investments(1) ............   $ 10,542     4.38%   $  9,407   $    323      4.58%   $  5,189    $    227      5.83%
     Investment securities(2) .............     63,259     5.98      62,556      2,811      5.99      62,149       2,887      6.19
     Loans(3) .............................     89,428     7.27      85,507      4,742      7.39      74,432       4,329      7.75
                                              --------             --------   --------              --------    --------
         Total interest-earning assets ....    163,229     6.58     157,470      7,876      6.67     141,770       7,443      7.00
     Noninterest-earning assets ...........      8,884                6,460                            5,857
         Total assets .....................   $172,113             $163,930                         $147,627
                                              ========             ========                         ========
Liabilities and Equity:
Interest-bearing liabilities:
     NOW accounts .........................   $ 14,278     0.50%   $ 13,392   $     50      0.50%   $ 11,395    $     58      0.68%
     Savings accounts(4) ..................     64,887     3.29      62,414      1,562      3.34      54,620       1,353      3.30
     Money market deposit accounts ........      6,917     2.26       6,787        143      2.81       8,419         185      2.93
     Certificate of deposit accounts ......     50,693     4.96      48,248      1,818      5.02      46,058       1,796      5.20
                                              --------             --------   --------              --------    --------
         Total interest-bearing deposits ..    136,775     3.57     130,841      3,573      3.64     120,492       3,392      3.75
     Borrowed funds .......................      4,000     5.09       2,930        115      5.23          --          --        --
                                              --------             --------   --------              --------    --------
         Total interest-bearing liabilities    140,775     3.61     133,771      3,688      3.68     120,492       3,392      3.75
     Noninterest-bearing deposits .........     10,555                9,801                            8,259
     Other noninterest bearing
         liabilities ......................      1,335                  843                              981
                                              --------             --------                         --------
         Total noninterest bearing
              liabilities .................     11,890               10,644                            9,240
     Total liabilities ....................    152,665              144,415                          129,732
     Total surplus ........................     19,448               19,515                           17,895
                                              --------             --------                         --------
     Total liabilities and surplus ........   $172,113             $163,930                         $147,627
                                              ========             ========                         ========
Net interest income .......................                                   $  4,188                          $  4,051
                                                                              ========                          ========
Net interest rate spread(5) ...............                2.97%                            2.99%                             3.25%
                                                         ======                           ======                            ======
Net interest margin(6) ....................                                                 3.55%                             3.81%
                                                                                          ======                            ======
Ratio of interest-earning assets to
     interest-bearing liabilities .........              115.95%                          117.72%                           117.66%
                                                         ======                           ======                            ======


                                                              For the Years Ended September 30,
                                              --------------------------------------------------------------
                                                            1998                             1997
                                              ------------------------------  ------------------------------
                                                                      Average                         Average
                                               Average                 Yield/   Average                Yield/
                                               Balance    Interest      Cost    Balance    Interest     Cost
                                               -------    --------      ----    -------    --------     ----
                                                                                          (In thousands)
Assets:
Interest-earning assets:
     Short-term investments(1) ............   $  5,358    $    306      5.71%   $  4,762   $    266     5.59%
     Investment securities(2) .............     61,307       3,743      6.11      62,091      3,953     6.37
     Loans(3) .............................     76,357       5,884      7.71      67,618      5,242     7.75
                                              --------    --------              --------   --------
         Total interest-earning assets ....    143,022       9,933      6.95     134,471      9,461     7.04
     Noninterest-earning assets ...........      5,857                             5,701
                                              --------                          --------
         Total assets .....................   $148,879                          $140,172
                                              ========                          ========
Liabilities and Equity:
Interest-bearing liabilities:
     NOW accounts .........................   $ 11,743    $     73      0.62%   $ 10,575   $    108     1.02%
     Savings accounts (4) .................     55,403       1,848      3.34      46,959      1,457     3.10
     Money market deposit accounts ........      8,082         238      2.94       9,973        294     2.95
     Certificate of deposit accounts ......     46,105       2,396      5.20      46,484      2,426     5.22
                                              --------    --------              --------   --------
         Total interest-bearing deposits ..    121,333       4,555      3.75     113,991      4,285     3.76
     Borrowed funds .......................         33           2      6.06       2,330        141     6.05
                                              --------    --------              --------   --------
         Total interest-bearing liabilities    121,366       4,557      3.75     116,321      4,426     3.80

     Noninterest-bearing deposits .........      8,480                             6,590
     Other noninterest bearing
         liabilities ......................        923                             1,027
                                              --------                          --------
         Total noninterest-bearing
              liabilities .................      9,403                             7,617
     Total liabilities ....................    130,769                           123,938
     Total surplus ........................     18,110                            16,234
                                              --------                          --------
     Total liabilities and surplus ........   $148,879                          $140,172
                                              ========                          ========
Net interest income .......................               $  5,376                         $  5,035
                                                          ========                         ========
Net interest rate spread(5) ...............                             3.20%                           3.24%
                                                                    ========                        ========
Net interest margin(6) ....................                             3.76%                           3.74%
                                                                    ========                        ========
Ratio of interest-earning assets to
     interest-bearing liabilities .........                           117.84%                         115.60%
                                                                    ========                        ========


                                              For the Years Ended September 30,
                                              ---------------------------------
                                                             1996
                                              --------------------------------
                                                                        Average
                                                Average                  Yield/
                                                Balance    Interest       Cost
                                                -------    --------       ----

Assets:
Interest-earning assets:
     Short-term investments(1) ............     $  4,650   $    265       5.70%
     Investment securities(2) .............       58,709      3,578       6.09
     Loans(3) .............................       61,544      4,868       7.91
                                                --------   --------
         Total interest-earning assets ....      124,903      8,711       6.97
     Noninterest-earning assets ...........        5,541
                                                --------
         Total assets .....................     $130,444
                                                ========
Liabilities and Equity:
Interest-bearing liabilities:
     NOW accounts .........................     $ 10,540   $    119       1.13%
     Savings accounts (4) .................       37,265      1,006       2.70
     Money market deposit accounts ........       12,921        363       2.81
     Certificate of deposit accounts ......       47,726      2,549       5.34
                                                --------   --------
         Total interest-bearing deposits ..      108,452      4,037       3.72
     Borrowed funds .......................           42                  0.00
                                                --------   --------
         Total interest-bearing liabilities      108,494      4,037       3.72

     Noninterest-bearing deposits .........        5,613
     Other noninterest-bearing
         liabilities ......................        1,183
                                                --------
         Total noninterest-bearing
              liabilities .................        6,796
     Total liabilities ....................      115,290
     Total surplus ........................       15,154
                                                --------
     Total liabilities and surplus ........     $130,444
                                                ========
Net interest income .......................                $  4,674
                                                           ========
Net interest rate spread(5) ...............                               3.25%
                                                                      ========
Net interest margin(6) ....................                               3.74%
                                                                      ========
Ratio of interest-earning assets to
     interest-bearing liabilities .........                             115.12%
                                                                      ========

----------
(1)   Short-term investments includes federal funds sold.
(2)   All investment securities are considered available for sale.
(3) Loans are net of deferred loan origination costs (fees), allowance for loan losses and unadvanced funds.
(4)   Savings accounts include the balance in mortgagors' escrow accounts.
(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

      Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:


      o changes attributable to changes in volume (changes in volume multiplied by prior rate);

      o changes attributable to changes in rate (changes in rate multiplied by prior volume); and

      o     the net change.


The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                             For the
                                                         Nine Months Ended
                                                            June 30, 1999             Year Ended                   Year Ended
                                                             Compared to           September 30, 1998          September 30, 1997
                                                             Nine Months         Compared to Year Ended      Compared to Year Ended
                                                        Ended June 30, 1998        September 30, 1997          September 30, 1996
                                                         Increase/(Decrease)       Increase/(Decrease)         Increase/(Decrease)
                                                     -------------------------   -----------------------    ------------------------
                                                          Due to                      Due to                    Due to
                                                     ---------------             --------------             --------------
                                                     Volume     Rate      Net    Volume    Rate      Net    Volume    Rate      Net
                                                     ------     ----      ---    ------    ----      ---    ------    ----      ---
                                                                                     (In thousands)
Interest-earning assets:
     Short-term investments(1) ....................   $ 153    $ (57)   $  96    $  34    $   6    $  40    $   6    $  (5)   $   1
     Investment securities(2) .....................      19      (95)     (76)     (50)    (160)    (210)     209      166      375
     Loans(3) .....................................     621     (208)     413      669      (27)     642      473      (99)     374
                                                      -----    -----    -----    -----    -----    -----    -----    -----    -----
           Total interest-earning assets ..........     793     (360)     433      653     (181)     472      688       62      750
                                                      -----    -----    -----    -----    -----    -----    -----    -----    -----
Interest-bearing liabilities:
     NOW accounts .................................       9      (17)      (8)      11      (46)     (35)       1      (12)     (11)
     Savings accounts(4) ..........................     193       16      209      273      118      391      287      164      451
     Money market deposit accounts ................     (34)      (8)     (42)     (55)      (1)     (56)     (86)      17      (69)
     Certificate of deposit accounts ..............      84      (62)      22      (21)      (9)     (30)     (66)     (57)    (123)
                                                      -----    -----    -----    -----    -----    -----    -----    -----    -----
           Total interest-bearing deposits ........     252      (71)     181      208       62      270      136      112      248
     Borrowed funds ...............................     115       --      115     (139)      --     (139)     141       --      141
                                                      -----    -----    -----    -----    -----    -----    -----    -----    -----
           Total interest-bearing liabilities .....     367      (71)     296       69       62      131      277      112      389
                                                      -----    -----    -----    -----    -----    -----    -----    -----    -----
Net change in net interest income .................   $ 426    $(289)   $ 137    $ 584    $(243)   $ 341    $ 411    $ (50)   $ 361
                                                      =====    =====    =====    =====    =====    =====    =====    =====    =====

----------
(1)   Short-term investments includes federal funds sold.
(2)   All investment securities are considered available for sale.
(3) Loans are net of deferred loan origination costs (fees), allowance for loan losses and unadvanced loan funds.
(4)   Savings accounts include the balance in mortgagors' escrow accounts.

Comparison of Financial Condition at June 30, 1999 and September 30, 1998


      During this nine month period, Westborough Savings' total assets increased by $13.6 million, or 8.6%, to $172.1 million at June 30, 1999 from $158.5 million at September 30, 1998. Our asset growth reflected a $7.1 million increase in net loans, primarily consisting of originations of fixed-rate loans on residential real estate. Net loans were $89.4 million, or 52.0% of total assets, at June 30, 1999 as compared to $82.3 million, or 51.9%, at September 30, 1998. Our asset growth also reflected a $3.1 million net increase in securities available for sale. Within the securities available for sale category, marketable equity securities at June 30, 1999 were $7.9 million compared to $5.1 million at September 30, 1998. The increase in loans and securities was funded through an increase in deposits and Federal Home Loan Bank advances. Total deposits increased by $11.2 million to $147.1 million at June 30, 1999 compared to $136.0 million at September 30, 1998. The increase in deposits was predominantly attributable to Westborough Savings' tiered-rate savings accounts and to certificate of deposit accounts. Total advances outstanding from the Federal Home Loan Bank of Boston were $4.0 million at June 30, 1999 compared to $2.0 million at September 30, 1998. Total surplus increased $81 thousand, or 0.4% to $19.4 million at June 30, 1999 as a result of net income of $1.2 million and a decline in the net unrealized gain on securities available for sale of $1.1 million.

Comparison of Financial Condition at September 30, 1998 and September 30, 1997

      Westborough Savings' total assets increased by $14.6 million, or 10.2%, to $158.5 million at September 30, 1998 from $143.9 million at September 30, 1997. Our asset growth reflected a $11.8 million increase in net loans due to increased origination of fixed-rate loans and commencement of our emphasis on commercial and commercial real estate lending during 1998. Net loans were $82.3 million, or 51.9% of total assets, at September 30, 1998 as compared to $70.6 million, or 49.1% of total assets, at September 30, 1997. The increase in loans was funded through an increase in deposits. Securities held by Westborough Savings decreased by $1.6 million, or 2.6%, to $59.3 million at September 30, 1998 from $60.9 million at September 30, 1997. Total deposits increased by $10.8 million, or 8.6%, to $136.0 million at September 30, 1998 from $125.2 million at September 30, 1997. Deposits increased due to increases in NOW, demand deposit and tiered-rate savings accounts. Total advances from the Federal Home Loan Bank of Boston were $2.0 million at September 30, 1998 compared to none at September 30, 1997. Total equity increased by $1.9 million, or 11.0%, to $19.4 million at September 30, 1998 from $17.5 million at September 30, 1997 as a result of net income of $1.3 million and an increase in the net unrealized gain on securities available for sale of $600 thousand.


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Comparison of Operating Results for the Nine Months Ended June 30, 1999
and June 30, 1998


Net Income


      Westborough Savings' net income depends primarily on its net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans and securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and borrowing. Net interest income is the function of Westborough Savings' interest rate spread, which is the difference between the average yield earned on interest earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average volumes of interest-earning assets as compared to interest-bearing liabilities. Westborough Savings' earnings were also affected by its level of banking service fees, investment activity, and other income, as well as its level of operating expenses, including salaries and employee benefits, occupancy and equipment expenses, data processing, marketing and other expenses.


      Net income for the nine months ended June 30, 1999 was $1.2 million compared to $1.1 million for the nine months ended June 30, 1998. The increase was primarily due to an increase in net gains on the sales and disposition of securities, income from options written on equity securities held in our portfolio as part of our "covered call" program and increased net interest income, offset by increases in the level of operating expenses.

      Our "covered call" program involves the sale of options which convey the right, but not the obligation, to buyers to purchase a particular stock held by Westborough Savings at a particular price up to a certain expiration date. It is "covered" because Westborough Savings holds the security in its portfolio. Westborough Savings writes call options only on stock it desires to own, and such sales represent an income enhancement to a stock purchased on its own merit. However, Westborough Savings is willing to have the stock called if an option is written and exercised. We expect to continue writing options on equity securities which are held in our investment portfolio as a way to secure a gain on appreciated securities.

Interest and Dividend Income


      Total interest and dividend income increased by $433 thousand, or 5.8%, to $7.9 million for the nine months ended June 30, 1999 from $7.4 million for the nine months ended June 30, 1998. The increase was primarily due to an increase in the average volume of interest-earning assets offset by a decline in the average rate earned on interest-earning assets. Average loan balances increased $11.1 million during this period and average short-term investments and investment security balances increased by $4.6 million. However, the average rate earned on investment securities and loans declined during this period and reflected the effects on a generally declining interest rate environment for new loans and investments. The average yield for the investment portfolio declined to 5.99% for the nine months ended June 30, 1999, from 6.19% for the nine months ended June 30, 1998. The average yield on loans declined to 7.39% for the nine months ended June 30, 1999 as compared to 7.75% for the nine months ended June 30, 1998, reflecting the origination of loans at less than the yield on the existing loan portfolio. The increase in average loan balances resulted primarily from the origination and refinancing of one-to-four family fixed-rate mortgage loans in a continuing low


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interest rate environment. We also experienced an increase in the average volume of investments in equity investments. The average balance of equity investments increased to $8.3 million for the nine months ended June 30, 1999 from $3.0 million for the nine months ended June 30, 1998. The additional investments were comprised of rated trust preferred securities and equity securities.

Interest Expense


      Total interest expense increased by $296 thousand, or 8.7%, to $3.7 million for the nine months ended June 30, 1999 from $3.4 million for the nine months ended June, 1998. The increase was primarily due to an increase in the average volume of interest-bearing liabilities offset by a decline in the average rate paid on interest-bearing liabilities. The average balance of interest-bearing liabilities increased by $13.3 million during the most recent period and such increases occurred mostly in the savings account and borrowed funds categories. The average balance of savings accounts for the nine months ended June 30, 1999 was $62.4 million as compared to an average balance for the nine months ended June 30, 1998 of $54.6 million. Westborough Savings offers a tiered-rate savings account which has a rate that increases based upon rising balances. The relatively low interest rate environment makes this type of deposit very popular. Also during this period, the average balance of NOW and interest-bearing accounts for the nine months ended June 30, 1999 was $13.4 million as compared to an average balance for the nine months ended June 30, 1998 of $11.4 million. Alternatively, during this period, the average balance of money market deposit accounts for the nine months ended June 30, 1999 was $6.8 million as compared to an average balance for the nine months ended June 30, 1998 of $8.4 million. Westborough Savings experienced a shift to tiered-rate savings accounts from money market deposit accounts, as customers searched for higher yielding accounts. Borrowings from the Federal Home Loan Bank of Boston also increased during this period to fund prospective loans. The average borrowing from the Federal Home Loan Bank for the nine months ended June 30, 1999 was $2.9 million as compared to $-0-for the nine months ended June 30, 1998. The average cost of all interest-bearing liabilities was 3.68% for the nine months ended June 30, 1999, down from 3.75% for the period ended June 30, 1998. Due to a declining interest rate market during the nine month period ended June 30, 1999, as certificates of deposit matured, they were generally reinvested at lower rates of interest. Also, during this most recent period, we reduced the rate paid on NOW and interest-bearing checking accounts to 0.50% from 1.00%.

Net Interest Income

      For the nine months ended June 30, 1999 and 1998, net interest income was $4.2 million and $4.1 million, respectively. The $137 thousand increase in net interest income was primarily attributable to a $2.4 million increase in average net earning assets (interest-earning assets less interest-bearing liabilities), coupled with a 0.26% decline in the net interest rate spread to 2.99% from 3.25%.


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

Provision for Loan Losses


      Westborough Savings records a provision for loan losses, which is charged to earnings, in order to maintain the allowance for loan losses at a level which is considered appropriate to absorb loan losses inherent in the existing portfolio. In determining the appropriate level of the allowance for loan losses, management considers past the current performance of borrowers, loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management of Westborough Savings assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.


      Westborough Savings' provision increased by $5 thousand to $35 thousand for the nine months ended June 30, 1999 from $30 thousand for the nine months ended June 30, 1998. This moderate increase reflects our continued loan portfolio growth, including commercial real estate loans. Westborough Savings has historically had an extremely low level of non-performing loans. At June 30, 1999, we had no non-performing loans. As we expand our commercial lending, however, increases in the provision are likely.

Other Income

      Other income consists primarily of fee income for Westborough Savings' services, gains and losses from the sale of securities and income from the sale of options to buy common stock held in our portfolio at a certain price. Total other income increased by $682 thousand to $983 thousand for the nine months ended June 30, 1999 from $301 thousand for the nine month period ended June 30, 1998. Gains on the sale of securities, primarily common stocks, accounted for approximately $446 thousand of the increase. Income from the sale of "covered call" options accounted for $220 thousand of the increase in other income. To a lesser extent, customer service fees increased $13 thousand during the period due to higher volume of checking accounts and income from the sale of non-insured investments products offered through FISCO Equity, Inc.

Operating Expense

      For the nine months ended June 30, 1999, operating expenses increased $649 thousand, to $3.3 million from $2.7 million for the nine month period ended
June 30, 1998. The increase was primarily due to a $360 thousand increase in salaries and benefits, an $88 thousand increase in occupancy and equipment, a $35 thousand increase in data processing, a $60 thousand increase in marketing expenses and an $85 thousand increase in other general expenses.

      Salary and benefits expenses increased mainly due to senior management bonuses of $48 thousand, additional staff in marketing and commercial services, retail staff incentive

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commissions and general increases in salary based upon merit. Occupancy and equipment expenses increased due to occupancy expenses associated with Westborough Savings' lease of space for its operations center and also increased depreciation on equipment. Data processing expenses increased due to a higher level of transaction-based activity and increases in expenses associated with Westborough Savings' data processing service, NCR. Marketing expenses increased due to expenses associated with opening a new supermarket branch and a more focused effort to promote our products and services. Other general expenses have increased primarily due to an increase in the frequency of board meetings, mostly associated with strategic planning issues and meetings concerning the formation of a mutual holding company. Operating expenses are also expected to increase in future periods due to future branch, products and service expansion, and the increased cost of operating as a mutual holding company.

Income Taxes


      Income tax expense was $595 thousand for the nine months ended June 30, 1999, compared to $574 thousand for the nine month period ended June 30, 1998, representing an effective income tax rate of 33.1% and 35.1%, respectively. The lower effective tax rate reflected, in part, the tax benefits associated with a higher level of dividend received deductions on our increased level of investment securities. The effective tax rate also reflects the utilization of two securities investment subsidiaries to substantially reduce state income taxes.


Comparison of Operating Results for the Years Ended September 30, 1998 and September 30, 1997

Net Income

      Westborough Savings' net income remained stable at $1.3 million for the years ended September 30, 1998 and 1997. The return on average assets and the return on average equity for the year ended September 30, 1998 were 0.88% and 7.25%, respectively, compared to 0.93% and 8.06% for the year ended September 30, 1997.

Interest and Dividend Income

      Total interest and dividend income increased by $472 thousand, or 5.0%, to $9.9 million for the year ended September 30, 1998 from $9.5 million for the year ended September 30, 1997. The increase in interest and dividend income was primarily a result of a higher volume of loan originations. While the average balance of loans increased $8.7 million during this period, the average rate for those loans declined to 7.71%, from 7.75%.

Interest Expense

      Total interest expense increased by $131 thousand, or 3.0%, to $4.6 million for the year ended September 30, 1998 from $4.4 million for the year ended September 30, 1997. Interest expense on deposits increased $270 thousand, or 6.3%, from $4.3 million for the year ended

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


September 30, 1997 to $4.6 million for the year ended September 30, 1998. Interest expense on advances from the Federal Home Loan Bank declined by $139 thousand for the year ended September 30, 1998 from $141 thousand for year ended September 30, 1997 compared to $2 thousand for year ended September 30, 1998 based on a lower average balance during the period. The overall increase in interest expenses of $131 thousand was primarily due to a higher average balance of interest-bearing liabilities. Average balances of savings accounts increased by $8.4 million for the year ended September 30, 1998 compared to the year ended September 30, 1997.

Net Interest Income

      Net interest income for the year ended September 30, 1998 was $5.4 million as compared to $5.0 million for the year ended September 30, 1997. The $341 thousand, or 6.8%, increase can be attributed mainly to an increased balance of interest-earning assets, resulting from a greater volume of loan originations, offset by an increased balance of interest-bearing deposits. The average yield on interest-earning assets decreased 9 basis points to 6.95% for the year ended September 30, 1998 from 7.04% for the year ended September 30, 1997, while the average cost of interest-bearing liabilities decreased by 5 basis points to 3.75% for the year ended September 30, 1998 from 3.80% for the year ended September 30, 1997.


      Westborough Savings' net interest rate spread, which reflects the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, declined 4 basis points to 3.20% for the year ended September 30, 1998 compared to 3.24% for the year ended September 30, 1997. The average balance of loans on real estate increased by $8.1 million for the year ended September 30, 1998 compared to the year ended September 30, 1997. The average balance of commercial loans increased by $733 thousand for the year ended September 30, 1998 compared to the year ended September 30, 1997. However, due to customer refinancing of existing adjustable- and fixed-rate loans from higher rates to lower rates, coupled with a declining interest rate environment for new loans, the overall rate earned on our loan portfolio declined to 7.71% for the year ended September 30, 1998 compared to 7.75% for the year ended September 30, 1997. The average balance of savings accounts increased by $8.4 million for the year ended September 30, 1998 compared to the year ended September 30, 1997.

Provision for Loan Losses

      The allowance for loan losses is maintained through the provision for loan losses which is a charge to operations. The provision for loan losses was $39 thousand for the year ended September 30, 1998 as compared to $96 thousand for the year ended September 30, 1997. The higher provision in 1997 was established to accommodate a higher level of commercial lending in the future. At September 30, 1998, the balance of the allowance for loan losses was $827 thousand, or 0.99% of total loans before the allowance for loan losses. During the year ended September 30, 1998, there were no charge-offs against the allowance for loan losses. At September 30, 1997, the balance of the allowance for loan losses was $786 thousand, or 1.10% of total loans before the allowance for loan losses. During the year ended September 30, 1997, there was $2 thousand in charge-offs against the allowance for loan losses and $2 thousand in recoveries of previously charged-off loans.

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

Other Income

      Other income was $383 thousand for the year ended September 30, 1998 compared to $608 thousand for the year ended September 30, 1997. The $225 thousand, or 37.0% decrease, was primarily the result of a $247 thousand decrease in the net gain on sale and disposition of securities offset by moderate increases in customer service fees and loan fees due to higher volume. This decrease is attributable, in part, to the establishment by Westborough Savings of a private charitable foundation which we funded by a donation of marketable equity securities with a fair value of $110 thousand at the date of transfer. We anticipate increases to other income as we continue to expand the volume of our deposit and lending relationships. It is also our goal to increase its level of other income by continually considering additional sources of revenue, including expanding the offering of various uninsured investment products, including fixed-rate and variable annuities and mutual funds, through relationships with third party broker-dealers and/or money managers and affiliations with insurance agencies.

Operating Expense

      Operating expense for the year ended September 30, 1998 remained relatively stable at $3.7 million when compared to the year ended September 30, 1997 in which operating expense totaled $3.6 million. While the amounts of operating expense were comparable, the 1998 period includes increased occupancy and equipment expenses of $88 thousand associated with our leased operations department space and equipment depreciation. Annual operating expenses are also expected to increase in future periods due to future branch, product and service expansion, and the increased cost of operating as a mutual holding company.

Income Taxes

      Income tax expense was $750 thousand for the year ended September 30, 1998 as compared to $676 thousand for the year ended September 30, 1997, resulting in an effective tax rate at September 30, 1998 of 36.4% compared to 34.1% for the prior period. The effective tax rate reflects the utilization of two securities investment subsidiaries to substantially reduce state income taxes and the establishment of Westborough Savings' charitable foundation.

Liquidity and Capital Resources

      The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by our operations. We also have expanded our use of borrowings from the Federal Home Loan Bank of Boston as part of our management of interest rate risk. At June 30, 1999, we had $4.0 million in outstanding borrowings.

      Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic

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conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

      Our primary investing activities are the origination of one- to four-family real estate and other loans, the purchase of mortgage-backed securities and the purchase of investment securities. During the nine months ended June 30, 1999 and the years ended September 30, 1998 and 1997, we originated loans of $31.4 million, $38.9 million and $34.1 million, respectively. Purchases of mortgage-backed securities were $6.4 million for the nine months ended June 30, 1999, and $6.4 million and $1.4 million for the years ended September 30, 1998 and 1997, respectively. Purchases of investment securities were $13.8 million for the nine months ended June 30, 1999, and $14.5 million and $11.1 million for the years ended September 30, 1998 and 1997, respectively.

      These investing activities were funded by deposit growth, principal payments on mortgage loans and mortgage-backed securities, calls and maturities on investment securities, Federal Home Loan Bank borrowings and funds provided by our operating activities. Principal repayments on loans and mortgage-backed securities totaled $28.0 million for the nine months ended June 30, 1999 and $31.0 million and $31.3 million for the years ended September 30, 1998 and 1997, respectively. Maturities of investment securities totaled $6.3 million during the nine months ended June 30, 1999 and $1.3 million and $3.5 million during the years ended September 30, 1998 and 1997, respectively. Sales and calls of investment securities provided cash flows of $5.9 million, $18.0 million and $8.0 million during the nine months ended June 30, 1999 and the years ended September 30, 1998 and 1997, respectively.

      At June 30, 1999, Westborough Savings had loan commitments to borrowers of $3.1 million, and available home equity lines of credit of $5.4 million. We had no commitments to purchase mortgage-backed securities at June 30, 1999. Total deposits increased $11.2 million, $10.8 million and $4.9 million during the nine months ended June 30, 1999 and the years ended September 30, 1998 and 1997, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $42.1 million at June 30, 1999. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these certificates of deposit will remain with Westborough Savings. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We also periodically review liquidity information prepared by the Depositors Insurance Fund and other available reports that compare our liquidity with banks in our peer group. We anticipate that we will have sufficient funds to meet our current funding commitments.

      In May 1999, we expanded our retail banking franchise by opening an additional branch location in the town of Shrewsbury. This branch is located in the Shaws supermarket and start-up costs were approximately $300 thousand. In the first half of 2000, we also plan to begin to expand our facilities by constructing an addition to our existing executive office. The construction expenses for this addition are expected to total approximately $2.5 million. We

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anticipate that Westborough Bank will have sufficient funds to meet these planned capital expenditures throughout 2000.

      At June 30, 1999, we exceeded each of the applicable regulatory capital requirements. Our leverage (tier 1) capital was approximately $19.4 million, or 11.41%. In order to be classified as "well-capitalized" by the FDIC, we were required to have leverage (tier 1) capital of $8.5 million, or 5.0%. To be classified as a well-capitalized bank by the FDIC, we must also have a risk-based total capital ratio of 10.0%. At June 30, 1999, we had a risk-based total capital ratio of 21.52%. See "Regulation of Westborough Savings Bank and Westborough Financial Services, Inc." for a discussion of the regulatory capital requirements applicable to Westborough Savings, and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.

      Other than with respect to the capital expenditures that are to be made in connection with our executive office as noted above, we do not anticipate any material capital expenditures. Further, we do not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Recent Accounting Pronouncements

      In October 1995, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.

      The accounting requirements of this Statement are generally effective for transactions entered into in fiscal years that begin after December 15, 1995. The disclosure requirements of this Statement are generally effective for financial statements for fiscal years beginning after December 15, 1995. It is anticipated that we will adopt Opinion No. 25 for accounting treatment of stock options and make the pro forma disclosures required by this Statement.

      In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 14, "Earnings per Share," and makes them comparable to international earnings per share standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on

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the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.


      In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure" which establishes standards for disclosing information about an entity's capital structure. This Statement continues the previous disclosure requirements found in Accounting Principle Board Opinions. No. 10, "Omnibus Opinion - 1996," and No. 15, "Earnings Per Share," and FASB Statement No. 47, "Disclosure of Long-Term Obligations" and eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15. Additionally, this Statement consolidates capital disclosure requirements for ease of retrieval and greater visibility to nonpublic entities. This Statement is effective for financial statements for periods ending after December 15, 1997 and is not expected to have a material impact on us.


      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements. This Statement requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement is effective for financial statements for periods beginning after December 15, 1997 and is not expected to have a material impact on us.

      In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that were previously required by generally accepted accounting principles. We will adopt these disclosure requirements beginning in the year ending September 30, 1999, and it is not expected to have a material impact on us.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: a hedge of the exposure or changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment that are attributable to a

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particular risk. A hedge of the exposure to variability in the cash flows of a recognized asset or liability, or of a forecasted transaction, that is attributable to a particular risk. Or, a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss of the hedging instrument with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value are recognized in net income in the period of change. Adoption of this Statement by us will require that changes in fair value of covered call options be recognized in net income. Currently, such changes are included in a separate component of surplus. We will adopt SFAS No. 133 commencing October 1, 2000, and it is not expected to have a material impact on us.

Year 2000 Readiness Disclosure

      Background. A significant challenge that is confronting the business community, including Westborough Savings and its competitors, centers on the inability of many computer systems and software applications to recognize the Year 2000 (referred to as the "Y2K issue"). Many existing computer systems and software applications originally were programmed to provide only two digits to identify the calendar year. With the Year 2000 approaching, these systems and applications may recognize "00" as 1900 rather than 2000. If the Y2K issue is not resolved, our operations could be adversely affected due to the date-sensitive nature of much of our financial information.

      Financial institution regulators have focused on Y2K compliance in recent years and have issued guidance concerning the responsibilities of our management and our Board of Trustees. The Federal Financial Institutions Examination Council ("FFIEC"), a group comprised of representatives from the various financial institution regulators, has issued several interagency statements on Y2K issues. These statements have required financial institutions to evaluate their Y2K exposure, measure their risk of Y2K issues and prepare a plan to remedy the Y2K issue. Financial institutions also are required to examine the Y2K implications of their reliance on third-party vendors and the potential impact of Y2K issues on customers, borrowers and suppliers.

      Risk. Similar to other financial institutions and companies that utilize computer technology, our operations may be significantly affected by the Y2K issue because of our reliance on electronic data processing technology and date-sensitive information. The Y2K issue also impacts other aspects of our non-technical business processes. If the Y2K issue is not adequately addressed, and systems are not modified to properly identify the Year 2000, computer systems and software applications may fail or create erroneous information.

      If we are affected by the Y2K issue, information that relies on dates, such as interest calculations, loan payment schedules and other operating functions, could be significantly incorrect. We may not be able to process withdrawals or deposits, prepare account statements, or engage in any of the many transactions that constitute our normal operations. Our inability to adequately address the Y2K issue could also have a significant adverse effect on our suppliers

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and service providers. Should we experience a Y2K failure that cannot readily be fixed, it may result in a significant adverse impact on our financial condition and results of operations.

      State of Readiness. We believe that technology plays a critical role in our overall business strategy. We have attempted to stay current with technological advances in the industry. In this regard, the Board of Trustees and senior management have consistently supported investment in established and proven technologies. Because of this philosophy, the Board of Trustees and senior management have been actively engaged in managing our Y2K project. Management has consistently allocated both human and financial resources to this project to achieve the objectives and time frames mandated by the FFIEC. As discussed below, we believe that we have considered all material Y2K issues and that we are taking the proper action to correct them.


      We have identified the following mission-critical systems: core account processing, our internal general ledger system, automatic teller services, electronic funds transfer and our internal network operating system. They are provided or serviced by NCR, Interactive Planning Systems, Mellon, the Federal Reserve Bank of Boston, and Novell, respectively. Each of the above listed services or systems providers have provided Y2K remediated products which have been tested internally . Based upon our testing, we believe that our applications critical to daily operations are Y2K compliant.

      Our Action Plan for the Year 2000, in accordance with regulatory guidance, outlines our plans to achieve a successful transition to the Year 2000. The following summarizes the various phases of our Y2K plan:

            Awareness Phase - This initial phase of the Y2K project involved the appointment of a Y2K review team in June 1997 lead by Westborough
      Savings' Operations Officer, and the subsequent development of a formal Action Plan in April 1998. The review team, through the development of the Action Plan, identified the issues to be resolved, defined objectives to be achieved and outlined an approach to implement the objectives set forth in the Action Plan.


            Assessment Phase - During this phase, the review team developed an inventory listing of all internal computer systems and software applications, as well as third-party vendors and suppliers upon whom we rely for goods and services. We also obtained copies of all computer-related licensing agreements and maintenance contracts, which we reviewed to determine whether they addressed the issue of Y2K compliance. Based upon this information, we corresponded with each computer hardware manufacturer, software vendor, and other third party vendors and suppliers requesting information regarding their Y2K readiness. The review team evaluated each response received and, based upon such responses, determined which computer systems and software applications were Y2K compliant. For those that were not, the review team determined the appropriate corrective action required and developed a plan for its implementation.

            We also have reviewed our customer base to determine whether they pose any significant Y2K risks. Our customer base consists primarily of individual depositors and residential mortgage loan borrowers. Individually, these customers are not likely to pose significant Y2K risks to our operations. However, it is not possible at this time to evaluate the indirect risks that could be faced if employers of our individual customers encounter unresolved Y2K issues.

            With respect to our commercial customers, we have corresponded with them regarding Y2K risks, the nature and scope of the problem and remedial options available to them. Further, we have asked them to complete a worksheet and questionnaire regarding their Y2K readiness. Based upon our review of these worksheets and questionnaires, we have concluded that these borrowers do not represent a significant risk to our commercial loan portfolio. Nonetheless, we intend to continue to monitor commercial customers throughout 1999 and early 2000 to mitigate any adverse impact to Westborough Savings' financial stability. We also carefully consider the Y2K readiness of potential commercial borrowers in the lending process.

            Renovation Phase - Our Operations Officer continues to work closely with the providers of our mission-critical systems. These, as well as other significant systems, have been upgraded to Y2K compliant versions of vendor-supported software. In certain situations, we replaced or upgraded existing non-compliant systems with new Y2K compliant hardware and software. We have relatively few data transmission interfaces with third party servicers and substantially all of these systems have been renovated for Year 2000 compliance. We have no mission-critical systems that we developed on our own.

            The review team continues to monitor the Y2K progress of those third parties who provide us with services or products to ensure that they are taking adequate measures in addressing the Y2K issue. We are seeking written assurances from these third parties as to their current Year 2000 compliance or that they are in the process of addressing the Y2K issue. However, we can not assure you that these third parties will be prepared for the Y2K issue. The failure of these third parties to achieve Y2K compliance may have an adverse impact on our operations.


            Validation/Implementation Phases - The validation phase is considered to be the most critical stage of the Y2K readiness process. It is designed to test the ability of the renovated systems to accurately process date sensitive data. Westborough Savings successfully completed its validation phase prior to the June 30, 1999 estimated completion date in its Testing Plan. All systems and software have been tested and are currently Y2K compliant. The testing involved not only internal testing of systems and software, but also the testing of third party processors that Westborough Savings relies on for providing it with mission-critical applications. All systems and software that have been tested are currently Y2K compliant.


      Use of Resources. Managing theY2K project has resulted in additional direct and indirect costs. Direct costs include charges by third-party software vendors for product replacements, upgrades and enhancements, costs involved in testing for Y2K compliance, costs for customer awareness programs, etc. Indirect costs consist primarily of time devoted to the project by existing employees for project development and implementation, the testing of systems, monitoring third-party vendor and service provider progress, and the development of contingency plans. The costs of the Y2K project have not been significant to date, and we believe that the total cost of the project will not be material to our results of operations or financial condition in any one year. Although we currently estimate that the total cost of the Y2K project, excluding the reallocation of internal resources, will be approximately $65 thousand, of which we have already incurred $56 thousand, we cannot guarantee that such costs would not become material in the future.

      Contingency Planning. Regulatory guidance requires that we consider two types of contingency planning:

      (1) remediation contingency planning, which addresses the failure of an institution to successfully fix, test or implement its Y2K readiness plan; and

      (2) business resumption contingency planning, which addresses the risks associated with the failure of systems at critical dates, such as January 1, 2000.


      The regulatory guidance provides that if a mission-critical application or system has been remediated, tested and implemented, a remediation contingency plan is not required. Based on the overall progress of our Y2K project, specifically the testing and implementation results relative to our mission-critical applications, our review team has concluded that a remediation contingency plan is not required for such applications.

      While we expect to complete our Y2K project in a timely manner, we cannot guarantee that the systems of companies with whom we conduct business, will also be completed in a timely manner. The failure of these entities to adequately address the Y2K issue could adversely affect our ability to conduct business. In the event that these entities do not adequately address the Y2K issue, we do not believe that we will have enforceable actions against them.

      To address the risks associated with the failure of mission-critical systems at critical dates, we have developed a business resumption contingency plan to augment our existing disaster recovery plan. This plan identifies our operating systems, their criticality, and suggests alternative processing if mission-critical systems are adversely affected by the century date change.


      We understand that certain events beyond our control may diminish our ability to provide minimum levels of service. Management considers the worst-case scenario to be extended power outages and loss of telecommunications. Failure of these services will affect companies, individuals and the government, and cannot be remedied by anyone other than the responsible party. We are preparing to provide minimum levels of service during sporadic power outages and temporary loss of communications. However, during extensive losses of power and/or telecommunications, we may temporarily close our operations.

      For some systems, contingency plans will consist of using or reverting to manual systems until the problems can be corrected. We, however, do not anticipate any adverse material impact on our operations as a result of the Y2K issue.


FINANCIAL SERVICES MODERNIZATION LEGISLATION

      On November 12, 1999, President Clinton signed into law the
Gramm-Leach-Bliley Financial Services Modernization Act of 1999, federal legislation intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, sercurities firms and other financial service providers. Generally, the Act:

      o repeals the historical restrictions and eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers;

      o provides a uniform framework for the functional regulation of the activities of banks, savings institutions and their holding companies;

      o broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

      o provides an enhanced framework for protecting the privacy of consumer information;

      o adopts a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank system;

      o modifies the laws governing the implementation of the Community Reinvestment Act and

      o addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

      Bank holding companies will be permitted to engage in a wider variety of financial activities than permitted under prior law, particularly with respect to insurance and securities activities. In addition, in a change from prior law, bank holding companies will be in a position to be owned, controlled or acquired by any company engaged in financially-related activities.

      We do not believe that the Act will have a material adverse effect on our operations in the near-term. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the market we currently serve.


Impact of Inflation and Changing Prices

      The Financial Statements and accompanying Notes of Westborough Savings have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

                      BUSINESS OF WESTBOROUGH SAVINGS BANK

General


      We are a community- and customer-oriented retail savings bank offering traditional deposit products, residential real estate mortgage loans and, to a lesser extent, consumer and commercial loans. In addition, we purchase mortgage-backed securities, securities issued by the U.S. Government and agencies and other investments permitted by applicable laws and regulations. We retain substantially all of the loans we originate.


      Our revenues are derived principally from interest on our mortgage loans and mortgage-backed securities and interest and dividends on our investment securities. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities, funds provided by operations and borrowings. See "-- Source of Funds."

Market Area

      We conduct our operations out of our main office in Westborough, Massachusetts. We also operate four other full service branches in the towns of Westborough, Northborough and Shrewsbury, and a non-public, self-contained office at the "Willows," a retirement community in Westborough. Our deposits are gathered from the general public in these towns and the surrounding communities. Our lending activities are concentrated primarily in the towns where we have offices, as well as the town of Grafton. These towns are located in east central Massachusetts, near the central Route 495 belt.

      Our market area has grown steadily to achieve a blend of industry, office parks and residences. The town of Westborough is approximately 12 miles east of Worcester and 29 miles west of Boston, located at the junction of major interstate highways constructed in the 1950s and 1960s. The convenient access provided by Routes 20, 9, I-90 and I-495 has contributed to the diverse economic base consisting of a retail and commercial section, and a high-tech manufacturing section.

      Among the largest employers in our market area are EMC, New England Electric Systems, Massachusetts Electric Company, First Data Investors and ASTRA

Pharmaceutical. The Tufts University School of Veterinary Medicine also is located in our market area. The unemployment rate for Westborough was 2.2% as of September 1998, compared to the state unemployment rate of 3.3% at that time.

      Public transportation within our market area is expanding with the addition of two new mass transit stations. The Massachusetts Bay Transportation Authority is currently constructing a station in Grafton and has plans to construct a station in Westborough in late 2000. These stations will provide direct access to Worcester and Boston for residents in our market area.

      Since 1980, our primary market area has experienced increases in both population and households as individuals and families moved from urban areas surrounding Boston to more outlying areas with lower cost and newer housing stock. Estimated 1998 per capita annual income for residents of Westborough was over $24 thousand, 34% above the Worcester County average and 21% above the state average. Median household income in Westborough also exceeded the county-wide average by 23%.

      Our future growth opportunities will be influenced by the growth and stability of the statewide and regional economies, other demographic population trends and the competitive environment. We believe that we have developed lending products and marketing strategies to address the diverse credit-related needs of the residents in our market area.

Competition

      We face intense competition both in making loans and attracting deposits. Central Massachusetts has a high concentration of financial institutions, many of which are branches of large money center and regional banks which have resulted from the consolidation of the banking industry in Massachusetts and surrounding states. Some of these competitors have greater resources than we do and may offer services that we do not provide.

      Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. Our most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies. As of June 30, 1998, our market share of deposits in Westborough was 26.3%.

Lending Activities

      Loan Portfolio Composition. Our loan portfolio primarily consists of one- to four-family residential first mortgage loans. To a lesser degree, the loan portfolio includes commercial real estate loans, consumer loans and commercial loans.

      At June 30, 1999, we had total loans of $91.8 million, of which $81.4 million, or 88.7%, were residential first mortgage loans. Of residential first mortgage loans outstanding at that date, 29.8% were adjustable-rate mortgage, or ARM loans, and 70.2% were fixed-rate loans. The remainder of our loans at

June 30, 1999, amounting to $10.4 million, or 11.3% of total loans, consisted primarily of commercial real estate and consumer loans, including home equity credit lines. Commercial real estate loans outstanding at June 30, 1999 totaled approximately $3.0 million, or 3.3% of total loans. Commercial loans outstanding at June 30, 1999 totaled $2.2 million, or 2.4% of total loans. Consumer loans outstanding at June 30, 1999 totaled approximately $1.6 million, or 1.7% of total loans.

      Our loans are subject to federal and state law and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

      The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.


                                         At June 30,                                At September 30,
                                     --------------------    ---------------------------------------------------------------
                                             1999                   1998                  1997                  1996
                                     --------------------    ------------------    ------------------    -------------------
                                                 Percent               Percent                Percent               Percent
                                                   of                    of                     of                    of
                                      Amount      Total       Amount    Total        Amount    Total       Amount    Total
                                     --------   --------     --------  --------     --------  --------    --------  --------
                                                                           (In thousands)
Real estate loans:
  Fixed rate mortgage .........      $ 57,165      62.26%    $ 47,239     55.81%    $ 29,450     40.64%   $ 27,599     41.35%
  Variable rate mortgage ......        24,264      26.43       27,384     32.36       33,812     46.66      30,674     45.96
  Commercial ..................         3,013       3.28        2,743      3.24        2,915      4.02       3,071      4.60
  Home equity lines of  credit          3,576       3.89        3,918      4.63        3,859      5.33       3,221      4.83
                                     --------   --------     --------  --------     --------  --------    --------  --------
    Total real estate loans ...        88,018      95.86       81,284     96.04       70,036     96.65      64,565     96.74
                                     --------   --------     --------  --------     --------  --------    --------  --------
Consumer loans:
  Personal ....................           603       0.66          858      1.01        1,069      1.48         986      1.48
  Deposit secured .............           563       0.61          676      0.80          557      0.77         724      1.08
  Home improvement ............           400       0.44          132      0.16           73      0.10          83      0.12
                                     --------   --------     --------  --------     --------  --------    --------  --------
    Total consumer loans ......         1,566       1.71        1,666      1.97        1,699      2.35       1,793      2.68
                                     --------   --------     --------  --------     --------  --------    --------  --------
Commercial loans:
  Commercial lines of credit ..           883       0.96          599      0.71          293      0.40         227      0.34
  Commercial installment ......         1,349       1.47        1,087      1.28          437      0.60         160      0.24
                                     --------   --------     --------  --------     --------  --------    --------  --------
    Total commercial loans ....         2,232       2.43        1,686      1.99          730      1.00         387      0.58
                                     --------   --------     --------  --------     --------  --------    --------  --------

Total loans ...................        91,816     100.00%      84,636    100.00%      72,465    100.00%     66,745    100.00%
                                                ========               ========               ========              ========

Adjusted by:
  Unadvanced loan funds .......        (1,639)                 (1,570)                (1,177)                 (878)
  Net deferred loan origination
    costs (fees) ..............           120                     109                     78                    66
  Allowance for loan loss .....          (869)                   (827)                  (786)                 (690)
    Net loans .................      $ 89,428                $ 82,348               $ 70,580              $ 65,243
                                     ========                ========               ========              ========

      Loan Maturity and Repricing. The following table sets forth certain information as of June 30, 1999 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable and floating rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. This table does not include prepayments on scheduled principal amortizations.

                                                                           At June 30, 1999
                                     ----------------------------------------------------------------------------------------------
                                      Fixed        Variable      Commercial   Home Equity
                                       Rate          Rate         Mortgage     Lines of      Consumer     Commercial        Total
                                     Mortgages     Mortgages       Loans        Credit         Loans         Loans          Loans
                                     ---------     ---------     ----------   -----------    --------     ----------        -----
                                                                            (In thousands)
Amounts due:
Within one year ...................   $    380      $ 10,025      $  1,048      $  3,411      $    982      $    850      $ 16,696
After one year:
    One to three years ............      1,391         9,253           501            40           461           329        11,975
    Three to five years ...........        716         2,328            99            --           109           628         3,880
    Five to ten years .............      6,468         2,658           709           125            14           425        10,399
    Ten to twenty years ...........     45,054            --           656            --            --            --        45,710
    Over twenty years .............      1,517            --            --            --            --            --         1,517
                                      --------      --------      --------      --------      --------      --------      --------
       Total amount due ...........   $ 55,526      $ 24,264      $  3,013      $  3,576      $  1,566      $  2,232      $ 90,177
                                      ========      ========      ========      ========      ========      ========      ========
Less:
Net deferred loan origination costs                                                                                            120
Allowance for loan losses .........                                                                                           (869)
                                                                                                                          --------
    Loans, net ....................                                                                                       $ 89,428
                                                                                                                          ========

      The following table presents, as of June 30, 1999, the dollar amount of all loans due after June 30, 2000, and whether these loans have fixed interest rates or adjustable interest rates.

                                                     Due After June 30, 2000
                                               ---------------------------------
                                                Fixed     Adjustable      Total
                                                -----     ----------      -----
                                                        (In thousands)
Fixed rate mortgages ....................      $55,146      $    --      $55,146
Variable rate mortgages .................           --       14,239       14,239
Commercial mortgage loans ...............          954        1,011        1,965
Home equity lines of credit .............          165           --          165
Consumer loans ..........................          584           --          584
Commercial loans ........................        1,382           --        1,382
                                               -------      -------      -------
  Total loans ...........................      $58,231      $15,250      $73,481
                                               =======      =======      =======

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

      The following table presents our loan originations, sales and principal payments for the periods indicated.

                                                                        For the Nine
                                                                           Months
                                                                       Ended June 30,             For the Year Ended September 30,
                                                                   ----------------------   ----------------------------------------
                                                                     1999          1998          1998          1997          1996
                                                                   --------      --------      --------      --------      --------
                                                                                             (In thousands)
Loans, net:
     Balance outstanding at beginning of period ..............     $ 82,348      $ 70,580      $ 70,580      $ 65,243      $ 57,779

Originations:
     Mortgage loans:
         Residential .........................................       25,397        25,611        32,346        25,928        19,630
         Commercial ..........................................        1,049           476           476         3,217            --
         Home equity lines of credit .........................        2,369         2,387         3,397         3,187         2,173
                                                                   --------      --------      --------      --------      --------
              Total mortgage originations ....................       28,815        28,474        36,219        32,332        21,803
     Commercial loans ........................................        1,261           988         1,438           865           334
     Consumer loans ..........................................        1,341           938         1,275           904         1,820
                                                                   --------      --------      --------      --------      --------
              Total originations .............................       31,417        30,400        38,932        34,101        23,957
                                                                   --------      --------      --------      --------      --------

Less:
     Principal repayments, unadvanced funds and other,
         net: ................................................      (24,295)      (19,091)      (26,780)      (28,548)      (16,388)
     Sale of mortgage loans, principal balance ...............           --          (269)         (269)         (120)           --
     Provision for loan losses ...............................          (35)          (30)          (39)          (96)         (105)
     Net loan charge-offs ....................................           (7)           (2)           (2)           --            --
     Transfers to foreclosed real estate .....................           --            --           (74)           --            --
                                                                   --------      --------      --------      --------      --------
              Total deductions ...............................      (24,337)      (19,392)      (27,164)      (28,764)      (16,493)
                                                                   --------      --------      --------      --------      --------
     Net loan activity .......................................        7,080        11,008        11,768         5,337         7,464
                                                                   --------      --------      --------      --------      --------
         Loans, net, end of period ...........................     $ 89,428      $ 81,588      $ 82,348      $ 70,580      $ 65,243
                                                                   ========      ========      ========      ========      ========


      Residential Mortgage Loans. Our primary lending emphasis is the origination of first mortgage loans secured by one- to four-family properties that serve as the primary or secondary residence of the owner. As of June 30, 1999, loans on one- to four-family residential properties accounted for 88.7% of our total loan portfolio.


      Most of our loan originations are from existing or past customers, members of our local communities or referrals from local real estate agents, attorneys and builders. We believe that our branch network, particularly as it expands, is a significant source of new loan generation. We also have a call program to real estate agents in our market area to develop referral relationships between agents and Westborough Savings.

      We currently offer loans that conform to underwriting standards specified by FannieMae ("conforming loans") and also originate non-conforming loans, as described below. These loans may be fixed-rate one- to four- family mortgage loans or adjustable-rate one- to four-family mortgage loans with maturities of between 5 and 30 years. The non-conforming loans generally follow FannieMae guidelines except that the loan amount exceeds FannieMae guidelines' maximum limit of $240 thousand. The average size of our first mortgage loans originated during the nine months ended June 30, 1999 and the year ended September 30, 1998 was $154 thousand and $163 thousand, respectively. The average size of our first mortgage loans was $102 thousand at June 30, 1999. We are an approved seller/servicer for FannieMae. From time to time, we have sold loans in the secondary market although such sales have been infrequent. The loans that we sell are all fixed-rate mortgage loans with terms of 30 years. Such loans, however, continue to be serviced by Westborough Savings.

      Our originations of first mortgage loans amounted to $25.4 million in the nine months ended June 30, 1999, $32.3 million in fiscal year 1998, $25.9 million in fiscal year 1997 and $19.6 million in fiscal year 1996. A significant number of our first mortgage loan originations have been the result of refinancing of our existing loans due to the relatively low interest rate levels over the past three years.

      We offer a variety of ARMs and fixed-rate one- to four-family mortgage loans with maximum loan-to-value ratios that depend on the type of property and the size of loan involved. The loan-to-value ratio is the loan amount divided by the appraised value of the property. The loan-to-value ratio is a measure commonly used by financial institutions to determine exposure to risk. The majority of our loans on owner-occupied one- to four-family homes are originated with a loan-to-value ratio of 80% or less. On occasion, under limited circumstances, we have made loans on owner-occupied one- to four-family homes with a loan-to-value ratio of up to 95%. In such cases, the borrower is required to obtain mortgage insurance.

      We currently offer fixed-rate mortgage loans with terms of 15, 20, 25 and 30 years secured by one- to four-family residences. We price our interest rates on fixed rate loans to be competitive in light of market conditions.

      We currently offer a variety of ARM loans secured by one- to four-family residential properties that initially adjust after one year, three years, five years or seven years. After the initial adjustment period, ARM loans adjust on an annual basis. The ARM loans that we currently originate have a maximum 30 year amortization period and are subject to the same loan-to-value ratios applicable to fixed-rate mortgage loans described above. The interest rates on ARM loans fluctuate based upon a fixed spread above the average yield on United States treasury securities and generally are subject to a maximum increase of 2% per adjustment period and a limitation on the aggregate adjustment of 6% over the life of the loan. We originated $8.2 million and $11.7 million of one- to four-family ARM loans in the nine months ended June 30, 1999 and the year ended September 30, 1998, respectively. At June 30, 1999, 26.4% of our total loans consisted of ARM loans.

      The volume and types of ARM loans we originate have been affected by the level of market interest rates, competition, consumer preferences and the availability of funds. During 1998, we experienced a decreased demand for ARM loans due to the continued low interest rate environment. Although we will continue to offer ARM loans, we cannot guarantee that we will be able to originate a sufficient volume of ARM loans to increase or maintain the proportion that these loans bear to our total loans.

      The retention of ARM loans in our loan portfolio helps reduce our exposure to increases in interest rates. However, ARM loans can pose credit risks different from the risks inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower may rise. This increases the potential for default.


      Our home equity credit line loans, which totaled $3.6 million, or 3.9% of total loans at June 30, 1999, are fixed- and adjustable-rate loans secured by a first or second mortgage on owner-occupied one- to four-family residences located in our market area. Interest rates on home equity credit lines are based upon the "prime rate" as published in the "Money Rates" section of the Wall Street Journal (the "index") with a minimum monthly principal payment of one-half of 1% of the outstanding principal balance of the loan. The maximum credit line available is equal to the lesser of $100 thousand and 80% of Westborough Savings' appraisal of the property or 50% of the tax assessment on the property, in each case less the first mortgage balance. Such loans also have a maximum term of 15 years. The underwriting standards applicable to these loans generally are the same as one- to four-family first mortgage loans, except that the combined loan-to-value ratio, including the balance of the first mortgage, cannot exceed 80% of the appraised value of the property.


      In conjunction with our residential mortgage lending, we offer construction loans to the future occupants of single family homes. At June 30, 1999, $3.5 million, or 3.8% of our total loan portfolio consisted of gross residential construction loans. Unadvanced funds on these loans amounted to $1.3 million at June 30, 1999, resulting in a net balance of $2.2 million. These loans typically have a term of twelve months and are structured to become permanent loans upon the completion of construction. All such loans are secured by first liens on the property and are subject to a maximum loan-to-value ratio of 80%, which is based upon the anticipated value of the property. During the construction period, the interest rate for construction loans to individuals is 50 basis points below the index. Loans involving construction financing present a greater risk than loans for the purchase of existing homes since collateral values and construction costs can only be estimated at the time the loan is approved.

      Commercial Real Estate Loans. Origination of loans secured by commercial real estate is a growing area of lending for Westborough Savings. At June 30, 1999, commercial real estate mortgage loans totaled $3.0 million, or 3.3% of total loans. These loans are generally secured by office buildings, condominiums, retail establishments and churches located within our market area.

      Our commercial real estate loans are offered on a fixed- and adjustable-rate basis. Typical terms for such loans provide for a maximum seven-year repricing term with a 20 year amortization and a balloon payment in five to seven years, and an interest rate based upon the index. Loans on commercial properties are also subject to a maximum loan-to-value ratio of 80% for the acquisition of the property and 75% for refinancing of the property.

      Pursuant to our underwriting standards, a number of factors are considered before a commercial real estate loan is made. We evaluate qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the underlying property. Factors that we consider in evaluating the underlying property include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of operating income to debt service) and, as noted above, the ratio of the loan amount to the appraised value of the property.

      Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project decreases, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired.

      Our real estate loan portfolio also includes construction loans to builders and developers of residential properties within our market area. At June 30, 1999, $1.5 million, or 1.6% of our total loan portfolio, consisted of gross commercial construction loans. Unadvanced funds on these loans amounted to $316 thousand at June 30, 1999, resulting in a net balance of $1.2 million.

      Construction loans to builders typically are in amounts equal to 70% of the value of the property upon completion. Construction loans generally have twelve month terms with a floating interest rate based upon the index. In addition to securing the loan with the property under construction, we generally obtain personal guarantees from the borrower. The proceeds of such loans are disbursed after certification by in-house personnel that specified stages of construction have been completed.

      Construction lending is generally considered to carry a higher level of risk than permanent mortgage financing because of the uncertainty of the value of the collateral upon completion. Repayment of such loans are also dependent upon the successful completion of the project and can be adversely affected by market conditions and other factors not within the control of Westborough Savings or the borrower. We seek to control such risks by tying the amount of the loan advanced to the completion of construction and monitoring subcontractors to ensure that loan proceeds are applied appropriately.

      Consumer Loans. At June 30, 1999, $1.6 million, or 1.7% of our total loans, consisted of consumer loans such as personal, deposit secured and fixed-rate home improvement loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. Consumer loans also carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, we believe that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

      Our personal loans consist of unsecured loans to individuals and secured loans for the purchase of new and used automobiles. Our unsecured loans have a maximum term of 48 months. The terms of our automobile loans generally are determined by the age and condition of the vehicle. At June 30, 1999, our personal loans totaled $603 thousand, or 0.7% of total loans.

      We also make loans secured by deposit accounts up to 90% of the amount of the depositor's savings account balance. The rate for such loans is 2.0% higher than the rate paid on regular savings accounts and 3.0% higher than the rate paid on term deposits. Deposit secured loans totaled $563 thousand, or 0.6% of total loans at June 30, 1999.

      We offer fixed-rate home improvement loans in amounts equal to that available for home equity credit line loans as discussed above. These loans are secured by owner-occupied one- to four-family residences for terms of up to 10 years. At June 30, 1999, these loans totaled $400 thousand, or 0.4% of total loans. Interest rates on fixed-rate home improvement loans are periodically set by our Loan Committee, consisting of our President, Treasurer and Senior Loan Officer, after consultation with the Board of Investment and are based on market conditions. The underwriting terms and procedures applicable to these loans are substantially the same as for our home equity credit line loans.


      Commercial Loans. Westborough Savings recently has made a commitment to small business lending by developing certain products and services for the small- and medium-sized businesses located in our market area. Such services are designed to give business owners borrowing opportunities for, among other things, modernization, inventory, equipment, consolidation and working capital. In addition, we have tailored certain products and services, such as our business checking accounts and treasury and tax loan service, to better serve the needs of local businesses. We have also become an approved lender of the Small Business Administration. At June 30, 1999, $2.2 million, or 2.4%, of our total loans consisted of commercial loans. We expect that commercial loans will comprise a growing portion of our total loan portfolio in the future.

      Commercial loans generally are limited to terms of five years or less. Substantially all commercial loans have variable interest rates tied to the prime rate. Whenever possible, we collateralize these loans with a lien on commercial real estate or, alternatively, with a lien on business assets and equipment and the personal guarantees of the borrower's principal officers.


      Our commercial services are administered by our loan department. Recently, we hired an experienced commercial loan officer with considerable commercial lending expertise, including 13 years of banking experience in Massachusetts and personal ties to Westborough. We also intend to add additional qualified employees as market conditions warrant.

      Commercial loans generally are considered to involve a higher degree of risk than residential mortgage loans because the primary collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans also may involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial lending ordinarily requires substantially greater oversight efforts compared to residential real estate lending. To minimize these risks, we conduct periodic reviews of the commercial loan portfolio to ensure adherence to underwriting standards and policy requirements.


      Loan Approval Procedures and Authority. Our lending policies provide that our Loan Committee has authority to approve one- to four-family mortgage loans in amounts up to $250 thousand. One- to four-family mortgage loans in excess of $250 thousand require the approval of our Board of Investment. Commercial real estate loans in amounts up to $300 thousand may be approved by the Loan Committee. All other commercial real estate loans must be approved by the Board of Investment. Commercial and consumer loans in amounts up to $100 thousand may be approved by our President, Treasurer or Senior Loan Officer. Together, these individuals also may approve commercial and consumer loans in amounts up to $300 thousand.


      The following generally describes our current lending procedures. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and verify certain other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all mortgage loans, except for some loans made to refinance existing mortgage loans. Appraisals are performed by a licensed or certified third-party appraisal firms and are reviewed by our lending department. We require title insurance on all mortgage loans, except for home equity credit lines and fixed-rate home improvement loans. For these loans, we require evidence of previous title insurance. We require borrowers to obtain hazard insurance and we may require borrowers to obtain flood insurance prior to closing. For properties with a private sewage disposal system, we also require evidence of compliance with applicable law. Further, we require borrowers to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which we make disbursements for items such as real estate taxes, flood insurance and private mortgage insurance premiums, if required.

Asset Quality


      One of our key operating objectives has been, and continues to be, to maintain a high level of asset quality. Our concentration on one- to four-family mortgage lending, our maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a low level of non-performing assets. These factors have helped strengthen our financial condition.


      Delinquent Loans and Foreclosed Assets. Management and the Loan Committee perform a monthly review of all delinquent loans. One of the primary tools we use to manage and control problem loans is our "Watch List." This list identifies all of the loans or commitments that are considered to have characteristics that could result in loss to us if not properly supervised. The list is managed by the Loan Committee which, together with the Board of Investment, meets periodically to discuss the status of the loans on the Watch List and to add or delete loans from the list. At June 30, 1999, we had no loans more than 90 days past due and had $337 thousand and $427 thousand in assets classified as pass and substandard, respectively. No assets were classified as special mention, doubtful or loss.

      Westborough Savings had no non-performing assets at June 30, 1999 and 1998.


      The following table presents information regarding non-accrual mortgage and consumer and other loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated. At June 30, 1999 and September 30, 1998, 1997, and 1996, we had no non-accrual loans.


                                                   At
                                                June 30,         At September 30,
                                                --------   -----------------------------
                                                  1999       1998       1997       1996
                                                --------   -------    -------    -------
                                                             (In thousands)
Non-accrual first mortgage loans ............   $    --    $    --    $    --    $    --
Non-accrual consumer and other loans ........
Accruing loans delinquent 90 days or more ...        --         55         --          9
                                                -------    -------    -------    -------
Total non-performing and delinquent loans ...        --         55         --          9

Foreclosed real estate, net .................        --         74         19        144
                                                -------    -------    -------    -------
Total non-performing assets and delinquent
       loans ................................   $    --    $   129    $    19    $   153
                                                =======    =======    =======    =======

Non-performing and delinquent loans to total
       loans ................................        --       0.06%        --       0.01%
Non-performing assets and delinquent loans to
       total assets .........................        --       0.08%      0.01%      0.11%

      At June 30, 1999, we were aware of eight loans in an aggregate amount of $764 thousand that are not currently classified as non-accrual or 90 days past due but which may be so classified in the near future because of concerns over the borrowers' ability to comply with repayment terms.

      Loans are placed on non-accrual status when they are 90 days past due or, in the opinion of management, the collection of principal and interest is doubtful. When we designate loans as non-accrual loans, we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when none of its principal or interest is due and unpaid or when it otherwise becomes well secured and in the process of collection.

      Impaired loans generally are individually assessed to determine whether a loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's cash flows. Groups of smaller balance loans, however, are collectively evaluated for impairment. Accordingly, Westborough Savings does not separately identify individual consumer loans for impairment disclosures. We had no loans classified as impaired at June 30, 1999 and $269 thousand and $352 thousand loans classified as impaired at September 30, 1998 and September 30 1997, respectively. In addition at September 30, 1998 and 1997, we had no loans classified as troubled debt restructurings, as defined in SFAS No. 15.

      Foreclosed real estate consists of property we acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs, net of a valuation allowance account established through provisions charged to income, which result from the ongoing periodic valuations of foreclosed real estate properties.

      Allowance for Loan Losses. The following table presents the activity in our allowance for loan losses at or for the dates indicated.


                                              At or for the                   At or for
                                            Nine Months Ended       the Year Ended September 30,
                                                 June 30,
                                           -------------------     -------------------------------
                                             1999        1998        1998        1997        1996
                                           -------     -------     -------     -------     -------
                                                                (In thousands)
Balance at beginning of period .........   $   827     $   786     $   786     $   690     $   585
Provision for loan losses ..............        35          30          39          96         105
Charge-offs:
     Mortgage loans ....................        --          --          --          --          --
     Commercial loans ..................        --          --          --          --          --
     Consumer loans ....................        (6)         --          --          (2)         (8)
                                           -------     -------     -------     -------     -------
             Total charge-offs .........        (6)         --          --          (2)         (8)
Recoveries .............................        13           2           2           2           8
                                           -------     -------     -------     -------     -------
Balance at end of period ...............   $   869     $   818     $   827     $   786     $   690
                                           =======     =======     =======     =======     =======

Net charge-offs for the period .........        (7)         (2)         (2)         --          --
                                           -------     -------     -------     -------     -------
Ratio of net charge-offs to average
  loans outstanding during the period(1)    (0.008)%    (0.003)%    (0.003)%     0.000%      0.000%

Allowance for loan losses as a
     percent of total loans before the
     allowance for loan losses .........      0.96%       0.99%       0.99%       1.10%       1.05%

Allowance for loan losses as a
     percent of non-performing loans ...        --          --          --          --          --


----------
(1)   Ratio is annualized for the nine month period.

      The allowance for loan losses is a valuation account that reflects our evaluation of the losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

      We establish the provision for loan losses after considering the results of our review of delinquency and charge-off trends, the amount of the allowance for loan losses in relation to the total loan balance, loan portfolio growth by type of loan, generally accepted accounting principles and regulatory guidance. We have applied this process consistently, and we have made minimal changes in the assumptions used.

      As part of our analysis, each month we prepare an allowance for loan loss worksheet. This worksheet categorizes the entire loan portfolio by certain risk characteristics such as loan type, guarantees associated with a group of loans and payment status. Loans with known potential losses are categorized separately. We assign potential loss factors to the categories on the basis of our assessment of each category's status and the potential risk inherent in that type of lending. We use this worksheet, together with loan portfolio balances and delinquency reports, to evaluate the adequacy of the allowance for loan losses. Other key factors we consider in this process are national, state and local economic considerations, history of loan loss experience for major credits, trends in charge-off recovery, past and current trends in delinquency, trends in watch list activity, and trends in loan concentration.

      Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. These agencies, including the FDIC and the Massachusetts Division of Banks, may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

      The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the dates indicated.


                                           At June 30,                                       At September 30,
                          ------------------------------------------  --------------------------------------------------------------
                                 1999                  1998                  1998                  1997                  1996
                          --------------------  --------------------  -------------------  --------------------  -------------------
                                    Percent of           Percent of            Percent of            Percent of           Percent of
                                     Loans in             Loans in              Loans in              Loans in             Loans in
                                   Category to           Category to          Category to           Category to          Category to
Loan Category             Amount   Total Loans  Amount   Total Loans  Amount  Total Loans  Amount   Total Loans  Amount  Total Loans
-------------             ------   -----------  ------   -----------  -------------------  ------   -----------  ------  -----------
                                                                        (In thousands)
Real estate - mortgage:

  Residential(1) .......  $  294      92.58%    $  331      92.43%    $  309     92.80%    $  253      92.63%    $  265     92.14%

  Commercial ...........     214       3.28        251       3.89        184      3.24        289       4.02        272      4.60

Commercial loans(2) ....     128       2.43         79       1.66        103      1.99         39       1.00         --      0.58

Consumer ...............      15       1.71         23       2.02         24      1.97         27       2.35         50      2.68

Unallocated ............     218         --        134         --        207        --        178         --        103        --
                          ------     ------     ------     ------     ------    ------     ------     ------     ------    ------
  Total allowance for
    loan losses ........  $  869     100.00%    $  818     100.00%    $  827    100.00%    $  786     100.00%    $  690    100.00%
                          ======     ======     ======     ======     ======    ======     ======     ======     ======    ======


----------
(1)   Includes home equity lines of credit and construction loans.
(2) Prior to September 30, 1997, the allowance for loan losses for commercial loans was included in consumer loans.

Investment Activities

      The Board of Trustees reviews and approves our investment policy on an annual basis. The President and Treasurer, as authorized by the Board, implement this policy. Management reports securities transactions to the Board of Investment for review and approval on a monthly basis.

      Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity within established guidelines. In establishing our investment strategies, we consider our interest rate sensitivity, the types of securities to be held, liquidity and other factors. Massachusetts chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate debt and equity securities, commercial paper and mutual funds.

      As part of our investment strategy, we also engage in a "covered call" program in which we write options on securities we hold. The sale of a covered call conveys the right, but not the obligation, to the buyer to buy a particular security held by us at a particular price up to a certain expiration date. The sale is "covered" because we hold the security in our portfolio. Under this program, we write options only on publicly traded securities we own. However, we are willing to have the securities called if an option is written and exercised.

      At June 30, 1999 and September 30, 1998, our liquidity ratio was 74.01% and 90.05%, respectively. For information regarding the carrying values, yields and maturities of our investment securities and mortgage-backed securities, see "-- Carrying Values, Yields and Maturities."

      At June 30, 1999, our U.S. Government and federal agency securities portfolio totaled $22.8 million. This portfolio consists primarily of securities with maturities of one to five years. Our agency debentures are callable on a semi-annual basis following a holding period of twelve months. We generally do not purchase structured notes, and at June 30, 1999, there were no structured notes in our portfolio.

      At June 30, 1999, our portfolio of other debt obligations totaled $17.8 million. Our policy generally requires that investment in corporate debt obligations be limited to corporate bonds with an "A" rating or better by at least one nationally recognized rating service at the time of purchase.


      The fair market value of our marketable equity securities portfolio totaled $7.9 million at June 30, 1999. These securities consisted of $4.6 million of common stock, $206 thousand of preferred stock and $3.1 million of rated trust preferred securities issued by financial service corporations. Under our investment policy, the aggregate amount of common stock that we may purchase may not exceed 10% of our total investment portfolio. Our policy also has limitations against acquiring concentrations of such securities in any one issuer or industry. We purchase marketable equity securities as growth investments that can provide the opportunity for capital appreciation that is taxed on a more favorable basis than operating income. There can be no assurance that investment in marketable equity securities will appreciate in value and, therefore, such investments involve higher risk than U.S. Government or federal agency securities. Aggregate purchases of marketable equity securities totaled $6.1 million for the nine months ended June 30, 1999 and $3.9 million and $276 thousand for the years ended September 30, 1998 and 1997. At June 30, 1999, pre-tax net unrealized gains on marketable equity securities amounted to $478 thousand.

      Unless otherwise noted with respect to certain securities or required by regulators or accounting standards, we classify securities available for sale at the date of purchase. Available for sale securities are reported at fair market value. We currently have no securities classified as trading. During fiscal year 1998 and during the nine months ended June 30, 1999, we sold investment securities in the aggregate amounts of $17.9 million and $5.4 million, respectively.

      At June 30, 1999, our mortgage-backed securities, all of which were classified as available for sale, totaled $13.2 million, or 7.7% of total assets. We generally purchase mortgage-backed securities as a means to deploy excess liquidity at more favorable yields than other investment alternatives. In addition, mortgage-backed securities generate positive interest rate spreads with minimal administrative expense and lower our overall credit risk due to the fact that they are directly or indirectly insured or guaranteed.

      At June 30, 1999, the mortgage-backed securities portfolio had a weighted average yield of 6.28% and a market value of $13.2 million. Purchases of mortgage-backed securities may decline in the future if we experience an increase in demand for one- to four-family mortgage loans. We did not sell any of our mortgage-backed securities during fiscal year 1998 or during the nine months ended June 30, 1999.


      Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. However, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize our borrowings. In general, mortgage-backed securities issued or guaranteed by GNMA, FannieMae and FreddieMac are weighted at no more than 20% for risk-based capital purposes, compared to the 50% risk-weighting assigned to most non-securitized residential mortgage loans.


      While mortgage-backed securities carry a reduced credit risk as compared to whole loans, they remain subject to the risk of a fluctuating interest rate environment. Along with other factors, such as the geographic distribution of the underlying mortgage loans, changes in interest rates may alter the prepayment rate of those mortgage loans and affect both the prepayment rates and value of mortgage-backed securities.

      During the year ended September 30, 1997, we established a private charitable foundation to provide grants to charitable organizations in the Westborough area. The foundation is not a subsidiary of Westborough Savings, but was funded by a donation from Westborough Savings of marketable equity securities. These securities had a cost basis and fair value of $21 thousand and $110 thousand, respectively, at the date of transfer. Such securities had been classified as available for sale and accordingly, the transfer resulted in Westborough Savings recognizing the unrealized appreciation of the securities of $89 thousand in its consolidated statement of income.

      The following table presents activity in our investment securities portfolio (including Federal Home Loan Bank stock) for the periods indicated:

                                          For the Nine Months
                                            Ended June 30,       For the Year Ended September 30,
                                         --------------------    --------------------------------
                                           1999        1998        1998        1997        1996
                                         --------    --------    --------    --------    --------
                                                              (In thousands)
Beginning balance ....................   $ 60,107    $ 61,654    $ 61,654    $ 62,743    $ 57,371
Purchases ............................     20,169      16,250      20,880      12,517      28,705
Maturities ...........................     (6,251)     (5,250)     (1,250)     (3,520)     (3,550)
Sales and calls ......................     (5,382)    (11,441)    (17,886)     (7,653)    (16,118)
Principal repayments .................     (3,729)     (3,281)     (4,214)     (2,777)     (3,300)
Premium and discount amortization, net        (66)        (66)        (88)        (93)       (200)
Charitable contributions in the form
  of equity securities ...............         --          --          --        (110)         --
Recognition of expired options .......        220          --          --          --          --
Change in net unrealized gains .......     (1,809)        332       1,011         547        (165)
                                         --------    --------    --------    --------    --------
Ending balance .......................   $ 63,259    $ 58,153    $ 60,107    $ 61,654    $ 62,743
                                         ========    ========    ========    ========    ========

      The following table sets forth certain information regarding the amortized cost and fair value of our securities at the dates indicated.

                                         At June 30,                              At September 30,
                                    -------------------   ---------------------------------------------------------------
                                             1999                  1998                  1997                  1996
                                    -------------------   -------------------   -------------------   -------------------
                                    Amortized    Fair     Amortized     Fair    Amortized     Fair    Amortized    Fair
                                      Cost       Value      Cost       Value      Cost       Value      Cost       Value
                                    ---------   -------   ---------   -------   ---------   -------   ---------   -------
                                                                         (In thousands)
Debt securities:
 U.S. Government obligations ....   $  13,085   $13,224   $  13,091   $13,579   $  22,661   $22,867   $  22,211   $22,196
 Federal agency obligations .....       9,806     9,569       9,504     9,660      10,428    10,427      10,407    10,335
 Banking and finance obligations        4,527     4,476       5,534     5,624       4,539     4,564       3,289     3,293
 Other bonds and obligations ....      13,421    13,311      13,412    13,762      10,518    10,588      12,362    12,278
                                    ---------   -------   ---------   -------   ---------   -------   ---------   -------
   Total debt securities ........      40,839    40,580      41,541    42,625      48,146    48,446      48,269    48,102
                                    =========   =======   =========   =======   =========   =======   =========   =======
Mortgage-backed and
 mortgage-related securities:
 FHLMC ..........................       1,464     1,475       2,079     2,139       3,233     3,234       3,916     3,843
 FNMA ...........................       6,111     6,037       4,021     4,063       2,912     2,889       3,697     3,661
 GNMA ...........................       2,953     2,942       4,185     4,192       4,044     4,077       3,477     3,462
 Other ..........................       2,817     2,761       1,190     1,219         306       307         353       359
                                    ---------   -------   ---------   -------   ---------   -------   ---------   -------
   Total mortgage-backed and
      mortgage-related securities      13,345    13,215      11,475    11,613      10,495    10,507      11,443    11,325
                                    =========   =======   =========   =======   =========   =======   =========   =======
 Asset-backed securities ........         738       736          --        --         243       330         911     1,012
 Marketable equity securities ...       7,400     7,878       4,433     5,107       1,168     1,654       1,139     1,661
 Federal Home Loan Bank stock ...         850       850         762       762         717       717         643       643
                                    ---------   -------   ---------   -------   ---------   -------   ---------   -------
   Total securities .............   $  63,172   $63,259   $  58,211   $60,107   $  60,769   $61,654   $  62,405   $62,743
                                    =========   =======   =========   =======   =========   =======   =========   =======

      The following table sets forth the amortized cost and fair value of our mortgage-backed and mortgage-related securities, all of which were classified as available for sale at the dates indicated.

                                           At June 30,                                     At September 30,
                                -------------------------------   -----------------------------------------------------------------
                                             1999                              1998                              1997
                                -------------------------------   -------------------------------   -------------------------------
                                             Percent                          Percent                           Percent
                                Amortized      of       Fair      Amortized      of       Fair      Amortized      of       Fair
                                   Cost     Total(1)    Value        Cost     Total(1)    Value        Cost     Total(1)    Value
                                ---------   ------    ---------   ---------   ------    ---------   ---------   ------    ---------
                                                                         (In thousands)
Mortgage-backed and mortgage-
  related securities:

  FHLMC .....................   $   1,464    10.97%   $   1,475   $   2,079    18.12%   $   2,139   $   3,233    30.80%   $   3,234
  FNMA ......................       6,111    45.79        6,037       4,021    35.04        4,063       2,912    27.75        2,889
  GNMA ......................       2,953    22.13        2,942       4,185    36.47        4,192       4,044    38.53        4,077
  Other .....................       2,817    21.11        2,761       1,190    10.37        1,219         306     2.92          307
                                ---------   ------    ---------   ---------   ------    ---------   ---------   ------    ---------
    Total mortgage-backed
      and mortgage-related
      securities ............   $  13,345   100.00%   $  13,215   $  11,475   100.00%   $  11,613   $  10,495   100.00%   $  10,507
                                =========   ======    =========   =========   ======    =========   =========   ======    =========

                                        At September 30,
                                -------------------------------
                                             1996
                                -------------------------------
                                            Percent
                                Amortized      of       Fair
                                   Cost     Total(1)    Value
                                ---------   ------    ---------
                                         (In thousands)
Mortgage-backed and mortgage-
  related securities:

  FHLMC .....................   $   3,916    34.22%   $   3,843
  FNMA ......................       3,697    32.31        3,661
  GNMA ......................       3,477    30.39        3,462
  Other .....................         353     3.08          359
                                ---------   ------    ---------
    Total mortgage-backed
      and mortgage-related
      securities ............   $  11,443   100.00%   $  11,325
                                =========   ======    =========

----------
(1)   Based on amortized cost.

      Carrying Values, Yields and Maturities. The table below presents information regarding the carrying values, weighted average yields and contractual maturities of our investment securities and mortgage-backed securities at June 30, 1999. Mortgage-backed securities are presented by issuer. Yields on tax exempt obligations were not computed on a tax equivalent basis.

                                                                       At June 30, 1999
                                     -----------------------------------------------------------------------------------------
                                                             More than One Year    More than Five Years
                                       One Year or Less        to Five Years          to Ten Years        More than Ten Years
                                     -------------------    -------------------    -------------------    -------------------
                                                Weighted               Weighted               Weighted               Weighted
                                     Carrying    Average    Carrying   Average     Carrying    Average    Carrying   Average
                                      Amount      Yield      Amount     Yield       Amount      Yield      Amount     Yield
                                     --------   --------    --------   --------    --------   --------    --------   --------
                                                                                     (In thousands)
Debt securities:
  U.S. Government obligations ....   $  3,033       6.25%   $ 10,191       6.29%   $     --         -%    $     --        --%
  Federal agency obligations .....         --         --       4,000       6.60       5,569       6.37          --         --
  Banking and finance obligations         504       6.28       3,490       6.30         482       6.02          --         --
  Other bonds and obligations ....      2,622       5.24       7,949       6.47         902       4.96       1,838       5.87
    Total debt securities ........      6,159       5.82      25,630       6.40       6,953       6.16       1,838       5.87
Mortgage-backed and mortgage-related
  securities:
  FHLMC ..........................        158       4.53         333       6.21          --         --         984       6.56
  FNMA ...........................         --         --         731       6.45       1,238       6.56       4,068       6.30
  GNMA ...........................         --         --          --         --          --         --       2,942       5.97
  Other ..........................         --         --          --         --          --         --       2,761       6.44
    Total mortgage-backed and
      mortgage-related securities:        158       4.53       1,064       6.37       1,238       6.56      10,755       6.27
Asset-backed securities ..........         --         --         736       5.47          --         --          --         --
Marketable equity securities .....      7,878       4.40          --         --          --         --          --         --
Federal Home Loan Bank stock .....        850       4.02          --         --          --         --          --         --
                                     --------   --------    --------   --------    --------   --------    --------   --------
    Total securities .............   $ 15,045       4.96%   $ 27,430       6.22%   $  8,191       6.22%   $ 12,593       6.21%
                                     ========   ========    ========   ========    ========   ========    ========   ========

                                       At June 30, 1999
                                     -------------------

                                            Total
                                     -------------------
                                                Weighted
                                     Carrying   Average
                                      Amount     Yield
                                     --------   --------
                                        (In thousands)
Debt securities:
  U.S. Government obligations ....   $ 13,224       6.28%
  Federal agency obligations .....      9,569       6.47
  Banking and finance obligations       4,476       6.27
  Other bonds and obligations ....     13,311       6.04
    Total debt securities ........     40,580       5.24
Mortgage-backed and mortgage
  related securities:
  FHLMC ..........................      1,475       5.26
  FNMA ...........................      6,037       5.37
  GNMA ...........................      2,942       5.97
  Other ..........................      2,761       6.44
    Total mortgage backed and
      mortgage related securities:     13,215       6.28
Asset-backed securities ..........        736       5.47
Marketable equity securities .....      7,878       4.40
Federal Home Loan Bank stock .....        850       4.02
                                     --------   --------
    Total securities .............   $ 63,259       5.98%
                                     ========   ========

Sources of Funds

      General. Deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investments securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We also utilize borrowed funds from the Federal Home Loan Bank of Boston to fund certain loans in connection with our management of the interest rate sensitivity of our assets and liabilities, as well as for other general purposes.

      Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer regular savings deposits, NOW accounts, personal and business demand accounts, money market accounts and certificates of deposit. We also offer Individual Retirement Accounts ("IRAs"), which at June 30, 1999 totaled $9.4 million.

      Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Our deposits are primarily obtained from areas surrounding our offices, and we rely primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. We also have developed deposit products to attract and retain individual and commercial depositors. One such product is a tiered-rate savings account in which deposits over certain amounts earn interest at higher rates. Other programs involve the introduction of commercial deposit products tailored to small- and medium-sized businesses, such as our business and commercial checking accounts. We do not use brokers to obtain deposits.

      When we determine our deposit rates, we consider local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as total savings accounts, NOW accounts, money market accounts and demand accounts) represented 65.6% of total deposits on June 30, 1999. At June 30, 1999, certificates of deposit with remaining terms to maturity of less than one year amounted to $42.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the nine months ended June 30, 1999 and 1998 and for the years ended September 30, 1998 and 1997.

      The following table presents our deposit activity for the periods indicated.

                                        For the Nine Months
                                           Ended June 30,       For the Year Ended September 30,
                                        --------------------    --------------------------------
                                          1999        1998        1998        1997        1996
                                        --------    --------    --------    --------    --------
                                                              (In thousands)
Beginning balance ...................   $135,962    $125,170    $125,170    $120,282    $109,549
Net deposits ........................      7,667       1,735       6,321         710       6,824
Interest credited on deposit accounts      3,506       3,329       4,471       4,178       3,909
                                        --------    --------    --------    --------    --------
Ending balance ......................   $147,135    $130,234    $135,962    $125,170    $120,282
                                        ========    ========    ========    ========    ========
Total increase in deposit accounts ..   $ 11,173    $  5,064    $ 10,792    $  4,888    $ 10,733
Percentage increase .................       8.22%       4.05%       8.62%       4.06%       9.80%

      At June 30, 1999, we had $10.9 million in certificates of deposit with balances of $100,000 and over maturing as follows:

                                                                        Weighted
                                                                        Average
                                                            Amount        Rate
                                                            -------     --------
                                                               (In thousands)
Maturity Period:
  Three months or less ................................     $ 2,731       4.95%
  Over three months through six months ................       1,902       4.92
  Over six months through 12 months ...................       4,264       4.97
  Over 12 months ......................................       2,030       5.29
                                                            -------       ----
Total .................................................     $10,927       5.02%
                                                            =======       ====

      The following table presents the distribution of our deposit accounts at the dates indicated by dollar amount and percent of portfolio, and the weighted average interest rate on each category of deposits.


                                                 At June 30,                      At September 30,
                                     ---------------------------------  ---------------------------------
                                                    1999                               1998
                                     ---------------------------------  ---------------------------------
                                                              Weighted                           Weighted
                                                  Percent     average                Percent     average
                                                  of total    nominal                of total    nominal
                                      Amount      deposits     rate      Amount      deposits     rate
                                     --------     --------    --------  --------     --------    --------
                                                                 (In thousands)
Non-interest  bearing accounts ...   $ 10,555       7.18%       0.00%   $  8,592       6.32%         -%
NOW accounts .....................     14,278       9.70        0.50      15,221      11.19        0.50
Savings accounts:
  Regular ........................     29,624      20.13        2.60      28,239      20.77        2.60
  Tiered rate ....................     35,068      23.84        3.89      29,733      21.87        4.33
    Total savings accounts .......     64,692      43.97        3.30      57,972      42.64        3.49
Money market deposit accounts ....      6,917       4.70        2.26       7,218       5.31        2.95
                                     --------     ------
    Total non-certificate accounts     96,442      65.55        2.45      89,003      65.46        2.60
Certificates of deposit
  Due within 1 year ..............     42,083      28.60        4.90      37,005      27.22        5.06
  Over 1 year through 3 years ....      8,610       5.85        5.28       9,954       7.32        5.45
  Over 3 years ...................         --         --          --          --         --          --
    Total certificate accounts ...     50,693      34.45        4.96      46,959      34.54        5.14
                                     --------     ------      ------    --------     ------      ------
    Total deposits ...............   $147,135     100.00%       3.32%   $135,962     100.00%       3.48%
                                     ========     ======      ======    ========     ======      ======

                                                                At September 30,
                                     --------------------------------------------------------------------
                                                    1997                               1996
                                     ---------------------------------  ---------------------------------
                                                              Weighted                           Weighted
                                                  Percent     average                Percent     average
                                                  of total    nominal                of total    nominal
                                      Amount      deposits     rate      Amount      deposits     rate
                                     --------     --------    --------  --------     --------    --------
                                                                 (In thousands)
Non-interest  bearing accounts ...   $  6,910       5.52%         -%    $  6,941       5.77%         -%
Now accounts .....................     11,310       9.04        1.01      11,604       9.65        1.10
Savings accounts:
  Regular ........................     31,001      24.77        2.60      34,423      28.62        2.60
  Tiered rate ....................     20,729      16.56        4.47       8,126       6.75        4.56
    Total savings accounts .......     51,730      41.33        3.35      42.549      35.37        2.97
Money market deposit accounts ....      9,003       7.19        2.95      11,140       9.26        2.95
    Total non-certificate accounts     78,953      63.08        2.68      72,234      60.05        2.38
Certificates of deposit
  Due within 1 year ..............     37,119      29.65        5.24      39,811      33.10        5.11
  Over 1 year through 3 years ....      9,094       7.27        5.40       8,192       6.81        5.88
  Over 3 years ...................          4         --        5.50          45       0.04        5.35
    Total certificate accounts ...     46,217      36.92        5.27      48,048      39.95        5.24
                                     --------     ------      ------    --------     ------      ------
    Total deposits ...............   $125,170     100.00%       3.63%   $120,282     100.00%       3.52%
                                     ========     ======      ======    ========     ======      ======

      Borrowings. We borrow funds from the Federal Home Loan Bank of Boston for use in connection with our management of the interest rate sensitivity of our assets and liabilities, as well as for other general purposes. These advances are collateralized by certain of our mortgage loans and by our investment in the stock of the Federal Home Loan Bank. The maximum amount that the Federal Home Loan Bank will advance to its members, including Westborough Savings, fluctuates from time to time in accordance with the Federal Home Loan Bank's policies. At June 30, 1999, Westborough Savings had $4.0 million in outstanding advances from the Federal Home Loan Bank and had the capacity to increase that amount to $80.7 million based on Westborough Savings' available qualified collateral. We expect to continue to borrow from the Federal Home Loan Bank of Boston.

      The following table presents certain information regarding our borrowed funds at or for the periods ended on the dates indicated.

                                        At or for the Nine
                                           Months Ended            At or for the
                                             June 30,         Year Ended September 30,
                                        ------------------  --------------------------
                                          1999      1998     1998      1997      1996
                                        -------    -------  ------    ------    ------
                                                           (In thousands)
Federal Home Loan Bank advances:
  Average balance outstanding ........   $2,930        --   $   33    $2,330    $   42
  Maximum amount outstanding at any
         month-end during the period .    4,000        --    2,000     3,000     3,000
  Balance outstanding at end of period    4,000        --    2,000        --     3,000
  Weighted average interest rate
         during the period ...........     5.23%       --     6.06%     6.05%       --
  Weighted average interest rate at
         end of period ...............     5.09%       --     5.29%       --      5.50%

Subsidiary Activities

      Eli Whitney Security Corporation. Eli Whitney Security Corporation is a wholly-owned subsidiary of Westborough Savings. Eli Whitney was established in 1995 as a Massachusetts security corporation for the purpose of buying, selling and holding investment securities on its own behalf and not as a broker. The income earned on Eli Whitney's investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained by us. At June 30, 1999, Eli Whitney had total assets of $12.1 million virtually all of which were in investment securities.

      One Hundredth Security Corporation. One Hundredth Security Corporation is a wholly-owned subsidiary of Westborough Savings established in 1993. One Hundredth is also a Massachusetts security corporation that was formed for the purpose of buying, selling and holding investment securities on its own behalf and not as a broker. The income earned on One Hundredth investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained by us. At June 30, 1999, One Hundredth had total assets of $19.4 million, virtually all of which were in investment securities.

      The Hundredth Corporation. The Hundredth Corporation is a wholly-owned subsidiary of Westborough Savings. The Hundredth Corporation was established in 1991 for the disposal of interests in real or personal property acquired by Westborough Savings through foreclosure, deed in lieu of foreclosure or otherwise. At June 30, 1999, The Hundredth Corporation had total assets of $75 thousand.

Properties

      We currently conduct our business through our executive and administrative offices and our six retail banking offices, five of which are full service branches. As of June 30, 1999, the properties and leasehold improvements owned by us had an aggregate net book value of $1.6 million.

                                   Original Date
                       Leased or     Leased or    Date of Lease    Deposits
        Location         Owned       Acquired      Expiration   at June 30, 1999
--------------------   ---------   -------------  ------------- ----------------
                                                                  (In thousands)
Main Office:

  100 E. Main Street     Owned       06/10/75           --         $56,657
  Westborough, MA

Branch Offices:

  33 W. Main Street      Owned       05/01/54           --         $30,494
  Westborough, MA

  53 W. Main Street      Owned       07/01/81           --         $41,354
  Northborough, MA

  19 Maple Avenue        Leased      12/01/95        11/30/00      $12,216
  Shrewsbury, MA

  Shaw's Supermarket     Leased      05/01/99        04/30/04         $482
  Shrewsbury, MA

Other Offices:

  The  Willows(1)        Leased      08/01/87        07/31/00       $5,932
  One Lyman Street
  Westborough, MA

  Operations Center      Leased      01/01/98        12/31/99           --
  176 E. Main Street
  Westborough, MA

----------
(1) This office provides limited retail banking services to the residents of the Willows. It is not open to the general public and maintains restricted operating hours.

Legal Proceedings

      We are not involved in any pending legal proceeding other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operation.

Personnel

      As of June 30, 1999, we had 45 full-time employees and 26 part-time employees. The employees are not represented by a collective bargaining unit, and we consider our relationship with our employees to be excellent.

                BUSINESS OF WESTBOROUGH FINANCIAL SERVICES, INC.

      Westborough Financial Services has not engaged in any business to date. Upon completion of the reorganization, Westborough Financial Services will own The Westborough Bank. Westborough Financial Services will retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

      In the future, Westborough Financial Services may pursue other business activities, including the acquisition of other financial institutions or other entities, borrowing funds for investment in Westborough Bank and diversification of Westborough Financial Services' operations. Westborough Financial Services has no current plans for such activities. Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Westborough Financial Services receives from Westborough Bank. Initially, Westborough Financial Services will neither own nor lease any property, but will instead use the premises, equipment and furniture of Westborough Bank. At the present time, we intend to employ only persons who are officers of Westborough Bank to serve as officers of Westborough Financial Services. However, we will use the support staff of Westborough Bank from time to time. These persons will not be separately compensated by Westborough Financial Services. Westborough Financial Services will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Offering."

                      REGULATION OF WESTBOROUGH SAVINGS AND
                      WESTBOROUGH FINANCIAL SERVICES, INC.

General


      Westborough Savings is a Massachusetts-chartered savings bank, and its deposit accounts are insured up to applicable limits by the Bank Insurance
Fund ("BIF") of the Federal Deposit Insurance Corporation and by the Depositors Insurance Fund. Westborough Savings is subject to extensive regulation, examination and supervision by the Commonwealth of Massachusetts Division of Banks (the "Division") as its primary corporate regulator, and by the FDIC as the deposit insurer. Westborough Savings must file reports with the Division and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Division and the FDIC conduct periodic examinations to assess our compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

      Westborough Bancorp, MHC and Westborough Financial Services, as bank holding companies controlling Westborough Bank, will be subject to the Bank Holding Company Act of 1956, as amended, (the "BHCA") and the rules and regulations of the Federal Reserve Board (the "FRB") under the BHCA and to the provisions of the Massachusetts General Laws applicable to savings banks and other depository institutions and their holding companies (the "Massachusetts banking laws") and the regulations of the Division under the Massachusetts banking laws applicable to bank holding companies. Westborough Bancorp, MHC and Westborough Financial Services will be required to file reports with, and otherwise comply with the rules and regulations of the FRB and the Division. Westborough Financial Services will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

      Any change in such laws and regulations, whether by the Division, the FDIC, or the FRB, or through legislation, could have a material adverse impact on Westborough Bancorp, MHC, Westborough Financial Services and Westborough Savings and their operations and stockholders.

--------------------------------------------------------------------------------
Certain of the laws and regulations applicable to Westborough Bancorp, MHC, Westborough Financial Services and Westborough Savings are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.
--------------------------------------------------------------------------------

Massachusetts Banking Regulation

      Activity Powers. The Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the Massachusetts banking laws and its related regulations. Under these laws and regulations, savings banks, including Westborough Savings, generally may, invest in:


      o     real estate mortgages;

      o     consumer and commercial loans;

      o specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

      o     certain types of corporate equity securities; and

      o     certain other assets.

A savings bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the Massachusetts banking laws. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. A savings bank may also exercise trust powers upon approval of the Division. Massachusetts savings banks may also exercise any power and engage in any activity permissible for national banks in accordance with regulations adopted by the Division with respect to such power or activity . The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "-- Federal Banking Regulation -- Activity Restrictions on State-Chartered Banks" below.

      Community Reinvestment Act. Westborough Savings is also subject to provisions of the Massachusetts banking laws that, like the provisions of the federal Community Reinvestment Act ("CRA"), impose continuing and affirmative obligations upon a banking institution organized in Massachusetts to serve the credit needs of its local communities ("Massachusetts CRA"). The obligations of the Massachusetts CRA are similar to those imposed by the CRA, with the exception of the assigned exam ratings. Massachusetts banking law provides for an additional exam rating of "high satisfactory" in addition to the federal CRA ratings of "outstanding," "satisfactory," "needs to improve" and "substantial non-compliance." The division has adopted regulations to implement the Massachusetts CRA that are based on the CRA. See "Federal Banking Regulation -- Community Reinvestment Act." The Division is required to consider a bank's Massachusetts CRA rating when reviewing the bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Massachusetts CRA requires the Division to assess a bank's compliance with the Massachusetts CRA and to make such assessment available to the public. Westborough Savings' most recent Massachusetts CRA rating, received by letter, dated March 22, 1999, from the Division was a rating of "Satisfactory."

      Loans-to-One-Borrower Limitations. With specified exceptions, the total obligations of a single borrower to a Massachusetts chartered savings bank may not exceed 20% of the savings bank's surplus account. A savings bank may lend additional amounts up to 100% of the bank's surplus account if secured by collateral meeting the requirements of the Massachusetts banking laws. Westborough Savings currently complies with applicable loans-to-one-borrower limitations.

      Loans to a Bank's Insiders. Provisions of the Massachusetts banking laws prohibit a savings bank from making a loan or otherwise extending credit to any of its officers and directors or trustees and prohibits any such officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person except for any of the following loans after approval by a majority of the all of the members of the bank's Board of Investment, excluding any member involved in such loan or extension of credit:

      o loan or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $20,000;

      o loan or extension of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $75,000;


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

      o loan or extension of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $275,000;

      o loan or extension of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank's loan-to-one borrower limit. See "Massachusetts Banking Regulation -- Loans-to-One Borrower Limitations" above.

No such loan may be granted with an interest rate or on other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.


      Dividends. Under the Massachusetts banking laws, a stock savings bank may, subject to several limitations, declare and pay a dividend on its capital stock, which is the bank's common stock and any preferred stock, out of the bank's net profits. A dividend may not be declared, credited or paid by a stock savings bank so long as there is any impairment of capital stock. No dividend may be declared on the bank's common stock for any period other than for which dividends are declared upon preferred stock, except as authorized by the Commissioner. The approval of the Commissioner is also required for a stock savings bank to declare a dividend, if the total of all dividends declared by the savings bank in any calendar year shall exceed the total of its net profits for that year combined with its retained net profits of the preceeding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.


In addition, Federal law may also limit the amount of dividends that may be paid by Westborough Savings. See "-- Federal Banking Regulation -- Prompt Corrective Action" below.

      Examination and Enforcement. The Division is required to periodically examine savings banks at least once every calendar year or at least once each 18 month period if the savings bank qualifies as well capitalized under the prompt corrective action provisions of the Federal Deposit Insurance Act. See "-- Federal Banking Regulation -- Prompt Corrective Action" below. The Division may also examine a savings bank whenever the Division deems an examination expedient. If the Division finds, after an inquiry, that any trustee, director or officer of a savings bank has, among other things, violated any law related to such bank or has conducted the business of such bank in an unsafe or unsound manner, the Division may take various actions that could result in the suspension or removal of such person as an officer, director or trustee of the savings bank. If the Division determines that, among other things, a savings bank has violated its charter or any Massachusetts law or is conducting its business in an unsafe or unsound manner or is in an unsafe or unsound condition to transact its banking

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business, the Division may take possession of the property and business of the savings bank and may, if the facts warrant, initiate the liquidation of the bank.

Federal Banking Regulation

      Capital Requirements. FDIC regulations require BIF-insured banks, such as Westborough Savings, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

      Tier 1 capital is comprised of the sum of common stockholders' equity (excluding the unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities.

      The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for possible loan losses. Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital can not exceed 100% of Tier 1 capital.

      The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

      The FDIC regulations also require that savings banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

      The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

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

      The following table shows Westborough Savings' leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at June 30, 1999:

                                                                   As of June 30, 1999
                                     -------------------------------------------------------------------------------
                                                                    Pro                     Pro Forma
                                     Historical     Percent of     Forma      Percent of     Capital      Percent of
                                       Capital      Assets(2)    Capital(1)    Assets(2)   Requirements    Assets(2)
                                     ----------     ----------   ----------   ----------   ------------   ----------
                                                                       (In thousands)
Regulatory Tier 1 leverage capital     $19,411        11.41%      $21,624        12.55%        5,169         3.00%
Tier 1 risk-based capital ........     $19,411        20.60%      $21,624        22.66%        3,817         4.00%
Total risk-based capital .........     $20,280        21.52%      $22,493        23.57%       $7,635         8.00%

----------

(1)   Based on the midpoint of the Current Valuation Range.
(2) For purposes of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk based capital and total risk-based capital, assets are based on total risk-weighted assets.

      As the table shows, Westborough Savings exceeded the minimum capital adequacy requirements at the date indicated.

      Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended (the "FDIA"), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

      Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if:

       o the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991;

       o the state in which the bank is chartered permitted such investments as of September 30, 1991; and

       o the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

Westborough Savings received approval from the FDIC to retain and acquire such equity investments subject to a maximum permissible investment equal to the lesser of 100% of Westborough Savings' Tier 1 capital or the maximum permissible amount specified by the Massachusetts banking laws. Section 24 also provides an exception for majority owned

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subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries are limited to those permissible for a national bank, permissible under Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

      Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

      Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including Westborough Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

      The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

       o insolvency (whereby the assets of the bank are less than its liabilities to depositors and others);

       o substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

       o    existence of an unsafe or unsound condition to transact business;

       o likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

       o insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

      Deposit Insurance. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to supervisory subgroup based on a supervisory evaluation provided to

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

the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

      An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Westborough Savings.

      Under the Deposit Insurance Funds Act of 1996 (the "Funds Act"), the assessment base for the payments on the bonds (the "FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as Westborough Savings. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits will be one-fifth of the rate imposed on deposits insured by the Savings Association Insurance Fund (the "SAIF"). The annual rate of assessments for the payments on the FICO bonds for the quarterly period beginning on January 1, 1999 was 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits.

      Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Westborough Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

      Transactions with Affiliates of Westborough Savings. Transactions between an insured bank, such as Westborough Savings, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the FRB has proposed treating any subsidiary of a bank that is engaged in activities not permissible for bank holding companies under the BHCA, as an affiliate for purposes of Sections 23A and 23B. Sections 23A and 23B (1) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered

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

transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those that would be provided to a non-affiliate.

      Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. ss. 1972 on certain tying arrangements. A depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

      Uniform Real Estate Lending Standards. Pursuant to FDICIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

      The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

       o for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

       o for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%;

       o for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

       o for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

       o for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner occupied, one- to four-family property), the limit is 85%.

Although no supervisory loan-to-value limit has been established for owner-occupied, one- to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

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      Community Reinvestment Act. Under the Community Reinvestment Act, any
insured depository institution, including Westborough Savings, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

      Among other things, the current CRA regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

       o a lending test, to evaluate the institution's record of making loans in its service areas;

       o an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

       o a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

For a small bank, which is a bank with less than $250 million in assets in the year prior to the CRA examination, such as Westborough Savings, the CRA assessment will be based on

       o    the bank's loan-to-deposit ratio;

       o the percentage of the bank's loans and any other appropriate lending related activities located in the bank's assessment areas;

       o the bank's record of lending to, and other appropriate lending related activities for borrowers of different income levels and businesses and farms of different sizes;

       o    the geographic distribution of the bank's loans; and

       o the bank's record in acting in response to written complaints about the bank's performance in helping to meet the credit needs of its assessment areas.

      The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. Westborough Savings received a "satisfactory" rating in its CRA examination conducted by the FDIC on March 1, 1999.

      Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

      In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

      Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4%, and its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk-based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is rated a composite "1" under the Uniform Financial Institutions Rating System) would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, Tier 1 capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

      The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

       o an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and

       o the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

      The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.

      Loans to a Bank's Insiders. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an "insider") and any of certain entities affiliated to any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Westborough Savings' loans. See "Massachusetts Banking Regulation -- Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's capital and unimpaired surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the Board of Trustees of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either
(1) $500,000 or (2) the greater of $25,000 or 5% of the bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

      In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Federal Reserve System

      Under FRB regulations, Westborough Savings is required to maintain noninterest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment by the FRB) and an initial reserve of $1.4 million plus 10% (subject to adjustment by the FRB between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the FRB) are exempted from the reserve requirements. Westborough Savings is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce Westborough Savings' interest-earning assets.

Holding Company Regulation

      Federal Regulation. After the reorganization, Westborough Bancorp, MHC and Westborough Financial Services will be governed as bank holding companies. Bank holding companies are subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for Westborough Savings. As of December 31, 1998, Westborough Financial Services' total capital and Tier 1 capital ratios for Westborough Bancorp, MHC and Westborough Financial Services would, on a pro forma basis, exceed these minimum capital requirements. See "Regulatory Capital Compliance."

      Regulations of the FRB provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of FDICIA, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See "-- Federal Banking Regulation -- Prompt Corrective Action" above. If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the FRB.

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

      As bank holding companies, Westborough Bancorp, MHC and Westborough Financial Services will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for Westborough Bancorp, MHC or Westborough Financial Services to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

      A bank holding company is required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

      In addition, a bank holding company, which does not qualifiy as a financial holding company under the Gramm-Leach-Bliley Financial Services Modernization Act, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

       o    making or servicing loans;

       o    performing certain data processing services;

       o    providing discount brokerage services;

       o    acting as fiduciary, investment or financial advisor;

       o    leasing personal or real property;

       o making investments in corporations or projects designed primarily to promote community welfare; and

       o    acquiring a savings and loan association.

      Bank holding companies that do qualify as a financial holding company may engage in activities that are financial in nature or incidental thereto. Bank holding companies may qualify to become a financial holding company if each of its depository institution subsidiaries is "well capitalized," "well managed," has at least a "satisfactory" CRA rating at its most recent examination and the bank holding company has filed a certification with the FRB that it elects to become a financial holding company.

      Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Westborough Bancorp, MHC or Westborough Financial Services ever acquired as a separate subsidiary a depository institution in addition to Westborough Bank.

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

      Massachusetts Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term "company" is defined by the Massachusetts banking laws similarly to the definition of "company" under the BHCA. Each Massachusetts bank holding company must:

       o Obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; and

       o Must register, and file certain reports, with the Division and is subject to examination by the Division.

Westborough Bancorp, MHC or Westborough Financial Services will become a Massachusetts bank holding company if they acquire a second banking institution and hold and operate it separately from Westborough Bank.

Acquisition of Westborough Financial Services

      Under federal law, no person may acquire control of Westborough Financial Services or Westborough Bank without first obtaining, as summarized below, approval of such acquisition of control by the FRB.

      Federal Restrictions. Under the federal Change in Bank Control Act, any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of Westborough Financial Services' common stock will be required to submit prior notice to the FRB, unless the FRB has found that the acquisition of such shares will not result in a change in control of Westborough Financial Services. Under the BHCA, the FRB has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by Westborough Financial Services and Westborough Bank, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain "control," within the meaning of the BHCA, of Westborough Financial Services. The term "control" is defined generally under the BHCA to mean the ownership or power to vote 25% more of any class of voting securities of an institution or the ability to control in any manner the election of a majority of the institution's directors.

      Massachusetts Restrictions. Under the Massachusetts banking laws, the prior approval of the Division is required before any person may acquire a Massachusetts bank holding company, such as Westborough Financial Services. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a Massachusetts bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a Massachusetts bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

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

Dividend Waivers by Westborough Bancorp, MHC

      Certain mutual holding companies have waived the receipt of dividends declared by its savings institution subsidiary. Any such dividend waiver by Westborough Bancorp, MHC will be subject to the following restrictions:

      Massachusetts Restrictions. Under applicable Massachusetts regulations, a mutual holding company may not waive any dividends to be paid by any of its subsidiary institutions if any shares of the stock to which the waiver would apply is held by an insider (any officer, director, or corporator of the mutual holding company or a subsidiary banking institution) or a stock benefit plan of the mutual holding company unless prior written notice of the waiver has been given to the Division and the Division does not object to the waiver. The Division may not object to a dividend waiver notice if:

       o The waiver would not be detrimental to the safe and sound operation of the subsidiary banking institution, and

       o The board of directors of the mutual holding company expressly determines, as evidenced by a resolution of the board of directors, that such waiver is consistent with the directors' fiduciary duties to the mutual members of the mutual holding company.

      Federal Restrictions. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by Westborough Bancorp, MHC of dividends paid on the common stock by Westborough Financial Services. In particular, the Federal Reserve Board is expected to require that Westborough Bancorp, MHC obtain the prior approval of the Federal Reserve Board before Westborough Bancorp, MHC may waive any dividends from Westborough Financial Services. As of the date hereof, we are not aware that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested such approval.

      We also expect that the terms of the Federal Reserve Board approval of the reorganization will require that the amount of any dividends waived by Westborough Bancorp, MHC will not be available for payment to its public stockholders of Westborough Financial Services (i.e., stockholders except for Westborough Bancorp, MHC) and that such amount will be excluded from Westborough Financial Services' capital for purposes of calculating dividends payable to the public stockholders. Moreover, Westborough Savings is required to maintain the cumulative amount of dividends waived by Westborough Bancorp, MHC in a restricted capital account that would be added to the liquidation account established in the reorganization. This amount would not be available for distribution to public stockholders. See "The Reorganization and The Offering -- Effects of the Reorganization -- Depositors' Rights If We Liquidate; Liquidation Account." The restricted capital account and liquidation account amounts would not be reflected in Westborough Bank's financial statements, but would be considered as a notational or memorandum account of Westborough Bank. These accounts would be maintained in accordance with the laws, rules, regulations and policies of the Division of Banks and the plan of reorganization. The plan of reorganization also provides that if Westborough Bancorp, MHC converts to stock form in the future, (commonly referred to as a second-step conversion), any waived dividends would reduce the percentage of the converted company's shares of common

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

stock issued to public stockholders in connection with any such transaction. For additional information regarding the possible second-step conversion of Westborough Bancorp, MHC, see "The Reorganization and The Offering -- Possible Conversion of Westborough Bancorp, MHC to Stock Form."

      Westborough Bancorp, MHC does not expect initially to waive dividends declared by Westborough Financial Services. If Westborough Bancorp, MHC decides that it is in its best interest to waive a particular dividend to be paid by Westborough Financial Services and the Federal Reserve Board approves such waiver, then Westborough Financial Services would pay such dividend only to its public stockholders. The amount of the dividend waived by Westborough Bancorp, MHC would be treated in the manner described above. Westborough Bancorp, MHC's decision as to whether or not to waive a particular dividend will depend on a number of factors, including Westborough Bancorp, MHC's capital needs, the investment alternatives available to Westborough Bancorp, MHC as compared to those available to Westborough Financial Services, and the possibility of regulatory approvals. We cannot guarantee:

      o that after the reorganization, Westborough Bancorp, MHC will waive dividends paid by Westborough Financial Services;

      o that if the application is made to waive a dividend, that the Federal Reserve Board will approve such dividend waiver request; or

      o what conditions might be imposed by the Federal Reserve Board on any dividend waiver.

                                    TAXATION

Federal

      General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Westborough Bank, Westborough Bancorp, MHC or Westborough Financial Services. For federal income tax purposes, we report income on the basis of a taxable year ending September 30, using the accrual method of accounting, and we are generally subject to federal income taxation in the same manner as other corporations. Following the reorganization, Westborough Bank and Westborough Financial Services will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. Because Westborough Bancorp, MHC will own less than 80% of the common stock of Westborough Financial Services, it will not be a member of such affiliated group and will report its income on a separate return. Westborough Savings is not currently under audit by the Internal Revenue Service ("IRS"), but its September 30, 1994 return was audited in 1996.

      Bad Debt Reserves. Westborough Savings, as a "small bank" (one with assets having an adjusted tax basis of $500 million or less) is permitted to maintain a reserve for bad debts with respect to "qualifying loans" which, in general, are loans secured by certain interests in real property, and to make, within specified formula limits, annual additions to the reserve which are deductible for purposes of computing its taxable income. Pursuant to

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

the Small Business Job Protection Act of 1996, Westborough Savings is now recapturing (taking into income) over a multi-year period a portion of the balance of its bad debt reserve as of September 30, 1996.

      Distributions. To the extent that Westborough Bank makes "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from our unrecaptured tax bad debt reserve "base year reserve," i.e., our reserve as of September 30, 1988, to the extent thereof and then from our supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in Westborough Bank's taxable income. Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of our current or accumulated earnings and profits will not be included in our income.

      The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of our base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includible in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. We do not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

      Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. We have not been subject to AMT during the past five years.

      Elimination of Dividends; Dividends Received Deduction. Westborough Financial Services may exclude from its income 100% of dividends received from Westborough Bank as a member of the same affiliated group of corporations. Because, following the reorganization, Westborough Bancorp, MHC will not be a member of such affiliated group, it will not qualify for such 100% dividends exclusion, but will be entitled to deduct 80% of the dividends it receives from Westborough Financial Services so long as it owns more than 20% of the common stock.

State

      We file Massachusetts Savings Institution income tax returns. Generally, the income of savings institutions in Massachusetts, which is calculated based on federal taxable income, subject to certain adjustments, is subject to Massachusetts tax. We are not currently under audit with respect to its Massachusetts income tax returns and our state tax returns have not been audited for the past five years.

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

      Westborough Financial Services will be required to file a Massachusetts income tax return and will generally be subject to a state income tax rate that is the same tax rate as the tax rate for savings institutions in Massachusetts. However, if Westborough Financial Services meets certain requirements, it may be eligible to elect to be taxed as a Massachusetts Security Corporation, which would allow Westborough Financial Services to be taxed at a rate that is currently lower than income tax rates for savings institutions in Massachusetts.

                                   MANAGEMENT

Shared Management Structure

      Westborough Financial Services has the same directors and executive officers as the current trustees and executive officers of Westborough Savings. We expect that Westborough Financial Services and Westborough Bank will continue to have common directors and common executive officers until there is a business reason to establish separate management structures.

      To date, Westborough Savings has compensated its trustees and executive officers for their services. Westborough Financial Services does not pay any additional compensation. We expect to continue this practice after the reorganization until we have a business reason to establish separate compensation programs. Until then, we expect Westborough Financial Services to reimburse Westborough Savings and, following the reorganization, Westborough Bank for a part of the compensation paid to each director and executive officer that is proportionate to the amount of time which he or she devotes to performing services for Westborough Financial Services.

Corporators

      Corporators are individuals that constitute a governing body for Massachusetts-chartered mutual savings banks and mutual holding companies. Under Massachusetts law, such mutual institutions must have at least 25 corporators who are residents of the communities in which the savings bank conducts its business. Corporators serve for a term of ten years and have such powers as are expressly reserved to them under Massachusetts law to act on such matters that are properly brought before them by trustees. The duties of corporators typically include the annual election of trustees and executive officers and the approval of significant events involving the governance and corporate structure of the mutual institution, such as amendments to the institution's charter and bylaws and the institution's reorganization or conversion from mutual to stock form. Under Massachusetts laws, the corporators of Westborough Bancorp, MHC will initially consist of the current corporators of Westborough Savings who will continue to serve as corporators of Westborough Bancorp, MHC for the balance of their ten year terms.

Directors

      Composition of Our Boards. We have 16 directors. Each director belongs to one of three groups with staggered three-year terms of office. Six directors are in Group One and have terms expiring in 2000. Five directors are in Group Two and have terms expiring in 2001. Five directors are in Group Three and have terms expiring in 2002. At each of Westborough Financial Services' annual stockholder meetings, the stockholders will elect directors to fill the seats of the directors whose terms are expiring in that year and any vacant seats. Westborough Financial Services, as Westborough Bank's sole stockholder, will elect Westborough Bank's directors.

      Who Our Directors Are. The following table states our directors' names, their ages at the date of this prospectus, their positions, the years when they began serving as directors (including time spent on the Board of Trustees of Westborough Savings in mutual form before the reorganization) and the years when their current terms of office as directors will expire:

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

                                        Positions at             Bank
                                     Westborough Bank and       Trustee   Term
          Name            Age   Westborough Financial Services   Since   Expires
-----------------------   ---   ------------------------------  -------  -------
Nelson P. Ball            68    Director                         1980      2001
Edward S. Bilzerian       66    Director                         1993      2002
David E. Carlstrom        65    Director                         1976      2000
John L. Casagrande        53    Senior Vice President,
                                Treasurer and Director           1994      2000
William W. Cotting, Jr.   53    Director                         1988      2000
Robert G. Daniel          70    Director                         1969      2001
Earl W. Hutt              72    Director                         1988      2001
Walter A. Kinell, Jr.     70    Chairman of the Board of
                                Directors                        1967      2000
Robert A. Klugman         48    Director                         1991      2000
Roger B. Leland           70    Director                         1974      2001
Joseph F. MacDonough      54    President, Chief Executive
                                Officer and Director             1982      2001
Paul F. McGrath           53    Director                         1993      2002
Charlotte C. Spinney      63    Director                         1991      2002
Phyllis A. Stone          56    Director                         1999      2002
James E. Tashjian         58    Director                         1973      2002
Daniel G. Tear            73    Director                         1985      2000

      Our Directors' Backgrounds. The business experience of each of our directors is as follows:

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services advisor for over 20 years and is a member of the National Association of Securities Dealers, Inc.

      Edward S. Bilzerian is President of Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds. He has been self-employed for over ten years.

      David E. Carlstrom has served as President of Carlstrom Pressed Metal Co., Inc. for over 25 years. Carlstrom Pressed Metal is located in Westborough, Massachusetts.

      John L. Casagrande has served as the Senior Vice President and Treasurer of Westborough Savings since 1993. He joined Westborough Savings after having been employed as a senior bank officer and certified public accountant for over 15 years at various times by several financial institutions (including mutual and stock institutions) and the accounting firm of Peat Marwick.

      William W. Cotting, Jr. has been an attorney in private practice for over 20 years. His practice is located in Northborough, Massachusetts.

      Robert G. Daniel was employed in various capacities, including President and Treasurer, at Carlson Daniel Insurance Agency, Inc., located in Westborough, Massachusetts from 1958 to 1994. Mr. Daniel sold insurance from 1994 to 1996 for Allied American Agency following its acquisition of Carlson Daniel. Mr. Daniel currently serves as President and Treasurer of

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

Westborough Insurance Agency, Inc., a non-active corporation used as a vehicle for payments from Allied American as negotiated in connection with the acquisition of Carlson Daniel.

      Earl H. Hutt has served as an investment advisor and portfolio manager for private industry for over 20 years.

      Walter A. Kinell, Jr. has been Chairman of the Board since 1994. Mr. Kinell joined Westborough Savings in 1949 as an assistant treasurer, became President and Chief Executive Officer in 1969 and retired from this position in 1994.

      Robert A. Klugman, M.D. has practiced general medicine in Westborough, Massachusetts for over 20 years.


      Roger B. Leland has practiced estate, tax and real estate law at Leland Law Associates for over 30 years. During that time, he also served as an insurance broker, selling life and casualty insurance products, through Leland Insurance Agency, Inc. Leland Law Associates and Leland Insurance Agency are located in Northborough, Massachusetts.


      Joseph F. MacDonough has served as President and Chief Executive Officer of Westborough Savings since 1994. He joined Westborough Savings in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Trustees of the Savings Bank Employees' Retirement Association and is a certified public accountant.

      Paul F. McGrath is a certified public accountant and has served as President of Mottle McGrath Braney & Flynn, P.C. for over five years. Mottle McGrath is a certified public accounting firm, located in Worcester, Massachusetts, that provides accounting, tax and business advisory services throughout central New England.

      Charlotte C. Spinney is a retired social studies teacher. She taught at Westborough High School for 41 years and, during that time, she created the curriculum for the community service component of the school's Sociology course.

      Phyllis A. Stone has served as Vice President and Treasurer of Comey Oil Co., Inc., located in Westborough, Massachusetts, for the past three years. Prior to her appointment as Vice President, she served in various other capacities within Comey Oil for over 30 years. She is past Treasurer of the Regatta Point Community Sailing Inc. of Worcester, Massachusetts.

      James E. Tashjian is a partner in the law firm of Tashjian, Simsarian & Wickstrom, located in Westborough, Massachusetts. He has engaged in the general practice of law for over 30 years.

      Daniel G. Tear has served as a consultant to businesses in the area of management psychology for the past 30 years.

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

Meetings of the Board of Directors and Its Committees

      Our Boards of Directors meet on a quarterly basis and may hold additional special meetings. During 1998, Westborough Savings' Board of Trustees held five regular meetings and no special meetings.

      The Boards of Directors of Westborough Bank and Westborough Financial Services maintain Executive (which in the case of Westborough Savings was known as the Board of Investment), Auditing, Compensation, and Long Range Planning Committees with identical compositions. Westborough Bank's Board of Directors also maintains an Asset/Liability Management Committee. No committee of Westborough Financial Services' Board of Directors held any meetings in 1998.

      The Executive Committee (formerly known as the Board of Investment) consists of Messrs. Carlstrom, Daniel, Klugman, Leland, MacDonough and Tashjian, with Mr. MacDonough serving as Chairman. The Executive Committee exercises the powers of the Board of Directors in between its meetings. The Board of Investment met 52 times during 1998.

      The Auditing Committee consists of Messrs. Bilzerian, Hutt and McGrath, with Mr. Hutt serving as Chairman. This committee reviews the annual audit prepared by the independent accountants, recommends the appointment of accountants and receives reports from the firm of Healy and Healy, independent internal auditors. It met four times during 1998.

      The Compensation Committee consists of Messrs. Carlstrom, Daniel and Leland, with Mr. Daniel serving as Chairman. This committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. It met three times during 1998.

      The Long Range Planning Committee consists of Mr. Leland who is Chairman and Messrs. Carlstrom, Daniel, Kinell, Klugman, MacDonough, Tashjian and Tear. This Committee sets long range goals and objectives and develops plans for their achievement. It met seven times during 1998.

      Westborough Savings' Asset/Liability Management Committee consists of Messrs. Casagrande, Daniel, Kinell, Tautkas and MacDonough, who serves as the Chairman. This committee has general oversight of Westborough Savings investments and the management of its interest rate risk. It met three times during 1998.

Director Compensation

      Fees. Westborough Savings pays a fee of $200 to each of its non-management trustees for attendance at each board meeting and each meeting of a committee of which they are members, with the Chairman of each committee receiving a fee of $225. Westborough Savings paid fees totaling approximately $92,000 to its non-employee trustees for the year ended September 30, 1998. In addition to the meeting fees, for fiscal quarter ended September 30, 1999, we paid an aggregate retainer fee of $7,500 to non-management tustees. Going forward, we currently plan to pay, for fiscal year ending September 30, 2000, such retainer fee to non-management trustees in advance. In the aggregate, the annual retainer fee would amount to $30,000.

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

      We anticipate that the directors will be eligible to participate in the stock option and management recognition plans expected to be implemented following the completion of the reorganization.

Executive Officers

      Executive Officers Who are Not Directors. In addition to Messrs. Casagrande and MacDonough, Westborough Financial Services and Westborough Savings have the following executive officers:

      Vickie A. Bouvier has worked for Westborough Savings since 1976 and has been the Vice President, Operations Officer since 1994.

      Alexander P. Tautkas is currently the Vice President and Senior Loan Officer of Westborough Savings, an office which he has held since 1997. He is responsible in this capacity for Westborough Savings' loan portfolio. He has been employed by Westborough Savings in various positions since 1977.

      Margaret I. Duquette has worked for Westborough Savings as its Director of Human Resources since 1997. Prior to 1997, she held the position of Director of Human Resources at Bay State Savings Bank in Worcester, Massachusetts where she worked for 19 years.

Executive Officer Compensation

      Summary Compensation Table. The following table provides information about the compensation paid for 1998 to our Chief Executive Officer and any other executive officers whose total annual salary and bonus for 1998 was at least $100,000.

                                                                                 Long Term
                                            Annual Compensation                Compensation
                                 -----------------------------------------   ---------------
       Name and                                            Other Annual                           All Other
  Principal Position      Year   Salary($)   Bonus($)   Compensation($)(1)   LTIP Payouts($)   Compensation(2)
  ------------------      ----   ---------   --------   ------------------   ---------------   ---------------
Joseph F. MacDonough
   President and Chief
   Executive Officer      1998   $156,846       --            --                    --            $ 36,580

----------
(1) Westborough Savings provides Mr. MacDonough with certain non-cash benefits and perquisites, such as the use of an automobile, club membership dues and certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and annual bonus reported for him in the Summary Compensation Table.

(2) Includes the dollar value of the benefit to Mr. MacDonough of the premiums paid by Westborough Savings under his split dollar life insurance arrangement and contributions on behalf of Mr. MacDonough to the Westborough Savings 401(k) plan. The full amount of the premiums paid by Westborough Savings under the split dollar life insurance arrangement will be refunded to it from the proceeds of the split dollar life insurance policy.

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

Employment Agreements

      Effective upon the reorganization, Westborough Financial Services intends to enter into separate employment agreements with Messrs. MacDonough and Casagrande to secure their services as President and Chief Executive Officer, and Senior Vice President and Treasurer, respectively. The employment agreements will provide for an initial term of three years in the case of Mr. MacDonough, and two years in the case of Mr. Casagrande. Commencing on the first anniversary of the effective date of each agreement, and continuing on each anniversary date thereafter, the employment agreements may be extended, after review by the Compensation Committee of the Board of the executive's performance, for an additional one-year period, so that the remaining term will be three years in the case of Mr. MacDonough, and two years in the case of Mr. Casagrande. The current base salaries for Mr. MacDonough and Mr. Casagrande are $180,000 and $100,000, respectively. The employment agreements provide for each executive's base salary to be reviewed annually by the Board, and it is anticipated that each executive's base salary will be adjusted based on his job performance and the overall performance of Westborough Financial Services and Westborough Bank. In addition to base salary, each employment agreement provides for participation in stock, retirement, and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel. Mr. MacDonough's agreement provides for the reimbursement of his ordinary and necessary business expenses, which specifically include travel and entertainment expenses, expenses related to the use of an automobile, and fees for membership in clubs and organizations that he and Westborough Financial Services agree are for business purposes. Mr. Casagrande's agreement provides for the reimbursement of his ordinary and necessary business expenses, which specifically include certain travel and entertainment expenses.

      Westborough Financial Services may terminate each executive's employment at any time with or without cause, and each executive may resign at any time provided he provides 30 days prior written notice and fully cooperates in the transition of his duties. In the event an executive's employment is terminated without cause during the term of the employment agreement, the executive will be entitled to severance benefits. These severance benefits include a lump sum payment equal to the present value of the base salary and bonus payments that would have been made to the executive for the remaining term of his employment agreement, assuming the executive would have been awarded a bonus for each year remaining in the agreement term equal to the highest annual bonus paid to him in the preceding three year period and paid his base salary during the remaining agreement term at the annual rate in effect as of the termination. In addition, the executive will be entitled to continue his participation in the group life, health, dental, accidental death and long-term disability plans sponsored by Westborough Bank for the remaining term of his employment agreement. The same severance benefits will be payable if the executive resigns during the term of the employment agreement following: failure of the Board to reappoint the executive to the position provided for in his employment agreement; failure of Westborough Financial Services to vest in the executive the duties set forth in the agreement, if not cured; and Westborough Financial Services' material breach of the agreement. The employment agreements also provide certain uninsured benefits in the event the executive's employment terminates because of death or disability.

      Under his employment agreement, Mr. MacDonough agrees that for the three year period following his termination of employment, he will not take a position with any competitor that would require him to work within a 50 mile radius of the headquarters of Westborough Financial Services or Westborough Bank. Mr. Casagrande agrees under his employment agreement that for a period of two years following his termination of employment he will not take a position with any competitor that would require him to work within a 30 mile radius of the headquarters of Westborough Financial Services or Westborough Bank.

      Change in Control Provisions. In the event Mr. MacDonough or Mr. Casagrande resigns for any reason or is terminated without cause following a change in control of Westborough Financial Services or Westborough Bank, he will be entitled to certain severance benefits. These severance benefits include a lump sum payment equal to the present value of the base salary and bonus payments that would have been made to the executive for the remaining term of his employment agreement, assuming the executive would have been awarded a bonus for each year remaining in the agreement term equal to the highest annual bonus paid to him in the preceding three year period and paid his base salary during the remaining agreement term at the annual rate in effect as of the termination. However, in no event will the amount of this lump sum payment be less than 2.99 multiplied by the executive's average annual compensation for the preceding five years. In addition, the executive will be entitled to continue his participation in the group life, health, dental, accidental death and long-term disability plans sponsored by Westborough Bank for the remaining term of his employment agreement. A second-step conversion will not trigger additional benefits or accelerate benefits under the employment agreements or under any other arrangement.

      If Westborough Financial Services or Westborough Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code ("Code"), a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Westborough Bank nor Westborough Financial Services could claim a federal income tax deduction for an excess parachute payment. The employment agreements require Westborough Financial Services to indemnify each executive against the financial effects of the excise tax.

Benefit Plans

      Pension Plans. Westborough Savings maintains a tax-qualified pension plan that covers substantially all employees who have attained age 21 and have at least one year of service. The following table shows the estimated aggregate benefits payable under the pension plan upon retirement at age 65 with various years of service and average compensation combinations.

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

                                        Years of Service
  Average       ----------------------------------------------------------------
Compensation       15            20            25            30            35
------------    --------      --------      --------      --------      --------
  $100,000      $ 24,948      $ 33,265      $ 41,581      $ 41,581      $ 41,581

  $125,000      $ 31,886      $ 42,515      $ 53,143      $ 53,143      $ 53,143

  $150,000      $ 38,823      $ 51,765      $ 64,706      $ 64,706      $ 64,706

  $160,000      $ 41,598      $ 55,465      $ 69,331      $ 69,331      $ 69,331

  $175,000      $ 41,598      $ 55,465      $ 69,331      $ 69,331      $ 69,331

  $200,000      $ 41,598      $ 55,465      $ 69,331      $ 69,331      $ 69,331

  $300,000      $ 41,598      $ 55,465      $ 69,331      $ 69,331      $ 69,331

  $400,000      $ 41,598      $ 55,465      $ 69,331      $ 69,331      $ 69,331

      The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. At September 30, 1998, Mr. MacDonough's average compensation and estimated years of service were $142,525 and 20.9 years of service.

      Mr. MacDonough and Mr. Casagrande are entitled to supplemental retirement benefits under an Executive Supplemental Compensation Agreement each has entered into with Westborough Savings. Under each agreement, the executive is entitled to an annual retirement benefit, payable at age 65 in the form of a single life annuity, equal to 70% of his benefit computation base in the case of Mr. MacDonough and 50.4% of his benefit computation base in the case of Mr. Casagrande, but reduced by the sum of: 2% multiplied by the executive's annual primary Social Security benefit multiplied by his years of service, plus his annual retirement benefit under any tax-qualified pension plan, plus the annual annuity payable to the executive under his Split Dollar Agreement. Under the agreements, the executive's benefit computation base is his average annual compensation during the 12 consecutive calendar quarters in which his compensation is the highest.

      401(k) Plan. Westborough Savings maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 21 and have at least one year of service. Eligible employees may take pre-tax contributions to the plan through salary reduction elections from 1% to 15% of annual compensation, subject to limitations of the Internal Revenue Code (for 1998, the annual limit was $10,000). Westborough Savings makes a matching contribution to the plan equal to 25% of the first four percent of annual compensation contributed to the plan on a pre-tax basis by the eligible employee.

      This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. As of the completion of the reorganization, one permitted investment will be Westborough Financial Services' common stock. The plan itself is not an eligible account holder. However, participants who are eligible account holders may use their subscription rights to purchase stock for their plan accounts in the initial offering. This plan will purchase common stock for other participants from Westborough Financial Services in the initial offering, to the extent that shares are available to investors who are not eligible account holders, and in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

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

      Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees of Westborough Bank and Westborough Financial Services who have at least one year of service and have attained age 21 and will take effect at the completion of the reorganization.

      Westborough Financial Services intends to lend this plan enough money to purchase 8% of the shares issued to investors other than Westborough Bancorp, MHC. The plan will purchase these shares from Westborough Financial Services to the extent that shares are available after filling the subscriptions of eligible account holders. Otherwise, the plan will purchase these shares in private transactions or on the open market after completion of the reorganization to the extent that shares are available for purchase on reasonable terms. If this plan cannot purchase the shares that it wants directly from Westborough Financial Services in the offering, there is no assurance that it will purchase shares after the reorganization, or that such purchases will occur during any particular time period or at any particular price.

      Although contributions to this plan will be discretionary, Westborough Bank intends to contribute enough money each year to make the required principal and interest payments on the loan from Westborough Financial Services. It is expected that this loan will be for a term of 10 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

      The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant's base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

      This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.



      Benefit Restoration Plan. Effective as of the reorganization, Westborough Financial Services intends to adopt a benefit restoration plan for Mr. MacDonough. This plan is designed to provide Mr. MacDonough with the benefits that would otherwise be earned by him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. For example, the amount of annual compensation that may be counted in determining Mr. MacDonough's annual allocation of shares under the employee stock ownership plan and annual allocation of employer matching contributions under the 401(k) plan is restricted to $160,000, as adjusted for cost-of-living increases from time to time by IRS regulation. The benefit restoration plan provides for a benefit equal in value to the allocations under the employee stock ownership plan and the 401(k) that would have been made on Mr. MacDonough's behalf but for these IRS limits, including employer matching contributions that would have been made under the 401(k) plan if Mr. MacDonough had elected to make pre-tax contributions to the 401(k) plan up to the maximum percentage of salary permitted under the terms of the plan and the annual IRS limit on pre-tax contributions did not apply ($10,000 in 1999).





         Under the benefit restoration plan, a bookkeeping account will be established for Mr. MacDonough which will be credited with a number of "stock units" equal to the number of shares that could not be allocated on his behalf under the employee stock ownership plan each year because of the IRS limits. The value of this supplemental employee stock ownership plan bookkeeping account at any time is equal to the number of stock units credited to the account multiplied by the current fair market value per share. A bookkeeping account also will be established for Mr. MacDonough which will be credited each year with an amount equal to the employer matching contributions that could not be allocated to his account under the 401(K) plan because of the IRS limits. Each year, this supplemental employer matching contribution bookkeeping account will be credited with hypothetical investment earnings as if the amount credited to the account were invested either in 30-year Treasury securities or in other investment funds selected by the Compensation Committee.





         Unless a different time or form of distribution is elected by Mr. MacDonough within the 30 day period following the effective date of the plan, the value of his supplemental employee stock ownership plan and employer matching contribution bookkeeping accounts will be paid to him in one lump sum cash payment as soon as possible following the end of the calendar year in which his employment terminates. The benefit restoration plan is an unfunded plan, and benefits payable thereunder will be paid from the general assets of Westborough Financial Services.



Future Stock Benefit Plans

      Stock Option Plan. We intend to implement a stock option plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until six months after the reorganization. If we implement this plan within one year after the reorganization, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Westborough Financial Services that are not owned by Westborough Bancorp, MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

      We expect to adopt a stock option plan that will authorize the Compensation Committee to grant options to purchase up to 10% of the shares issued to investors other than Westborough Bancorp, MHC over a period of 10 years. The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

      o We must limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

      o We must also limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan.

      o We must not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

      o We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a stock option plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.



      We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce Westborough Bancorp, MHC's ownership position to less than a majority of Westborough Financial Services' outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases. Our ability to engage in stock repurchases, however, may be restricted by federal and state banking regulators. Unless we are well-capitalized before and immediately after a stock repurchase, we must give written notice to the Federal Reserve Bank of Boston before repurchasing our common stock if the dollar amount of the repurchase, together with the dollar amounts of repurchases paid by us during the preceding 12 months, is equal to 10% or more of our consolidated net worth. In addition, Massachusetts banking regulations prohibit us from repurchasing our common stock in the first three years following the stock's issuance, unless, among other things, the stock is purchased in the open market by a tax-qualified or nontax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund such plan or the repurchases are limited to no greater than 5% of our outstanding stock where compelling and valid business reasons are established to the Commissioner's satisfaction.



      We expect the stock option plan will permit the Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

      Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

      Westborough Financial Services will recognize compensation expense for accounting purposes when stock options are exercised. The measurement of this expense will depend on whether treasury shares or newly issued shares are used to complete the option exercise. When a non-qualified stock option is exercised, Westborough Financial Services and Westborough Bank may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. This amount may be the same as the related compensation expense or it may be different. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

      Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers after the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, the regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Westborough Financial Services that are not held by Westborough Bancorp, MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

      We expect to adopt a management recognition plan that will authorize the Compensation Committee to make restricted stock awards of up to 4% of the shares issued to investors other than Westborough Bancorp, MHC. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

      o We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

      o We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

      o We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

      o We must not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. If we adopt a management recognition plan within one year after the reorganization, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

      We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. Because we cannot issue new shares that would reduce Westborough Bancorp, MHC's ownership position to less than a majority of Westborough Financial Services' outstanding shares, we expect to obtain most or all of the shares for this plan through stock repurchases. Our ability to engage in stock repurchases, however, may be restricted by federal and state banking regulators. Unless we are well-capitalized before and immediately after a stock repurchase, we must give written notice to the Federal Reserve Bank of Boston before repurchasing our common stock if the dollar amount of the repurchase, together with the dollar amounts of repurchases paid by us during the preceding 12 months, is equal to 10% or more of our consolidated net worth. In addition, Massachusetts banking regulations prohibit us from repurchasing our common stock in the first three years following the stock's issuance, unless the stock is purchased in the open market by a tax-qualified or nontax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund such plan or the repurchases are limited to no greater than 5% of our outstanding stock where compelling and valid business reasons are established to the Commissioner's satisfaction.

      Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Westborough Financial Services and Westborough Bank may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Westborough Financial Services may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Certain Transactions with Directors/Trustees and Executive Officers

      We do not make loans to our executive officers or employees. However, we do make loans to our trustees/directors. These loans bear interest at the same rate as loans offered to non-trustee/director borrowers and have the same underwriting terms that apply to non-trustee/director borrowers.

      We retain the law firm of Tashjian, Simsarian & Wickstrom. Mr. James Tashjian, a director of Westborough Financial Services and Westborough Bank, and a trustee of Westborough Bancorp, MHC, has been a partner of Tashjian, Simsarian & Wickstrom since 1995. For 1998, the firm received approximately $75 thousand from borrowers of Westborough Savings to review loan documentation.

Proposed Purchases of Common Stock by Management


      The following table presents, for each of our directors and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the trustees and executive officers. Collectively our trustees and executive officers expect to purchase a total of 50,800 shares, or approximately 7.8% of shares we sell in the offering (assuming the sale of 650,000 shares of common stock). These shares do not include shares expected to be issued under any stock benefit plans of Westborough Financial Services. If all shares issuable under such stock benefit plans were issued to executive officers and directors of Westborough Financial Services, such individuals would own 141,800 shares, or 21.82% of the shares we sell in the offering (assuming the sale of 650,000 shares of common stock.)


                                                      Number    Percent of
               Name                 Amount          of shares   Shares Sold
--------------------------------   --------         ---------   -----------
Directors:

Walter A. Kinell, Jr               $ 50,000           5,000      0.77%
Nelson P. Ball                       20,000           2,000      0.31
Edward S. Bilzerian                  20,000           2,000      0.31
David E. Carlstrom                   20,000           2,000      0.31
John L. Casagrande                   10,000           1,000      0.15
William W. Cotting, Jr               10,000           1,000      0.15
Robert G. Daniel                     50,000           5,000      0.77
Earl H. Hutt                         25,000           2,500      0.38
Robert A. Klugman                    65,000           6,500      1.00
Roger B. Leland                      50,000           5,000      0.77
Joseph F. MacDonough                 50,000           5,000      0.77
Paul F. McGrath                      50,000           5,000      0.77
Charlotte C. Spinney                 15,000           1,500      0.23
Phyllis A. Stone                     10,000           1,000      0.15
James E. Tashjian                    25,000           2,500      0.38
Daniel G. Tear                       20,000           2,000      0.31

Executive Officers who
are not Directors:

Vickie A. Bouvier                    10,000           1,000      0.15
Alexander P. Tautkas                  7,500             750      0.12
Margaret I. Duquette                    500              50      0.01
                                   --------          ------      ----
Total                              $508,000          50,800      7.81%
                                   ========          ======      ====

                       THE REORGANIZATION AND THE OFFERING

--------------------------------------------------------------------------------
The Board of Trustees of Westborough Savings has adopted and the Commissioner of Banks of the Commonwealth of Massachusetts has approved the plan of reorganization, subject to the satisfaction of certain conditions.

Approval by the Commissioner does not constitute a recommendation or endorsement of the reorganization by the Commissioner.
--------------------------------------------------------------------------------

General

      On March 15, 1999, Westborough Savings' Board of Trustees unanimously adopted the plan of reorganization pursuant to which Westborough Savings will reorganize into a mutual holding company structure. This reorganization includes the formation of an intermediate stock holding company, Westborough Financial Services and the offering by Westborough Financial Services of a minority of its shares to depositors of Westborough Savings and certain other persons. Under the terms of the plan of reorganization, Westborough Financial Services will own The Westborough Bank, and Westborough Bancorp, MHC will own at least 51% of the outstanding common stock of Westborough Financial Services. The reorganization will be effected as described under "--Tax Aspects" or in any other manner that is permitted by the Division and the FDIC and is consistent with the intent of the plan of reorganization. See " Our Reorganization and Stock Offering" in the Summary section of this prospectus for a chart which reflects our structure after the reorganization.


      Westborough Financial Services and Westborough Bancorp, MHC have requested approval from the Federal Reserve Bank of Boston to become bank holding companies and to acquire Westborough Bank. The plan of reorganization was approved by the Division, and Westborough Savings has received a notice of intent not to object to the plan of reorganization from the FDIC, subject to, the satisfaction of certain conditions. The FDIC also has agreed to waive its requirement of a depositor vote in connection with the reorganization due to the fact that the requirement is in conflict with long-standing provisions of Massachusetts law that require reorganizations of Massachusetts mutual banking institutions to be approved by a majority vote of the Corporators present and voting at a special or annual meeting. Corporators are individuals that constitute a governing body for Massachusetts-chartered mutual savings banks and mutual holding companies and, under Massachusetts law, are required to approve certain transactions of the bank, including any proposed mutual holding company reorganization. Depositors do not have voting rights with respect to Massachusetts-chartered mutual savings banks.

      Westborough Savings has called a special meeting of corporators for this purpose which was held on October 20, 1999. In accordance with Massachusetts law, the plan of reorganization was approved by an affirmative vote of a majority of Westborough Savings' corporators and a majority of Westborough Savings' independent corporators, who constitute not less than 60% of all corporators. An independent corporator is a person who is not an employee, officer, trustee or significant borrower of Westborough Savings. We will complete the reorganization only upon completion of the sale of the shares of common stock offered in this prospectus.

      The aggregate price of the shares of common stock to be issued in the reorganization will be within the offering range. The offering range has been established by the Board of Trustees to be between $5.5 million and $7.5 million and is based upon an independent appraisal of the estimated pro forma market value of the common stock of Westborough Financial Services. The appraisal was prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be issued and sold in the reorganization will be sold at the same price ($10.00) per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "-- How We Determined the Offering Range and the $10.00 Price Per Share" for additional information as to the determination of the estimated pro forma market value of the common stock.

--------------------------------------------------------------------------------
The following is a brief summary of pertinent aspects of the reorganization. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization. A copy of the plan is available from Westborough Savings upon request and is available for inspection at the offices of Westborough Savings and at the Division of Banks. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."
--------------------------------------------------------------------------------

Reasons for the Reorganization

      Formation of The Westborough Bank as a capital stock savings bank subsidiary of Westborough Financial Services will permit Westborough Financial Services to issue common stock, which is a source of capital not available to mutual savings banks.

      Westborough Savings' mutual form of ownership will be preserved in Westborough Bancorp, MHC. Westborough Bancorp, MHC, as a mutual savings bank holding company, will own at least a majority of the common stock of Westborough Financial Services as long as Westborough Bancorp, MHC remains in existence. The reorganization will allow Westborough Savings to achieve certain benefits of a stock company without a loss of control that is possible in a full savings institution conversion from mutual to stock form. In a standard conversion, a newly converted savings institution or its newly formed holding company sells 100% of its common stock in a single stock offering. The mutual holding company structure also will give Westborough Financial Services flexibility to issue its common stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering. This makes the deployment of the capital that we raise more manageable.

      The proceeds from the sale of common stock of Westborough Financial Services will provide Westborough Bank with new capital, which will support future diversification of its product lines and market share growth. In particular, such proceeds will enhance Westborough Bank's ability to expand its franchise through increased lending, make necessary capital investments in facilities and technology, diversify products offered to its customers and establish additional branch locations. The reorganization also will enable Westborough Financial Services and Westborough Bank to better manage its capital by providing broader investment opportunities through the holding company structure, and by enabling Westborough Bank to distribute capital to stockholders of Westborough Financial Services in the form of dividends.

      The ability of Westborough Financial Services to sell additional common stock also will enable Westborough Financial Services and Westborough Bank to increase their capital in response to any future regulatory capital requirement levels. While Westborough Savings currently exceeds all regulatory capital requirements, the sale of common stock in connection with the reorganization will assist Westborough Bank with the orderly preservation and expansion of its capital base and will provide flexibility to respond to sudden and unanticipated capital needs.

      After completion of the reorganization, the unissued common and preferred stock authorized by Westborough Financial Services' Articles of Organization will permit Westborough Financial Services to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approval of an offering. Westborough Financial Services, however, currently has no plans with respect to additional offerings of securities. Following the reorganization, we intend to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management."

      The mutual holding company form of organization will provide additional flexibility to diversify our business activities through acquisitions of or mergers with both mutual and stock savings institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, Westborough Financial Services will be in a position after the reorganization to take advantage of any such favorable opportunities that may arise. See "How We Intend to Use the Proceeds from the Offering" for a description of our intended use of proceeds.

      While there are benefits associated with the mutual holding company form of organization, this form of organization involves additional costs associated with its maintenance and regulation, including additional administrative expenses, taxes, regulatory filings and examination fees.

      After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties, the Board of Trustees of Westborough Savings unanimously approved the reorganization as being in the best interests of Westborough Savings, its depositors and the communities it serves.

Effects of the Reorganization

      General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the savings institution based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution

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without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

      When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. Such capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller may hold in the institution.

      Continuity. While the reorganization is being accomplished, and after completion of the reorganization, the routine business of Westborough Savings of accepting deposits and making loans will continue without interruption. Westborough Bank will continue to be subject to regulation by the Division and the FDIC. After the reorganization, Westborough Savings will continue to provide services for depositors and borrowers under current policies by its management and staff.

      The Board of Trustees and corporators serving Westborough Savings immediately before the reorganization will serve as the Board of Directors of Westborough Bank and the corporators of Westborough Bancorp, MHC, respectively, after the reorganization. The directors of Westborough Financial Services and the trustees of Westborough Bancorp, MHC will consist of all of the individuals currently serving on the Board of Trustees of Westborough Savings. We anticipate that all officers of Westborough Savings serving immediately before the reorganization will retain their positions after the reorganization. See "Management."

      Deposit Accounts and Loans. Under the plan of reorganization, each depositor in Westborough Savings at the time of the reorganization will automatically continue as a depositor of Westborough Bank after the reorganization. Each deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase common stock in the offering. See "-- Procedure for Purchasing Shares in Subscription and Community Offerings." Each deposit account will be insured by the FDIC and the Depositors Insurance Fund to the same extent as before the reorganization. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

      Furthermore, no loan outstanding from Westborough Savings will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

      Voting Rights. Voting rights and control of Westborough Savings, as a mutual savings bank, are vested in the corporators and the Board of Trustees. After the reorganization, direction of

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Westborough Bank will be under the control of the Board of Directors of
Westborough Bank. Westborough Financial Services, as the holder of all of the outstanding common stock of Westborough Bank, will have exclusive voting rights with respect to any matters concerning Westborough Bank requiring stockholder approval, including the election of directors of Westborough Bank.

      After the reorganization, the holders of the common stock of Westborough Financial Services will have exclusive voting rights with respect to any matters concerning Westborough Financial Services. These voting rights will be exclusive except to the extent Westborough Financial Services in the future issues preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Westborough Financial Services' stockholders, including the election of directors of Westborough Financial Services, subject to the restrictions and limitations set forth in Westborough Financial Services' Articles of Organization discussed below.

      By virtue of its ownership of a majority of the outstanding shares of common stock, Westborough Bancorp, MHC will be able to elect all members of the Board of Directors of Westborough Financial Services and generally will be able to control the outcome of most matters presented to the stockholders of Westborough Financial Services for resolution by vote. However, current regulations and regulatory policies require that adoption of a stock option plan, management recognition plan or second-step conversion of Westborough Bancorp, MHC be approved by a majority vote of the shares held by the public stockholders (i.e., all stockholders except Westborough Bancorp, MHC).

      Westborough Bancorp, MHC will be controlled by its Board of Trustees, which will initially consist of the current trustees of Westborough Savings. Following the reorganization, approximately one-third of the trustees of Westborough Bancorp, MHC will be elected annually by the corporators of Westborough Bancorp, MHC. The initial corporators of Westborough Bancorp, MHC will consist of all of the corporators of Westborough Savings at the time of the reorganization. Thereafter, corporators of Westborough Bancorp, MHC will be nominated by the Board of Trustees and elected by the corporators pursuant to the Bylaws of Westborough Bancorp, MHC.

      Depositors' Rights if We Liquidate; Liquidation Account. In the unlikely event of a complete liquidation of Westborough Savings in its current mutual form, each depositor would receive a pro rata share of any assets of Westborough Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawable value of their accounts). Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in Westborough Savings at the time of liquidation.

      Upon a complete liquidation of Westborough Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Westborough Bank. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Westborough Bank above that amount. Instead, the holder of Westborough Bank's common stock (i.e.,

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

Westborough Financial Services) would be entitled to any assets remaining upon a liquidation of Westborough Bank.

      The plan of reorganization provides for the establishment, upon the completion of the reorganization, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of Westborough Savings as of the date of its latest balance sheet contained in this prospectus. Upon a complete liquidation of Westborough Bank after the reorganization, each eligible account holder and supplemental eligible account holder, who continues to maintain such account holder's deposit account at Westborough Bank, would be entitled to an interest in the liquidation account prior to any payment to the holders of Westborough Bank's capital stock. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for the account holder's deposit accounts based on the proportion that the aggregate balance of such person's qualifying deposit accounts on December 31, 1997 (the eligibility record date) and December 31, 1998 (the supplemental eligibility record date), as applicable, bore to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders. For this purpose, qualifying deposit accounts include all savings, certificate of deposit, demand, negotiable orders of withdrawal
(NOW), money market and passbook accounts maintained at Westborough Bank (excluding any escrow accounts).

      If, however, on any annual closing date (i.e., the anniversary of the eligibility record date or supplemental eligibility record date, as applicable) of Westborough Savings, commencing on or after the effective date of the reorganization, the amount in any deposit account is less than the amount in such deposit account on December 31, 1997 (with respect to an eligible account holder), or December 31, 1998 (with respect to a supplemental eligible account holder) or any other annual closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, certificates of deposit will be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

      Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Westborough Financial Services as the sole stockholder of Westborough Bank.

      Upon a complete liquidation of Westborough Financial Services, each holder of shares of the common stock of Westborough Financial Services, including Westborough Bancorp, MHC, would be entitled to receive a pro rata share of Westborough Financial Services' assets, following payment of all debts, liabilities and claims of greater priority of or against Westborough Financial Services including the rights of depositors in the liquidation account of Westborough Bank, if any.

      If liquidation of Westborough Bancorp, MHC occurs following completion of the reorganization, all depositors of Westborough Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Westborough Bancorp, MHC remaining after payment of all debts and claims of creditors.

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

      Tax Aspects. The reorganization may be effected in any manner approved by the Division that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies. However, Westborough Savings intends to consummate the reorganization using a series of transactions as described below. This structure enables Westborough Savings to retain all of its historical tax attributes and produces significant savings to Westborough Savings because it simplifies regulatory approvals and conditions associated with the completion of the reorganization.

      The merger structure will be accomplished as follows:

       o Westborough Savings will organize Westborough Bancorp as a mutual savings bank;

       o Westborough Bancorp will organize a capital stock corporation (i.e., Westborough Financial Services) as its wholly owned subsidiary;

       o Westborough Bancorp will also organize an interim Massachusetts stock savings bank as its wholly owned subsidiary ("Interim"). The following transactions will then occur simultaneously;

       o Westborough Savings will exchange its charter for a Massachusetts stock savings bank charter and become Westborough Bank (the "Conversion");

       o Westborough Bancorp will exchange its charter for a Massachusetts mutual holding company charter and become Westborough Bancorp, MHC;

       o Interim will merge with and into Westborough Bank with Westborough Bank being the surviving institution; and

       o the initially issued stock of Westborough Bank (which will be constructively received by former Westborough Savings depositors when Westborough Savings becomes a stock savings bank pursuant to step (4)) will be issued to Westborough Bancorp, MHC in exchange for liquidation interests in Westborough Bancorp, MHC (the "Exchange"), which will be held by former Westborough Savingss' depositors.

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

Westborough Bancorp, MHC will then contribute 100% of the stock of Westborough Bank to Westborough Financial Services . Westborough Financial Services will subsequently offer for sale up to 49% of its common stock pursuant to the plan of reorganization. As a result of these transactions, (a) Westborough Bank will be a wholly owned subsidiary of Westborough Financial Services; (b) Westborough Financial Services will be a majority owned subsidiary of Westborough Bancorp, MHC ; and (c) the depositors of Westborough Bank will hold liquidation interests in Westborough Bancorp, MHC.

      Under this structure: (i) the Conversion is intended to be a tax-free reorganization under Code section 368(a)(1)(F); and (ii) the Exchange is intended to be a tax-free exchange under Code section 351.

      Under the plan of reorganization, consummation of the reorganization is conditioned upon, among other things, the prior receipt by Westborough
Savings of either a private letter ruling from the IRS and from the Massachusetts taxing authorities or an opinion of Thacher Proffitt & Wood as to the federal income tax consequences and from Wolf & Company, P.C. as to the Massachusetts income tax consequences of the reorganization to Westborough Savings (in both its mutual and stock form), Westborough
Financial Services and depositors of Westborough Savings. In Revenue Procedure

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

99-3, 1999-1 I.R.B. 103, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code section 368(a)(1)(F) or as a tax-free exchange of stock for stock in the formation of a holding company under Code section 351, but that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of these Code sections.

      Westborough Savings has requested a private letter ruling from the IRS regarding certain significant sub-issues associated with the reorganization. We cannot assure you that we will obtain a private letter ruling.

      Based in part upon certain representations of Westborough Savings or its officers and in part upon the private letter ruling of the IRS, the opinion of Thacher Proffitt & Wood regarding certain federal income tax consequences of the reorganization will state that:

       o the Conversion will constitute a "reorganization" under Code section 368(a)(1)(F), and neither Westborough Savings nor Westborough Bank will recognize gain or loss as a result of the Conversion;

       o Westborough Savings' depositors will recognize no gain or loss upon their constructive receipt of shares of Westborough Bank common stock solely in exchange for their interest (i.e., liquidation rights) in Westborough Savings;

       o Westborough Savings' depositors will recognize no gain or loss upon the issuance to them of deposits in Westborough Bank in the same dollar amount as their deposits in Westborough Savings;

       o the Exchange will qualify as an exchange of property for stock under Code section 351;

       o Westborough Savings' depositors will recognize no gain or loss upon their constructive transfer to Westborough Bancorp, MHC of the shares of Westborough Bank common stock they constructively received in the Conversion in exchange for interests (i.e., liquidation rights) in Westborough Bancorp, MHC;

       o Westborough Bancorp, MHC will recognize no gain or loss upon its receipt from Westborough Savings' depositors of the shares of Westborough Bank common stock in exchange for the interests (i.e., liquidation rights) in Westborough Bancorp, MHC;

       o Westborough Financial Services will recognize no gain or loss upon the sale of shares of its common stock under Westborough Savings' plan of reorganization;

       o Westborough Savings' depositors will recognize no gain or loss upon the distribution to them of nontransferable subscription rights to purchase shares of Westborough Financial Services common stock under the plan of reorganization, provided that the amount to be paid for such shares is equal to the fair market value of such shares; and

       o the basis to the shareholders of shares of Westborough Financial Services common stock purchased under the plan of reorganization pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

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

      Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

      Wolf & Company, P.C. intends to opine, subject to the limitations and qualifications in its opinion, that, for purposes of the Massachusetts corporate income tax, the reorganization will not become a taxable transaction to Westborough Savings (in either its status as a mutual savings bank or stock savings bank), Westborough Bancorp, MHC, Westborough Financial Services, the stockholders of Westborough Financial Services or the depositors of Westborough Savings. Such opinion, however, is not binding on the Massachusetts Department of Revenue and it could disagree with conclusions reached by Wolf & Company, P.C. If there is a disagreement, we can not guarantee that the Massachusetts Department of Revenue would not prevail in a judicial or administrative proceeding.

      Accounting Consequences. The reorganization will be accounted for in a manner similar to a pooling-of-interests under generally accepted accounting principles. Accordingly, the carrying value of our assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in the Westborough Financial Services' and Westborough Bank's consolidated financial statements based on their historical amounts.

How We Determined the Offering Range and the $10.00 Price Per Share

      The plan of reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Westborough Savings and Westborough Financial Services have retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $27,500. Westborough Savings and Westborough

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

Financial Services will indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

      An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

      o the present and projected operating results and financial condition of Westborough Financial Services and Westborough Savings, and the economic and demographic conditions in Westborough Savings' existing market area;

      o historical, financial and other information relating to Westborough Savings;

      o a comparative evaluation of the operating and financial statistics of Westborough Savings with those of other similarly situated publicly traded mutual holding companies, savings associations and savings institutions located in New England;

      o     the aggregate size of the offering of the common stock;

      o the impact of the reorganization on Westborough Savings' equity and earnings potential;

      o the proposed dividend policy of Westborough Financial Services and Westborough Bank; and

      o the trading market for securities of comparable institutions and general conditions in the market for such securities.

      On the basis of the foregoing, RP Financial has advised Westborough Financial Services and Westborough Savings that, in its opinion, dated September 17, 1999, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $15.8 million to a maximum of $21.4 million with a midpoint of $18.6 million (the "estimated valuation range").

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

      The Board of Trustees of Westborough Savings held a meeting to review and discuss the original appraisal report prepared by RP Financial. Representatives of RP Financial participated in the meeting to explain the contents of the appraisal report. The Board of Trustees reviewed the methods that RP Financial used to determine the pro forma market value of the common stock and the appropriateness of the assumptions that RP Financial used in determining this value. The Board of Trustees determined that 35% of the shares to be issued by Westborough Financial Services will be offered to public stockholders. In addition the Board of Trustees determined that the common stock will be sold at $10.00 per share, which is the price most commonly used in stock offerings involving converting savings institutions.

      The Board of Trustees established an offering range of $5.5 million to $7.5 million, with a midpoint of $6.5 million. Westborough Financial Services expects to issue between 552,500 and 747,500 shares of common stock. The offering range takes into account that Westborough Bank must be a majority-owned subsidiary of Westborough Financial Services or Westborough Bancorp, MHC as long as Westborough Bancorp, MHC is in existence. The estimated valuation range and the offering range may be amended with the approval of the Division and FDIC (if required), due to subsequent developments in the financial condition of Westborough Financial Services or Westborough Savings or market conditions generally.

--------------------------------------------------------------------------------
The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by Westborough Savings, nor did RP Financial value independently the assets or liabilities of Westborough Savings. The valuation considers Westborough Savings as a going concern and should not be considered as an indication of the liquidation value of Westborough Savings. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the reorganization will thereafter be able to sell such shares at prices at or above the purchase price.
--------------------------------------------------------------------------------

      The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the reorganization may be increased to 859,625 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range to fill unfilled orders in the subscription and community offerings.

      We may not sell any shares of common stock unless RP Financial confirms to Westborough Savings, Westborough Financial Services, the Division and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the aggregate value of the common

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

stock is incompatible with its estimate of the pro forma market value of the common stock at the conclusion of the offering.


      If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, Westborough Savings and Westborough Financial Services, after consulting with the Division and the FDIC, may:

       o terminate the Plan and return all funds promptly with interest at Westborough Savings' passbook rate of interest on payments made by check, bank check or money order;

       o    establish a new estimated valuation range and either;

             o    hold new subscription and community offerings; or

             o provide subscribers the opportunity to change or cancel their orders (a "resolicitation"); or

       o take such other actions as permitted by the Division and the FDIC in order to complete the reorganization.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber as described above.

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

      If all shares of common stock are not sold through the subscription and community offerings, then Westborough Savings and Westborough Financial Services expect to offer the remaining shares in a syndicated community offering, which would commence during or just after the subscription offering. See "-- Syndicated Community Offering."

      Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Westborough Savings and the other locations specified under "Where You Can Find Additional Information."

Subscription Offering and Subscription Rights

      In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted under the plan of reorganization to the following persons in the following order of priority:

       o depositors with deposits in Westborough Savings with balances aggregating $50 or more ("qualifying deposits") as of December 31, 1997 ("eligible account holders"); for this purpose, deposit accounts include any withdrawable deposits offered by Westborough Savings, including negotiable orders of withdrawal (NOW), certificates of deposit, demand deposits and IRA and Keogh plans for which Westborough Savings acts as custodian or trustee;

       o depositors with qualifying deposits in Westborough Savings on December 31, 1998, other than those depositors who would otherwise qualify as eligible account holders ("supplemental eligible account holders"); and

  **   o    tax-qualified employee benefit plans of Westborough Financial
            Services, Westborough Savings or Westborough Bancorp, MHC, including the employee stock ownership plan.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "-- Limitations on Common Stock Purchases."

      Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment therefor, non-transferable rights to subscribe for shares of common stock in the subscription offering. Subscriptions by eligible account holders are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares

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

or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective aggregate qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

      To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 1997. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also trustees or executive officers of Westborough Savings or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding December 31, 1997.


      Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment therefor, non-transferable rights to subscribe for shares of common stock in the subscription offering. Subscriptions by supplemental eligible account holders are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions of all supplemental eligible account holders, after purchases by eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective aggregate qualifying deposits bear to the total amount of qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

      To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 1998. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

      Priority 3: The Tax-Qualified Employee Benefit Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by eligible account holders and supplemental eligible account holders, the tax-qualified employee benefit plans, including the employee stock ownership plan, will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 10% of the common stock to be issued in the offering. As a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 8% of the shares to be issued in the offering, or 44,200 shares, based on the issuance of 552,500 shares at the minimum of the offering range or 59,800 shares based on the issuance of 747,500 at the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of Westborough Savings' trustees, officers, employees or associates thereof. To the extent shares are not available in the offering to fill all or part of the purchase order of the employee stock ownership plan, this plan intends to purchase shares in private transactions or on the open market after completion of the offering.

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

      Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 noon, Massachusetts Time, on December 15, 1999, unless we extend this period for an initial period of up to 45 days. We may further extend this period for additional 60 day periods with the approval of the Division and, if necessary, the FDIC. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void.

      If all shares have not been subscribed for or sold by the expiration date, as extended, all funds delivered to Westborough Savings will be returned with interest promptly to the subscribers and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted, Westborough Savings will notify subscribers of the extension of time and of any rights of subscribers to change or cancel their orders. Each extension may not exceed 60 days, and all extensions, in the aggregate, may not last beyond the second anniversary of the date of approval of the plan of reorganization by the corporators of Westborough Savings, which took place on October 20, 1999.

      Persons in Non-qualified States or Foreign Countries. Westborough Financial Services and Westborough Savings will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan or reorganization reside. However, Westborough Savings and Westborough Financial Services are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Community Offering

      To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Westborough Savings may offer shares pursuant to the plan of reorganization in the community offering to residents in the towns of Grafton, Hopkinton, Northborough, Shrewsbury, Southborough and Westborough (the "Community"). The term "residents" includes persons who occupy a dwelling within the Community and establish an ongoing physical presence within it, together with an indication that such presence is not merely transitory in nature (the determination of resident status will be made by Westborough Savings, in its sole discretion).

      Orders received in the community offering are subject to maximum and minimum purchase limitations. See "-- Limitations on Common Stock Purchases." The community

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

offering, if any, shall commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Westborough Savings and Westborough Financial Services, with the approval of the Division and the FDIC, if necessary.

--------------------------------------------------------------------------------
The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Westborough Savings and Westborough Financial Services, in their discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If Westborough Financial Services rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription.
--------------------------------------------------------------------------------

      If there is an oversubscription for shares in the community offering, shares will be allocated on a priority basis in the following order: natural persons residing in the Community, any other person subscribing for shares in the community offering such that each person may receive 1,000 shares, and on a pro rata basis to such persons based on the amount of their respective subscriptions. If an oversubscription occurs in the other depositors category, shares will be allocated first to each subscriber whose order is accepted by Westborough Savings in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, we will allocate the unallocated shares among such subscribers whose order remains unsatisfied in the same proportion that each such subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribers whose subscriptions remain unfilled.

Marketing Arrangements

      Trident Securities, Westborough Savings, Westborough Financial Services and Westborough Bancorp, MHC have engaged Trident Securities as a financial and sales agent in connection with the offering of the common stock. Trident Securities has agreed to use its best efforts to assist Westborough Financial Services with the solicitation of subscriptions and orders for shares of common stock in the offering.

      Trident Securities will receive fees for services provided in connection with the offering equal to 2.0% of the aggregate purchase price of common stock sold in the offering. No fees will be paid to Trident Securities with respect to any shares of common stock purchased by any trustee, executive officer, employee or employee benefit plan of Westborough Savings or Westborough Financial Services. Additionally, no fees will be paid to Trident Securities with respect to any shares of common stock purchased by associates of Westborough Savings' trustees or executive officers. If there is a syndicated community offering, we will pay Trident Securities a fee to be agreed upon by Westborough Financial Services, Westborough Savings and Trident Securities. However, the aggregate fees payable to Trident Securities and any selected dealers in connection with any syndicated community offering will not exceed 4.5% of the aggregate purchase price of the common stock sold in the syndicated community offering. Total fees to Trident Securities, Inc. are estimated to be $90,410 and $126,290 at the minimum and the maximum of the offering range, respectively. See "Pro Forma Data" for

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the assumptions used to arrive at these estimates. Trident Securities will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees of up to $30 thousand and non-legal expenses up to a maximum of $15 thousand.

      Directors/Trustees and Employees. Directors and executive officers of Westborough Financial Services and trustees and executive officers Westborough Savings may participate in the solicitation of offers to purchase common stock. Other employees of Westborough Savings may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Westborough Financial Services will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors, trustees and employees to participate in the sale of common stock. No director or trustee, as the case may be, or employee of Westborough Financial Services or Westborough Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.

Procedure for Purchasing Shares in Subscription and Community Offerings

      Use of Order Forms. To purchase shares in the subscription offering and the community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit account at Westborough Savings (which may be given by completing the appropriate blanks in the stock order form), must be received by Westborough Savings by 12:00 noon, Massachusetts Time, on the expiration date. You must submit your order form by mail or overnight courier, or may drop off your order forms at any of our branch offices. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless subscribers are resolicited or the reorganization has not been completed within 45 days after the end of the subscription offering, unless such 45 day period has been extended.

      In order to ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase eligibility and priority, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names in each account and the account numbers.

      To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

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      Payment for Shares. Payment for subscriptions may be made by cash (if hand delivered), check, bank check, money order or by authorization of withdrawal from deposit accounts maintained with Westborough Savings. Interest will be paid on payments made by cash, check, bank check or money order at Westborough Savings' passbook rate (as opposed to tiered-rate) of interest from the date payment is received until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor.

      If a subscriber validly authorizes Westborough Savings to withdraw the amount of the purchase price from a deposit account at Westborough Savings, the withdrawal will be made as of the completion of the reorganization. Westborough Savings will waive any applicable penalties for early withdrawal from certificates of deposit. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook rate.

      The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the employee stock ownership plan may pay for such shares of common stock subscribed for at the purchase price upon completion of the offering; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to Westborough Financial Services from an unrelated financial institution or Westborough Financial Services to lend to the employee stock ownership plan the aggregate purchase price of the shares for which it subscribed. Westborough Financial Services intends to provide such a loan to the employee stock ownership plan.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Westborough Savings. Persons with IRAs maintained at Westborough Savings must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Instructions on how to transfer IRAs maintained at Westborough Savings can be obtained from the stock information center. Depositors interested in using funds in an IRA to purchase common stock should contact the stock information center as soon as possible.

      Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

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Restrictions on Transfer of Subscription Rights and Shares of Common Stock

      Prior to the completion of the reorganization, regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

--------------------------------------------------------------------------------
Westborough Savings and Westborough Financial Services will pursue any and all legal and equitable remedies (including forfeiture) in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.
--------------------------------------------------------------------------------

Syndicated Community Offering

      The plan of reorganization provides that all shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated community offering on a best efforts basis through a selling group of broker-dealers to be arranged by Trident Securities acting as agent of Westborough Financial Services. Trident Securities has not selected any particular broker-dealers to participate in a syndicated community offering. Westborough Financial Services and Westborough Savings have reserved the right to reject orders in whole or in part in their sole discretion in the syndicated community offering. If Westborough Financial Services or Westborough Savings rejects an order in part, the subscriber will not have the right to cancel the remainder of his or her subscription. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Trident Securities has agreed to use its best efforts in the sale of shares in any syndicated community offering.

      The syndicated community offering may commence concurrently with the community offering or after the community offering is terminated. The syndicated community offering will terminate no more than 45 days following the expiration date, unless extended by Westborough Financial Services with the approval of the Division and FDIC. Such extensions may not be beyond the second anniversary of the date of approval of the plan of reorganization by the corporators of Westborough Savings, which took place on October 20, 1999. See "-- How We Determined the Offering Range and the $10.00 Price Per Share" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Limitations on Common Stock Purchases

      The plan of reorganization includes the following limitations on the number of shares of common stock which may be purchased during the reorganization:

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       o    The aggregate amount of outstanding common stock of Westborough
            Financial Services owned or controlled by persons other than Westborough Bancorp, MHC, at the close of the offering will be less than 50% of Westborough Financial Services' total outstanding common stock;

       o    No subscription for fewer than 25 shares will be accepted;

       o Except for the tax qualified employee benefit plans, the maximum amount of shares of common stock subscribed for or purchased in all categories of the reorganization by any person, together with associates of, and groups of persons acting in concert with, such persons, shall not exceed $100,000;

       o Each eligible account holder may subscribe for and purchase common stock in the subscription offering in an amount up to $100,000, subject to increase as described below;

       o The tax-qualified employee benefit plans are permitted to purchase up to 10% of the shares of common stock issued in the offering and, as a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the offering;

       o Each supplemental eligible account holder may subscribe for and purchase common stock in the subscription offering in an amount up to $100,000, subject to increase as described below;

       o Persons purchasing shares of common stock in the community offering, together with associates of and groups of persons acting in concert with such persons, may purchase common stock in the community offering in an amount up to $100,000, subject to increase as described below;

       o The trustees, officers and corporators of Westborough Savings and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 32% of the outstanding shares held by persons other than Westborough Bancorp, MHC at the close of the offering;

       o The trustees, officers and corporators of Westborough Savings and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 32% of the stockholders' equity of Westborough Financial Services held by persons other than Westborough Bancorp, MHC.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the corporators of Westborough Savings, the $100,000 individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the shares offered for sale in the offering, exclusive of an increase in the total number of shares issued due to an increase in the offering range of up to 15% (i.e., up to 859,625 shares), at the sole discretion of Westborough Financial Services and Westborough Savings. It is currently anticipated that the individual and overall maximum purchase limitations may be increased if, after a community offering, Westborough Financial Services has not received subscriptions for an aggregate amount equal to at least the minimum of the offering range. If the

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maximum purchase limitations are increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by the Board of Directors of Westborough Financial Services and the Board of Trustees of Westborough Savings and, if approved, allocated on a pro rata basis giving priority in accordance with the priorities set forth in the plan of reorganization and described herein.

      If we sell 859,625 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "--Subscription Offering and Subscription Rights" and "--Community Offering."

      The term "associate" of a person is defined to mean:

      (1) any corporation or organization (other than Westborough Financial Services, Westborough Bancorp, MHC, Westborough Savings or a majority-owned subsidiary of Westborough Savings) of which such person is a director, officer or partner or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

      (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

      (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Westborough Financial Services, Westborough Bancorp, MHC, Westborough Savings or any subsidiary of Westborough Bancorp, MHC or Westborough Financial Services or any affiliate thereof; and

      (4) any person "acting in concert" with any of the persons or entities specified in clauses (1) through (3) above; provided, however, that any tax-qualified or non-tax-qualified employee plan will not be deemed to be an associate of any director, trustee or officer of Westborough Bancorp, MHC, Westborough Financial Services or Westborough Saving, for purposes of aggregating total shares that may be acquired or held by directors, trustees and officers and their associates

We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert."

Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions.

Certain Restrictions on Purchase or Transfer of Shares After the Reorganization

      All shares of common stock purchased in connection with the reorganization by a director, trustee or an executive officer of Westborough Savings, Westborough Bancorp, MHC or Westborough Financial Services, or their associates, will be subject to a restriction that the shares not be sold for a period of one year following the reorganization, except in the event of the death

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or judicial declaration of incompetence of such director, trustee or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of Westborough Financial Services and Westborough Savings will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

      Purchases of outstanding shares of common stock of Westborough Financial Services by directors, trustees, corporators or executive officers of Westborough Financial Services, Westborough Bancorp, MHC or Westborough Bank (and any person who was a trustee, corporator or executive officer of Westborough Savings; a trustee, corporator or executive officer of Westborough Bancorp, MHC or a director or executive officer of Westborough Financial Services at any time after the date on which the Board of Trustees of Westborough Savings adopted the plan of reorganization), and their associates during the three-year period following reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Division. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding common stock, or purchases of common stock made and held by any tax-qualified or non-tax-qualified employee plan of Westborough Bank or Westborough Financial Services. In addition, no officer or director of Westborough Bank or their associates may purchase capital stock from Westborough Bank for a period of three years following the reorganization.

Interpretation, Amendment and Termination

      All interpretations of the plan of reorganization by the Board of Trustees of Westborough Savings will be final, subject to the authority of the Division and FDIC. The plan of reorganization provides that, if deemed necessary or desirable by the Board of Trustees of Westborough Savings, the plan of reorganization may be substantively amended by a majority vote of the Board of Trustees as a result of comments from regulatory authorities or otherwise, at any time prior to approval of the plan by the corporators. Amendment of the plan of reorganization thereafter requires a majority vote of the Board of Trustees and the approval of the Division and the FDIC. The plan of reorganization shall be terminated if the reorganization is not completed within 24 months from the date on which the corporators of Westborough Savings approve the plan, and such time may not be extended by Westborough Savings. The plan of reorganization may be terminated by a majority vote of the Board of Trustees of Westborough Savings at any time prior to date of the special meeting of corporators, and thereafter by such a vote with the approval of the Division and the FDIC.

Possible Conversion of Westborough Bancorp, MHC to Stock Form

      Federal and state regulations and the plan of reorganization permit Westborough Bancorp, MHC to convert from mutual to stock form. Such a transaction is commonly known as a "second-step conversion." There can be no assurance when, if ever, a second-step conversion

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will occur, and the Board of Trustees has no current intention or plan to undertake a second-step conversion. If a second-step conversion does not occur, Westborough Bancorp, MHC will always own a majority of the common stock of Westborough Financial Services. The Board of Trustees of Westborough Bancorp, MHC and the Board of Directors of Westborough Financial Services will not undertake a second-step conversion for three years following the offering, unless compelling and valid business reasons exist to do so.

      In a second-step conversion, Westborough Bancorp, MHC would merge with and into Westborough Bank or Westborough Financial Services, with Westborough Bank or Westborough Financial Services as the resulting entity. Certain depositors of Westborough Bank would receive the right to subscribe for additional shares of Westborough Financial Services. The additional shares of common stock of the holding company issued in the second step conversion would be sold at their aggregate pro forma market value.

      In a second-step conversion, each share of common stock outstanding immediately prior to the completion of the second-step conversion held by persons other than Westborough Bancorp, MHC would be automatically converted into and become the right to receive a number of shares of common stock of Westborough Financial Services determined pursuant to an exchange ratio. This exchange ratio would ensure that after the second-step conversion, subject to the adjustments described below (if required by the applicable banking regulators) and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be-outstanding shares of the resulting entity issued to stockholders other than Westborough Bancorp, MHC in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by public stockholders immediately prior to the second-step conversion.

      As set forth in the plan of reorganization, the percentage of the to-be-outstanding shares of the resulting entity issued in exchange for public shares would be adjusted to reflect the aggregate amount of dividends waived by Westborough Bancorp, MHC, if any, and the market value of the assets of Westborough Bancorp, MHC, other than common stock of Westborough Financial Services. Pursuant to this adjustment, the percentage of the to-be outstanding shares of the resulting entity issued to public stockholders in exchange for their minority shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the outstanding shares of common stock held by public stockholders multiplied by the dividend waiver fraction. The dividend waiver fraction is equal to the product of:

      o a fraction, of which the numerator is equal to Westborough Financial Services' stockholders' equity at the time of the second-step conversion less the aggregate amount of dividends waived by Westborough Bancorp, MHC, and the denominator is equal to Westborough Financial Services' stockholders' equity at the time of the second-step conversion, and

      o a fraction, of which the numerator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion minus the value of Westborough Bancorp, MHC's assets other than common stock and the denominator is equal to the appraised pro forma market value of the resulting entity in the second-step conversion.


Under this calculation, the percentage of common stock of the resulting entity issued to public stockholders will decrease each time Westborough Bancorp, MHC waives the receipt of dividends declared by Westborough Financial Services. If Westborough Bancorp, MHC continues to waive the receipt of dividends, the aggregate amount of waived dividends will increase over time, however, the extent to which such waived dividends reduce the ownership interest of public stockholders in the event of any future second-step conversion will depend on many factors, including Westborough Financial Services' dividend policy, the amount of dividends paid, whether Westborough Bancorp, MHC waives the receipt of dividends, and the results of operations.


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       RESTRICTIONS ON ACQUISITION OF WESTBOROUGH FINANCIAL SERVICES, INC.
                            AND THE WESTBOROUGH BANK

General

      The plan of reorganization provides for the reorganization of Westborough Savings in which a mutual holding company and stock holding company are formed, and Westborough Savings is reorganized from the mutual to the stock form of organization. See "The Reorganization and The Offering -- General." Certain provisions in Westborough Financial Services' Articles of Organization and Bylaws and in its benefit plans and agreements entered into in connection with the reorganization, together with provisions of the Massachusetts General Laws ("MGL") and certain governing regulatory restrictions, may have anti-takeover effects.

Mutual Holding Company Structure

      The mutual holding company structure will restrict the ability of our stockholders to effect a change of control of management because, as long as Westborough Bancorp, MHC remains in existence as a mutual holding company, it will control a majority of our voting stock. Moreover, the trustees of Westborough Bancorp, MHC will be the directors of Westborough Financial Services and Westborough Bank. Westborough Bancorp, MHC will be able to elect all of the members of the Board of Directors of Westborough Financial Services and, as a general matter, will be able to control the outcome of most matters presented to the stockholders of Westborough Financial Services for vote. Therefore, a change in control of Westborough Financial Services or Westborough Bank cannot occur unless Westborough Bancorp, MHC, first converts to the stock form of organization or is dissolved. See "The Reorganization and The Offering -- Possible Conversion of Westborough Bancorp, MHC to Stock Form."

Westborough Financial Services' Articles of Organization and Bylaws

      Westborough Financial Services' Articles of Organization and Bylaws contain a number of provisions, relating to corporate governance and certain rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of the Board of Directors or management of Westborough Financial Services more difficult.

--------------------------------------------------------------------------------
The following description is necessarily general and qualified by reference to the Articles of Organization and Bylaws. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.
--------------------------------------------------------------------------------

      Directors. Certain provisions of Westborough Financial Services' Articles of Organization and Bylaws will impede changes in control of the Board of Directors. Westborough Financial Services' Articles of Organization provide that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of Westborough Financial Services' Board. Westborough Financial Services' Articles

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of Organization provide that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The Articles of Organization also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Articles of Organization and Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      The Articles of Organization provide that a director may only be removed for cause by the affirmative vote of either two-thirds of the authorized Board of Directors of Westborough Financial Services, or 80% of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of the shares of Westborough Financial Services could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

      Restrictions on Call of Special Meetings. The Articles of Organization provide that a special meeting of stockholders may be called by a majority of the authorized Board of Directors of Westborough Financial Services or the affirmative vote of a majority of the disinterested directors then in office, or, upon written application, by stockholders holding at least 80% of the capital stock entitled to vote at the meeting.

      Votes of Stockholders. The Articles of Organization prohibit cumulative voting for the election of directors. No cumulative voting means that Westborough Bancorp, MHC, as the holder of a majority of the shares voted at a meeting of stockholder, may elect all directors of Westborough Financial Services to be elected at that meeting. This could prevent public stockholder representation on Westborough Financial Services' Board of Directors. In addition, the Articles of Organization also provide that any action required or permitted to be taken by the stockholders of Westborough Financial Services may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

      Authorization of Preferred Stock. The Articles of Organization authorize one million shares of serial preferred stock, par value $0.01 per share. Westborough Financial Services is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Westborough Financial Services that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Westborough Financial Services. The Board of Directors has no present plan or understanding to issue any preferred stock.

      Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Organization requires the approval of the holders of at least 80% of Westborough Financial Services' outstanding shares of voting stock to approve certain "Business Combinations" and related transactions.

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      The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except in cases where the proposed transaction has been approved in advance by a majority of those members of Westborough Financial Services' Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder. However, if the proposed transaction meets certain conditions set forth in the Articles of Organization designed to afford the stockholders a fair price in consideration for their shares, approval of only a majority of the outstanding shares of voting stock would be sufficient.

      The term "Interested Stockholder" is defined to include, among others, any individual, corporation, partnership or other entity (other than Westborough Bancorp, MHC, Westborough Financial Services or its subsidiary or any employee benefit plan maintained by Westborough Financial Services or its subsidiary) which owns beneficially or controls, directly or indirectly, more than 5% of the outstanding shares of voting stock of Westborough Financial Services.

      A "Business Combination" means:

       o any merger or consolidation of Westborough Financial Services or any of its subsidiaries with or into any Interested Stockholder or its affiliate;

       o any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 25% or more of the assets of Westborough Financial Services or combined assets of Westborough Financial Services and its subsidiary;

       o the issuance or transfer to any Interested Stockholder or its affiliate by Westborough Financial Services (or any subsidiary) of any securities of Westborough Financial Services in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Westborough Financial Services and its subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of Westborough Financial Services or any subsidiary;

       o the adoption of any plan for the liquidation or dissolution of Westborough Financial Services proposed by or on behalf of any Interested Stockholder or its affiliate; and

       o any reclassification of securities, recapitalization, merger or consolidation of Westborough Financial Services which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Westborough Financial Services owned directly or indirectly by an Interested Stockholder or its affiliate.

      Evaluation of Offers. The Articles of Organization further provide that the Board of Directors of Westborough Financial Services shall when evaluating any offer to Westborough Financial Services from another party to:

      o make a tender offer or exchange offer for any outstanding equity security of Westborough Financial Services;

      o merge or consolidate Westborough Financial Services with another corporation or entity; or

      o purchase or otherwise acquire all or substantially all of the properties and assets of Westborough Financial Services;

in connection with the exercise of its judgment in determining what is in the best interest of Westborough Financial Services and its stockholders, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, Westborough Financial Services' employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long- and short-term interests of Westborough Financial Services and its stockholders, including the possibility that these interests will be best served by the continued independence of Westborough Financial Services.

      By having these standards in the Articles of Organization of Westborough Financial Services, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of Westborough Financial Services, even if the price offered is significantly greater than the then market price of any equity security of Westborough Financial Services.

      Amendment to Articles of Organization and Bylaws. The Articles of Organization may be amended by the affirmative vote of 80% of the total votes eligible to be cast by stockholders, voting together as a single class; provided, however, that if at least two-thirds of the Directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to be cast by stockholders, voting together as a single class.

      The Bylaws may be amended by the affirmative vote of two-thirds of the Board of Directors of Westborough Financial Services or the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders, voting together as a single class. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

Anti-Takeover Effects of Westborough Financial Services' Articles of Organization, Bylaws and Benefit Plans Adopted in the Reorganization

      The provisions described above are intended to reduce Westborough Financial Services' vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the management recognition plan and the stock option plan to be established may also discourage takeover attempts by increasing the costs to be incurred by Westborough Bank and Westborough Financial Services in the event of a takeover. See "Management -- Employment Agreement," and "-- Benefits."

      Westborough Financial Services' Board of Directors believes that the provisions of the Articles of Organization, Bylaws and benefit plans to be established are in the best interests of Westborough Financial Services and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Westborough Financial Services and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Westborough Financial Services and that otherwise is in the best interests of all stockholders.

Regulatory Restrictions

      Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "company" includes an individual, corporation, partnership, and various other entities, acting individually or in concert. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) Westborough Financial Services' shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. The Federal Reserve Board is authorized by the Change in Bank Control Act and its own regulations to disapprove a proposed transaction on certain specified grounds. Accordingly, the prior approval of the Federal Reserve Bank would be required before any person could acquire 10% or more of the common stock of Westborough Financial Services.

      Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and the term "control" is deemed to exist if a company has voting control of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

      An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Westborough Financial Services and (b) before any other company could acquire 25% or more of the common stock of Westborough Financial Services.

      The Federal Reserve may prohibit an acquisition of control if:

      (1)   it would result in a monopoly or substantially lessen competition;

      (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

      Massachusetts Banking Law. Massachusetts banking law also prohibits any "company," defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25% or more of the voting stock of two or more banking institutions without the prior approval of the Board of Bank Incorporation. Additionally, an out-of-state company which already directly or indirectly controls voting power of 25% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation. Finally, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual savings bank without prior written approval of the Board of Bank Incorporation.

      With respect to laws governing change in bank control, Massachusetts banking law provides that no person may acquire control of a bank unless the Commissioner has been given 60 days prior written notice and, within that time, the Commissioner has not issued a notice disapproving the proposed acquisition or extended for up to another 30 days the period during which such disapproval may issue.

                         DESCRIPTION OF CAPITAL STOCK OF
                      WESTBOROUGH FINANCIAL SERVICES, INC.

General

      Westborough Financial Services is authorized to issue five million (5,000,000) shares of common stock having a par value of $.01 per share and one million (1,000,000) shares of preferred stock having a par value of $.01 per share. Westborough Financial Services currently expects to sell 747,500 shares of common stock (or 859,625 in the event of an increase of 15% in the Estimated Valuation Range) to purchasers of common stock in the offering. In addition, Westborough Financial Services expects to issue 1,388,214 shares of the common stock to Westborough Bancorp, MHC (or 1,596,446 in the event of an increase of 15% in the Estimated Valuation Range). Westborough Financial Services will not issue any shares of preferred stock in the offering. Except as discussed above in "Restrictions on Acquisition of Westborough Financial Services, Inc. and The Westborough Bank," each share of Westborough Financial Services' common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid and non-assessable.

      The shares of common stock:

      o     are not deposit accounts and are subject to investment risk;

      o are not insured or guaranteed by the FDIC, the Depositors Insurance Fund or any other government agency; and

      o are not guaranteed by Westborough Financial Services, Westborough Bancorp, MHC or Westborough Savings.

Common Stock

      Dividends. Westborough Financial Services can pay dividends from net profits if, as and when declared by its Board of Directors. The payment of dividends by Westborough Financial Services is subject to limitations which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of Westborough Savings Bank and Westborough Financial Services, Inc." Westborough Bancorp, MHC currently does not intend to waive any dividends paid by Westborough Financial Services. The owners of common stock of Westborough Financial Services, including Westborough Bancorp, MHC, will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If Westborough Financial Services issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

      Voting Rights. Upon the effective date of the reorganization, the holders of common stock of Westborough Financial Services will possess exclusive voting rights in Westborough Financial Services. They will elect Westborough Financial Services' Board of Directors and act on such other matters as are required to be presented to them under law or Westborough Financial Services' Articles of Organization or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of Westborough Financial Services' common stock, exclusive of the shares held by Westborough Bancorp, MHC, may be considered "Excess Shares" and may therefore not be entitled to vote. See "Restrictions on Acquisition of Westborough Financial Services, Inc. and
The Westborough Bank." If Westborough Financial Services issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Articles of Organization or Bylaws, generally requires an 80% stockholder vote. See "Restrictions on Acquisition of Westborough Financial Services, Inc. and The Westborough Bank."

      Liquidation. In the event of any liquidation, dissolution or winding up of Westborough Bank, Westborough Financial Services, as owner of Westborough Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Westborough Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders and the supplemental eligible account holders (see "The Reorganization and The Offering -- Effects of the Reorganization -- Liquidation Rights"), all assets of Westborough Bank available for distribution. In the event of liquidation, dissolution or winding up of Westborough Financial Services, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Westborough Financial Services available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

      Preemptive Rights; Redemption. Holders of the common stock of Westborough Financial Services will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

Preferred Stock

      Westborough Financial Services will not issue any shares of its authorized preferred stock in the reorganization. We may issue with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                             LEGAL AND TAX OPINIONS

      Thacher Proffitt & Wood, Washington, D.C. will issue its opinion to us of the legality of the issuance of the common stock being offered and certain matters relating to the reorganization and federal taxation. Certain matters relating to state taxation will be passed upon for us by Wolf & Company, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for Trident Securities, Inc. by Housley Kantarian & Bronstein, P.C., Washington, D.C.

                                     EXPERTS

      The consolidated balance sheets of Westborough Savings as of September 30, 1998 and 1997 and consolidated statements of income, changes in surplus and cash flows for each of the three years ended September 30, 1998, 1997 and 1996 have been included in this prospectus in reliance upon the report of Wolf & Company, P.C., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

      RP Financial has consented to the publication in this document of a summary of its letter to Westborough Savings setting forth its opinion as to the estimated pro forma market value of Westborough Savings in the reorganized form and its letter setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

      Our common stock is registered pursuant to Section 12(g) of the Exchange Act. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Westborough Financial Services, that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

      This document contains a description of the features of certain exhibits to the Form SB-2. The statements as to the contents of such exhibits, however, are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      A copy of Westborough Financial Services' Articles of Organization and Bylaws, as well as those of Westborough Bank and Westborough Bancorp, MHC, are available without charge from Westborough Savings. Copies of the plan of reorganization are also available from Westborough Savings without charge.

      Westborough Savings has filed an application for the establishment of a mutual holding company and associated stock issuance with the Board of Bank Incorporation and the Division of Banks of the Commonwealth of Massachusetts. In addition, Westborough Savings has filed copies of that application with the FDIC. Westborough Financial Services and Westborough Bancorp, MHC have filed an application with the Federal Reserve Bank of Boston to become a bank holding companies. This prospectus omits certain information contained in those applications.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                            WESTBOROUGH SAVINGS BANK



Independent Auditors' Report                                         F-2
Consolidated Balance Sheets as of June 30, 1999
    (unaudited) and September 30, 1998 and 1997                      F-3

Consolidated Statements of Income for the Nine Months
    Ended June 30, 1999 and 1998 (unaudited) and for the
    Years Ended September 30, 1998, 1997 and 1996                     39

Consolidated Statements of Changes in Surplus for the
    Nine Months Ended June 30, 1999 (unaudited) and for
    the Years Ended September 30, 1998, 1997 and 1996                F-4

Consolidated Statements of Cash Flows for the Nine Months
    Ended June 30, 1999 and 1998 (unaudited) and for the
    Years Ended September 30, 1998, 1997 and 1996                    F-5

Notes to Consolidated Financial Statements                           F-7


--------------------------------------------------------------------------------
Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes thereto.

Financial statements of Westborough Bancorp, MHC and Westborough Financial Services, Inc. have not been provided because they have conducted no operations. Westborough Bancorp, MHC has not yet been organized and Westborough Financial Services, Inc. has no assets and no liabilities.
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT



The Audit Committee
Westborough Savings Bank
Westborough, Massachusetts


We have audited the accompanying consolidated balance sheets of Westborough Savings Bank and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in surplus and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Savings Bank and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.


WOLF & COMPANY, P.C.




Boston, Massachusetts
November 9, 1998, except for Note 15 as to which the date is March 15, 1999

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)


                                     ASSETS

                                                                                        September 30,
                                                                June 30,        -------------------------------
                                                                  1999              1998             1997
                                                              --------------    --------------   --------------
                                                               (unaudited)
Cash and due from banks                                       $   2,511         $   2,698        $   2,884
Federal funds sold                                                5,385             6,659            4,660
Short-term investments                                            5,157             3,084              366
                                                              --------------    --------------   --------------
               Total cash and cash equivalents                   13,053            12,441            7,910

Securities available for sale                                    62,409            59,345           60,937
Federal Home Loan Bank stock, at cost                               850               762              717
Loans, net                                                       89,428            82,348           70,580
Foreclosed real estate, net                                          --                74               19
Banking premises and equipment, net                               1,645             1,522            1,473
Accrued interest receivable                                         997             1,116            1,170
Deferred income taxes                                               501                --              290
Life insurance policies                                           2,872               704              627
Other assets                                                        358               211              173
                                                              --------------    --------------   --------------
                                                              $ 172,113         $ 158,523        $ 143,896
                                                              --------------    --------------   --------------
                                                              --------------    --------------   --------------

                             LIABILITIES AND SURPLUS

Deposits                                                      $ 147,135         $ 135,962        $ 125,170
Federal Home Loan Bank advances                                   4,000             2,000                -
Mortgagors' escrow accounts                                         195               218              180
Accrued taxes and expenses                                          789               960            1,063
Other liabilities                                                   546                16               36
                                                              --------------    --------------   --------------
               Total liabilities                                152,665           139,156          126,449
                                                              --------------    --------------   --------------
Commitments and contingencies

Surplus                                                          19,411            18,207           16,894
    Accumulated other comprehensive income                           37             1,160              553
                                                              --------------    --------------   --------------
               Total surplus                                     19,448            19,367           17,447
                                                              --------------    --------------   --------------

                                                              $ 172,113         $ 158,523        $ 143,896
                                                              --------------    --------------   --------------
                                                              --------------    --------------   --------------




See accompanying notes to consolidated financial statements.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN SURPLUS

               NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND THE
                 YEARS ENDED SEPTEMBER 30, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                                           Accumulated
                                                                              Other
                                                                          Comprehensive          Total
                                                           Surplus            Income            Surplus
                                                        -------------    ----------------    --------------

Balance at September 30, 1995                                $ 14,403              $ 292           $ 14,695
                                                                                             --------------
Comprehensive income:
    Net income                                                  1,183                  -             1,183
    Change in net unrealized gain on securities
        available for sale, after reclassification
        adjustment and tax effects                                    -              (89)              (89)
                                                                                             --------------
              Total comprehensive income                                                             1,094
                                                        -------------    ----------------    --------------

Balance at September 30, 1996                                 15,586                 203            15,789
                                                                                             --------------
Comprehensive income:
    Net income                                                 1,308                   -             1,308
    Change in net unrealized gain on securities
        available for sale, after reclassification
        adjustment and tax effects                                 -                 350               350
                                                                                             --------------
              Total comprehensive income                                                             1,658
                                                        -------------    ----------------    --------------

Balance at September 30, 1997                                 16,894                 553            17,447
                                                                                             --------------
Comprehensive income:
    Net income                                                 1,313                   -             1,313
    Change in net unrealized gain on securities
        available for sale, after reclassification
        adjustment and tax effects                                 -                 607               607
                                                                                             --------------
              Total comprehensive income                                                             1,920
                                                        -------------    ----------------    --------------

Balance at September 30, 1998                                 18,207               1,160            19,367
                                                                                             --------------
Comprehensive income (unaudited):
    Net income                                                 1,204                                 1,204
    Change in net unrealized gain on securities
        available for sale, after reclassification
        adjustment and tax effects                                                (1,123)           (1,123)
                                                                                             --------------
              Total comprehensive income                                                                81
                                                        -------------    ----------------    --------------
Balance at June 30, 1999 (unaudited)                        $ 19,411                $ 37          $ 19,448
                                                        -------------    ----------------    --------------
                                                        -------------    ----------------    --------------






See accompanying notes to consolidated financial statements.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                       Nine Months Ended
                                                                            June 30                Years Ended September 31,
                                                                      -------------------     --------------------------------
                                                                        1999        1998        1998        1997        1996
                                                                      --------    --------    --------    --------    --------
                                                                         (unaudited)
Cash flows from operating activities:
    Net income                                                        $  1,204    $  1,060    $  1,313    $  1,308    $  1,183
    Adjustments to reconcile net income to net cash
        provided by operating activities:
            Provision for loan losses                                       35          30          39          96         105
            Charitable contribution in the form of equity
                securities                                                --          --          --           110        --
            Provision (credit) for losses on foreclosed real estate          1         (22)        (22)       --            44
            Amortization of premiums on securities                          66          66          88          93         200
            Amortization of net deferred loan (fees) costs                 (11)        (28)        (31)         (9)         10
            Depreciation and amortization expense                          208         141         228         206         165
            Gain on sales and dispositions of securities, net             (534)        (88)        (90)       (337)       (119)
            Recognition of expired covered call options                   (220)       --          --          --          --
            Loans originated for sale                                     --          (269)       (269)       (120)       --
            Proceeds from loan sales                                      --           269         269         120        --
            Decrease (increase) in accrued interest receivable             119         212          54         (72)       (162)
            Deferred income tax provision (benefit)                         12          21          59         (37)        (98)
            Other, net                                                     289        (366)       (411)        (54)       (401)
                                                                      --------    --------    --------    --------    --------
                  Net cash provided by operating activities              1,169       1,026       1,227       1,304         927
                                                                      --------    --------    --------    --------    --------
Cash flows from investing activities:
    Proceeds from sales and calls of securities available
        for sale                                                         5,916      11,529      17,976       7,990      16,237
    Proceeds from maturities of securities available for sale            6,251       5,250       1,250       3,520       3,550
    Purchase of securities available for sale                          (20,081)    (16,160)    (20,835)    (12,442)    (28,661)
    Principal payments received on mortgage and
        asset-backed securities                                          3,729       3,281       4,214       2,777       3,300
    Purchase of Federal Home Loan Bank stock                               (88)        (45)        (45)        (75)        (44)
    Loans originated, net of principal payments                         (7,104)    (11,010)    (11,850)     (5,424)     (7,579)
    Proceeds from sales of foreclosed real estate                           74          57          57         164         140
    Capitalized costs associated with foreclosed real
        estate                                                              (1)        (16)        (16)        (39)       (125)
    Purchase of banking premises and equipment                            (331)       (197)       (277)       (285)       (386)
    Purchase of life insurance policies                                 (2,072)       --          --          --          --
                                                                      --------    --------    --------    --------    --------
                  Net cash used by investing activities                (13,707)     (7,311)     (9,526)     (3,814)    (13,568)
                                                                      --------    --------    --------    --------    --------
                                                                      --------    --------    --------    --------    --------


                                   (continued)

See accompanying notes to consolidated financial statements.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)

                                 (IN THOUSANDS)

                                                                Nine Months Ended
                                                                    June 30,                      Years Ended September 30,
                                                            ---------------------------   ----------------------------------------
                                                               1999           1998           1998           1997          1996
                                                            ------------   ------------   ------------   ------------   ----------
                                                                    (unaudited)
Cash flows from financing activities:
    Net increase in deposits                                     11,173          5,064         10,792          4,888       10,733
    Proceeds from Federal Home Loan Bank advances                 2,000              -          2,000              -        3,000
    Repayment of Federal Home Loan Bank advances                      -              -              -         (3,000)           -
    Net increase (decrease) in mortgagors' escrow accounts          (23)           (14)            38             43           49
                                                            ------------   ------------   ------------   ------------   ----------
                  Net cash provided by financing
                       activities                                13,150          5,050         12,830          1,931       13,782
                                                            ------------   ------------   ------------   ------------   ----------
Net change in cash and cash equivalents                             612         (1,235)         4,531           (579)       1,141

Cash and cash equivalents at beginning of period                 12,441          7,910          7,910          8,489        7,348
                                                            ------------   ------------   ------------   ------------   ----------

Cash and cash equivalents at end of period                     $ 13,053        $ 6,675       $ 12,441        $ 7,910      $ 8,489
                                                            ------------   ------------   ------------   ------------   ----------
                                                            ------------   ------------   ------------   ------------   ----------

Supplemental cash flow information:
    Interest paid on deposits                                   $ 3,573        $ 3,391        $ 4,556        $ 4,284      $ 4,037
    Interest paid on Federal Home Loan Bank
        advances                                                    100              -              -            132            -
    Income taxes paid                                               483            695            835            656          789
    Transfer from loans to foreclosed
        real estate                                                   -              -             74              -            -
    Transfer of securities from held to maturity to
        available for sale                                            -              -              -              -       17,174


See accompanying notes to consolidated financial statements.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    JUNE 30, 1999 AND 1998 (UNAUDITED) AND SEPTEMBER 30, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF CONSOLIDATION AND PRESENTATION

        The consolidated financial statements include the accounts of Westborough Savings Bank (the "Bank") and its wholly-owned subsidiaries, The Hundredth Corporation, which owns foreclosed real estate and the One Hundredth Security Corporation and Eli Whitney Security Corporation, which are Massachusetts security corporations. All significant intercompany balances and transactions have been eliminated in consolidation.

        With respect to information for the nine months ended June 30, 1999 and 1998, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the nine months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended September 30, 1999.

        USE OF ESTIMATES

        In preparing consolidated financial statements in conformity with generally accepted accounting principles ("GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of the allowance for losses on loans is a material estimate that is particularly susceptible to significant change in the near term.

        BUSINESS

        The Bank provides a variety of financial services to individuals and small businesses through its five offices in Westborough, Northborough and Shrewsbury, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage loans.

        RECLASSIFICATIONS

        Certain amounts have been reclassified in the 1998, 1997 and 1996 consolidated financial statements to conform to the 1999 presentation.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        CASH EQUIVALENTS

        Cash equivalents include amounts due from banks, federal funds sold on a daily basis and short-term investments.

        SECURITIES AVAILABLE FOR SALE

        Investments classified as "available for sale" are reflected on the consolidated balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

        Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are computed by the specific identification method.

        LOANS

        The Bank grants mortgage, commercial and consumer loans to its customers. A substantial portion of the loan portfolio consists of mortgage loans in Westborough and the surrounding communities. The ability of the Bank's debtors to honor their contracts is dependent upon the local economy and the local real estate market.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and deferred costs on originated loans. Interest income is accrued on the unpaid principal balance. Net loan origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

        The accrual of interest on mortgage and commercial loans is discontinued when in the judgment of management the collection of principal or interest is doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

        FORECLOSED REAL ESTATE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        BANKING PREMISES AND EQUIPMENT

        Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets.

        It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for betterments are capitalized and amortized.

        TRANSFERS OF FINANCIAL ASSETS

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        RETIREMENT PLAN

        The Bank accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's pension benefit over the employee's approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

        ADVERTISING COSTS

        All advertising costs are expensed as incurred.

        INCOME TAXES

        Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses that arose before 1987 is a permanent difference for which there is no recognition of a deferred tax liability. However, the allowance for loan losses maintained for financial reporting purposes is treated as a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        COMPREHENSIVE INCOME

        The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," as of October 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale are reported as a separate component of the surplus section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Bank's net income or surplus.

        The components of the change in accumulated other comprehensive income and related tax effects are as follows:

                                                   Nine Months
                                                      Ended             Years Ended September 30,
                                                    June 30,         ---------------------------------
                                                      1999                1998              1997
                                                 ----------------    ---------------   ---------------
                                                   (unaudited)
Change in net unrealized holding gains
    (losses) on securities available for sale           $ (1,275)           $ 1,101             $ 884
Reclassification adjustment for gains
    realized in income                                      (534)               (90)             (337)
                                                 ----------------    ---------------   ---------------
                                                          (1,809)             1,011               547

Tax effect                                                   686               (404)             (197)
                                                 ----------------    ---------------   ---------------

Net-of-tax amount                                       $ (1,123)             $ 607             $ 350
                                                 ----------------    ---------------   ---------------
                                                 ----------------    ---------------   ---------------

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

        RECENT ACCOUNTING PRONOUNCEMENTS

        In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that were previously required by GAAP. The Bank will adopt these disclosure requirements beginning in the year ending September 30, 1999.

        In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: a hedge of the exposure to changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment that is attributable to a particular risk; a hedge of the exposure to variability in the cash flows of a recognized asset or liability, or of a forecasted transaction, that is attributable to a particular risk; or, a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss on the hedging instrument with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value are recognized in net income in the period of change. Adoption of this Statement by the Bank will require that changes in fair value of covered call options be recognized in net income. Currently, such changes are included in accumulated other comprehensive income.

        In June 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS No. 133 until June 15, 2000.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


2.      SHORT-TERM INVESTMENTS

        Short-term investments consist of funds invested in money market funds. The fair value at June 30, 1999 (unaudited) and September 30, 1998 and 1997 approximates the carrying value and the funds are available on a daily basis.


3.      SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of securities available for sale, with gross unrealized gains and losses, is as follows:


                                                               June 30,1999
                                           -------------------------------------------------------
                                                              Gross         Gross
                                             Amortized      Unrealized     Unrealized      Fair
                                                Cost           Gains         Losses        Value
                                           ------------     -----------   ------------  ----------
                                                                  (unaudited)
U.S. Government obligations                    $13,085       $   144       $     5       $13,224
Federal agency obligations                       9,806             3           240         9,569
Banking and finance obligations                  4,527             6            57         4,476
Mortgage backed securities                      13,345            20           150        13,215
Asset-backed securities                            738            --             2           736
Other bonds and obligations                     13,421            41           151        13,311
                                               -------       -------       -------       -------
        Total debt securities                   54,922           214           605        54,531

Marketable equity securities                     7,400           980           502         7,878
                                               -------       -------       -------       -------
        Total securities
            available for sale                 $62,322       $ 1,194       $ 1,107       $62,409
                                               -------       -------       -------       -------
                                               -------       -------       -------       -------

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


        SECURITIES AVAILABLE FOR SALE (CONTINUED)

                                                                  September 30, 1998
                                            ----------------------------------------------------------------
                                                                 Gross            Gross
                                              Amortized       Unrealized       Unrealized          Fair
                                                Cost             Gains           Losses            Value
                                            -------------    -------------    -------------    -------------
U.S. Government obligations                  $13,091          $   488          $    --          $13,579
Federal agency obligations                     9,504              156               --            9,660
Banking and finance obligations                5,534               90               --            5,624
Mortgage-backed securities                    11,475              150               12           11,613
Other bonds and obligations                   13,412              350               --           13,762
                                             -------          -------          -------          -------
        Total debt securities                 53,016            1,234               12           54,238

Marketable equity securities                   4,433              935              261            5,107
                                             -------          -------          -------          -------
        Total securities
            available for sale               $57,449          $ 2,169          $   273          $59,345
                                             -------          -------          -------          -------
                                             -------          -------          -------          -------



                                                                  September 30, 1997
                                            ----------------------------------------------------------------
                                                                 Gross            Gross
                                              Amortized       Unrealized       Unrealized          Fair
                                                Cost             Gains           Losses            Value
                                            -------------    -------------    -------------    -------------

U.S. Government obligations                  $22,661          $   237          $    31          $22,867
Federal agency obligations                    10,428               33               34           10,427
Banking and finance obligations                4,539               26                1            4,564
Mortgage-backed securities                    10,495               55               43           10,507
Asset-backed securities                          243               89                2              330
Other bonds and obligations                   10,518               77                7           10,588
                                             -------          -------          -------          -------
        Total debt securities                 58,884              517              118           59,283

Marketable equity securities                   1,168              491                5            1,654
                                             -------          -------          -------          -------
        Total securities
            available for sale               $60,052          $ 1,008          $   123          $60,937
                                             -------          -------          -------          -------
                                             -------          -------          -------          -------






                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)


        SECURITIES AVAILABLE FOR SALE (CONCLUDED)

        During the year ended September 30, 1997, the Bank established a private charitable foundation (the "Foundation") to provide grants to charitable organizations in the Westborough area. The Foundation is not a subsidiary of the Bank. The Foundation was funded by a donation from the Bank of marketable equity securities with a cost basis and fair value of $21 and $110, respectively, at the date of transfer. Such securities had been classified as available for sale and, accordingly, the transfer resulted in the Bank recognizing the unrealized appreciation of the securities of $89 in the consolidated statement of income.

        Proceeds from sales and calls of investment securities amounted to $5,916 and $11,529 for the nine months ended June 30, 1999 and 1998 (unaudited), respectively. Gross gains of $537 and $123, and gross losses of $3 and $35 were realized during the nine months ended June 30, 1999 and 1998 (unaudited), respectively.

        Proceeds from sales and calls of investment securities amounted to $17,976, $7,990 and $16,237 for the years ended September 30, 1998, 1997 and 1996, respectively. Gross realized gains amounted to $122, $252 and $150, respectively. Gross realized losses amounted to $32, $4 and $31, respectively.

        At June 30, 1999 (unaudited) and September 30, 1998, the Bank has pledged U.S. Government obligations with an amortized cost of $497 and $500 and a fair value of $500 and $504, respectively, as collateral against the Bank's treasury, tax and loan account.

        The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        June 30, 1999                  September 30,1998
                                              -------------------------------    -----------------------------
                                                Amortized           Fair           Amortized         Fair
                                                   Cost             Value             Cost           Value
                                              --------------    -------------    --------------  -------------
                                                 (unaudited)
Within 1 year                                     $ 6,135          $ 6,159          $ 9,520          $ 9,572
Over 1 year through 5 years                        25,546           25,630           30,005           30,987
Over 5 years through 10 years                       7,292            6,953            2,016            2,066
Over 10 years                                       1,866            1,838             --               --
                                                  -------          -------          -------          -------
                                                   40,839           40,580           41,541           42,625
Mortgage and asset-backed securities               14,083           13,951           11,475           11,613
                                                  -------          -------          -------          -------
                                                  $54,922          $54,531          $53,016          $54,238
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


4.      LOANS

        A summary of the balances of loans follows:


                                                                                 September 30,
                                                          June 30,        ------------------------------
                                                            1999              1998             1997
                                                        --------------    -------------    -------------
                                                         (unaudited)
Mortgage loans on real estate:
    Fixed rate                                                $57,165          $47,239          $29,450
    Variable rate                                              24,264           27,384           33,812
    Commercial                                                  3,013            2,743            2,915
    Home equity lines-of-credit                                 3,576            3,918            3,859
                                                        --------------    -------------    -------------
               Total mortgage loans                            88,018           81,284           70,036
                                                        --------------    -------------    -------------

Personal loans                                                    603              858            1,069
Deposit secured loans                                             563              676              557
Home improvement loans                                            400              132               73
Commercial lines-of-credit                                        883              599              293
Commercial installment                                          1,349            1,087              437
                                                        --------------    -------------    -------------
               Total other loans                                3,798            3,352            2,429
                                                        --------------    -------------    -------------
               Total loans                                     91,816           84,636           72,465

Due to borrowers on incomplete loans                           (1,639)          (1,570)          (1,177)
Net deferred loan costs                                           120              109               78
Allowance for loan losses                                        (869)            (827)            (786)
                                                        --------------    -------------    -------------
               Loans, net                                     $89,428          $82,348          $70,580
                                                        --------------    -------------    -------------
                                                        --------------    -------------    -------------


        An analysis of the allowance for loan losses follows:

                                            Nine Months Ended
                                                June 30,                   Years Ended September 30,
                                         -------------------------   ------------------------------------
                                            1999           1998         1998          1997         1996
                                         ----------      ---------   ----------    ----------   ---------
                                           (unaudited)
Balance at beginning of period               $ 827          $ 786         $786         $ 690       $ 585
Provision for loan losses                       35             30           39            96         105
Charge-offs                                     (6)             -            -            (2)         (8)
Recoveries                                      13              2            2             2           8
                                         ----------      ---------   ----------    ----------   ---------

Balance at end of period                     $ 869          $ 818         $827         $ 786       $ 690
                                         ----------      ---------   ----------    ----------   ---------
                                         ----------      ---------   ----------    ----------   ---------


                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        LOANS (CONCLUDED)

        The Bank has sold mortgage loans in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at June 30, 1999 (unaudited) and September 30, 1998 and 1997 amounted to $1,008, $1,402 and $1,187, respectively. Total loans sold during the nine months ended June 30, 1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996 amounted to $0, $269, $269, $120 and $0, respectively. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

        The following is a summary of impaired loans:

                                                                                     September 30,
                                                                  June 30,       ------------------------
                                                                    1999           1998          1997
                                                                -------------    ----------    ----------
                                                                (unaudited)
Total impaired loans (no valuation allowance)                     $       --       $ 269          $ 352
                                                                -------------    ----------    ----------
                                                                -------------    ----------    ----------


        No additional funds are committed to be advanced in connection with impaired loans.


                                                   Nine Months Ended
                                                         June 30,                  Years Ended September 30,
                                                -------------------------   ----------------------------------
                                                  1999           1998         1998        1997         1996
                                                ----------     ----------   ---------    --------    ---------
                                               (unaudited)

Average balance of impaired loans                  $    --          $ 288       $ 283        $423         $360
                                                ----------     ----------   ---------    --------    ---------
                                                ----------     ----------   ---------    --------    ---------

Interest income recognized on impaired
    loans on the accrual method                    $   --           $ 14        $ 19         $28          $28
                                                ----------     ----------   ---------    --------    ---------
                                                ----------     ----------   ---------    --------    ---------

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


5.      FORECLOSED REAL ESTATE

        Foreclosed real estate consists of real estate acquired in settlement of loans as follows:

                                                                                   September 30,
                                                               June 30,        -----------------------
                                                                 1999            1998          1997
                                                             --------------    ----------    ---------
                                                              (unaudited)
Real estate acquired in settlement of loans                    $      --          $   74       $   --
Participation loan-land development                                   23              22          227
Less allowance for losses on foreclosed real estate                  (23)            (22)        (208)
                                                             --------------    ----------    ---------
        Foreclosed real estate, net                            $      --          $   74       $   19
                                                             --------------    ----------    ---------
                                                             --------------    ----------    ---------


6.      BANKING PREMISES AND EQUIPMENT

        A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:

                                                                  September 30,
                                            June 30,        --------------------------      Estimated
                                              1999             1998           1997         Useful Lives
                                          ---------------   -----------    -----------  -------------------
                                          (unaudited)
Banking premises:
    Land                                       $   222          $  222         $  222
    Buildings                                    1,222           1,206          1,166     10 - 50 years
    Leasehold improvements                         213             126            126        5 years
Equipment                                        2,269           2,041          1,829      4 - 25 years
                                          -------------     -----------    -----------
                                                 3,926           3,595          3,343
Less accumulated depreciation
    and amortization                            (2,281)         (2,073)        (1,870)
                                          -------------     -----------    -----------
                                               $ 1,645          $1,522         $1,473
                                          -------------     -----------    -----------
                                          -------------     -----------    -----------


        Depreciation and amortization expense for the nine months ended June 30, 1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996 amounted to $208, $141, $228, $206 and $165, respectively.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


7.      DEPOSITS

        A summary of deposit balances, by type, is as follows:


                                                           June 30,      September 30,
                                                            1999       1998        1997
                                                          --------   --------   --------
                                                        (unaudited)
        Non-interest bearing accounts                     $ 10,555   $  8,592   $  6,910
        NOW accounts                                        14,278     15,221     11,310
        Regular and other savings accounts                  64,692     57,972     51,730
        Money market deposit accounts                        6,917      7,218      9,003
                                                          --------   --------   --------
                       Total non-certificate accounts       96,442     89,003     78,953
                                                          --------   --------   --------

        Six-month money market certificates                  9,232      8,624      7,840
        Other term deposit certificates                     41,461     38,335     38,377
                                                          --------   --------   --------
                       Total certificate accounts           50,693     46,959     46,217
                                                          --------   --------   --------
                       Total deposits                     $147,135   $135,962   $125,170
                                                          --------   --------   --------
                                                          --------   --------   --------


        Certificate accounts greater than $100 amounted to approximately $10,927, $9,535 and $8,071 at June 30, 1999 (unaudited) and September 30, 1998 and 1997, respectively.

        A summary of certificates, by maturity, is as follows:


                                   June 30, 1999         September 30, 1998      September 30, 1997
                                ---------------------   --------------------    --------------------
                                             Weighted               Weighted                Weighted
                                             Average                 Average                 Average
                                 Amount       Rate       Amount       Rate       Amount       Rate
                                -------     ---------   -------     --------    --------    --------
                                     (unaudited)
        Within 1 year            $42,083      4.90%      $37,005      5.06%      $37,119      5.24%
        Over 1 year through
             3 years               8,610      5.28         9,954      5.45         9,094      5.40
        Over 3 years                  --        --            --        --             4      5.50
                                 -------                 -------                 -------
                                 $50,693      4.96%      $46,959      5.14%      $46,217      5.27%
                                 -------                 -------                 -------
                                 -------                 -------                 -------


                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

8.      FEDERAL HOME LOAN BANK ADVANCES

        Federal Home Loan Bank advances, secured by a blanket lien on qualified collateral, are as follows:


                           Weighted
        Maturing During    Average
        the Year Ending    Interest      June 30,     September 30,
         September 30,       Rate         1999            1998
        ---------------   ----------    --------      -------------
                                      (unaudited)
            2001             5.29%      $ 2,000         $ 2,000
            2009             4.88%        2,000              --
                                        -------         -------
                                        $ 4,000         $ 2,000
                                        -------         -------
                                        -------         -------

        The Bank also has an available line of credit with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate the adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities. As of June 30, 1999 (unaudited) and September 30, 1998 and 1997, there were no advances outstanding on the line of credit.

9.      INCOME TAXES

        Allocation of federal and state income taxes between current and deferred portions is as follows:


                                                          Nine Months Ended                     Years Ended
                                                              June 30,                         September 30,
                                                        --------------------         ----------------------------------
                                                         1999          1998           1998          1997          1996
                                                        ------        ------         ------       -------       -------
                                                            (unaudited)
        Current income tax provision:
         Federal                                        $ 526         $ 510          $ 661         $ 631         $ 662
         State                                             57            43             30            82           131
                                                        ------        ------         ------       -------       -------
                                                          583           553            691           713           793
                                                        ------        ------         ------       -------       -------
        Deferred income tax provision (benefit):
         Federal                                            9            16             44           (28)          (72)
         State                                              3             5             15            (9)          (26)
                                                        ------        ------         ------       -------       -------
                                                           12            21             59           (37)          (98)
                                                        ------        ------         ------       -------       -------
        Total provision for income taxes                $ 595         $ 574          $ 750         $ 676         $ 695
                                                        ------        ------         ------       -------       -------
                                                        ------        ------         ------       -------       -------


                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        INCOME TAXES (CONTINUED)
        The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:


                                                     Nine Months Ended                   Years Ended
                                                         June 30,                        September 30,
                                                   --------------------        ----------------------------------
                                                    1999          1998          1998          1997          1996
                                                   ------       -------        ------        ------        ------
                                                       (unaudited)
        Statutory rate                              34.0%         34.0%         34.0%         34.0%         34.0%
        Increase (decrease) resulting from:
         State taxes, net of federal tax benefit     2.2           1.9           1.4           2.4           3.7
         Dividends received deduction               (3.0)         (1.1)         (1.2)         (1.0)         (0.8)
         Contribution of appreciated stock            --            --            --          (1.5)           --
         Other, net                                 (0.1)          0.3           2.2           0.2           0.1
                                                   ------       -------        ------        ------        ------
           Effective tax rates                      33.1%         35.1%         36.4%         34.1%         37.0%
                                                   ------       -------        ------        ------        ------
                                                   ------       -------        ------        ------        ------


        The components of the net deferred tax asset (liability) are as follows:


                                                                 September 30,
                                                June 30,      --------------------
                                                 1999          1998          1997
                                                --------      ------        ------
                                              (unaudited)
        Deferred tax asset:
         Federal                                 $ 552         $565         $ 590
         State                                     191          195           198
                                                --------      ------        ------
                                                   743          760           788
                                                --------      ------        ------

        Deferred tax liability:
         Federal                                  (163)        (746)         (391)
         State                                     (79)        (187)         (107)
                                                --------      ------        ------
                                                  (242)        (933)         (498)
                                                --------      ------        ------
        Net deferred tax asset (liability)       $ 501        $(173)        $ 290
                                                --------      ------        ------
                                                --------      ------        ------


                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        INCOME TAXES (CONCLUDED)

        The tax effects of each type of income and expense item that give rise to deferred taxes are:


                                                                                    September 30,
                                                                  June 30,       -------------------
                                                                    1999          1998         1997
                                                                  --------       ------       ------
                                                                (unaudited)
        Employee benefit plans                                     $ 310          $346        $ 364
        Allowance for loan losses                                    415           397          386
        Net unrealized gain on securities available for sale         (50)         (736)        (332)
        Depreciation and amortization                               (116)         (125)         (86)
        Net deferred loan costs                                      (49)          (45)         (32)
        Other, net                                                    (9)          (10)         (10)
                                                                  --------       ------       ------
        Net deferred tax asset (liability)                         $ 501         $(173)       $ 290
                                                                  --------       ------       ------
                                                                  --------       ------       ------


        A summary of the change in the net deferred tax asset (liability) is as follows:


                                                         Nine Months Ended               Years Ended
                                                              June 30,                  September 30,
                                                       ---------------------      --------------------------
                                                         1999          1998         1998      1997     1996
                                                       -------        ------      -------    ------   ------
                                                            (unaudited)
        Balance at beginning of period                  $(173)        $ 290        $ 290     $ 450    $ 276
        Deferred tax (provision) benefit                  (12)          (21)         (59)       37       98
        Deferred tax effect on net unrealized gain
         on securities available for sale                 686          (133)        (404)     (197)      76
                                                       -------        ------      -------    ------   ------
        Balance at end of period                        $ 501         $ 136        $(173)    $ 290    $ 450
                                                       -------        ------      -------    ------   ------
                                                       -------        ------      -------    ------   ------


        There was no valuation reserve as of June 30, 1999 (unaudited) and September 30, 1998 and 1997.

        The federal income tax reserve for loan losses at the Bank's base year amounted to approximately $2,420. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve to only absorb loan losses, a deferred income tax liability of approximately $990 has not been provided.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

10.     MINIMUM REGULATORY CAPITAL REQUIREMENTS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table to follow) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined). Management believes, as of June 30, 1999 and September 30, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONCLUDED)

        The Bank's actual and minimum required capital amounts and ratios as of June 30, 1999 (unaudited) and September 30, 1998 and 1997 are as follows:


                                                                                            Minimum
                                                                                           To Be Well
                                                                       Minimum          Capitalized Under
                                                                     For Capital        Prompt Corrective
                                                  Actual           Adequacy Purposes    Action Provisions
                                            -------------------    -----------------    -----------------
                                             Amount      Ratio      Amount    Ratio     Amount     Ratio
                                            -------      ------    -------   -------    ------    -------
        JUNE 30, 1999
        (UNAUDITED)
            Total capital (to risk
                weighted assets)            $20,280       21.5%     $7,538     8.0%     $9,422     10.0%

            Tier 1 capital (to risk
                weighted assets)             19,411       20.6%      3,769     4.0       5,653      6.0

            Tier 1 capital (to average
                assets)                      19,411       11.4%      5,102-    3.0-      8,504      5.0
                                                                     8,504     5.0

        SEPTEMBER 30, 1998:
            Total capital (to risk
                weighted assets)            $19,034       22.7%     $6,697     8.0%     $8,372     10.0%

            Tier 1 capital (to risk
                weighted assets)             18,207       21.8       3,349     4.0       5,023      6.0

            Tier 1 capital (to average
                assets)                      18,207       12.0       4,562-    3.0-      7,603      5.0
                                                                     7,603     5.0

        SEPTEMBER 30, 1997:
            Total capital (to risk
                weighted assets)            $17,680       24.0%     $5,907     8.0%     $7,383     10.0%

            Tier 1 capital (to risk
                weighted assets)             16,894       22.9       2,953     4.0       4,430      6.0

            Tier 1 capital (to average
                assets)                      16,894       11.9       4,247-    3.0-      7,078      5.0
                                                                     7,078     5.0


                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

11.     EMPLOYEE BENEFIT PLANS

        PENSION PLAN

        The Bank provides basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association ("SBERA") Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in one consecutive twelve-month period, beginning with such employee's date of employment, automatically becomes a participant in the retirement plan. All participants are fully vested after three years of service.

        Net periodic pension cost consists of the following:

                                                       Plan Years Ended October 31,
                                                      -----------------------------
                                                        1998        1997      1996
                                                      -------     -------   -------
        Service cost - benefits earned during year     $ 136       $ 108     $ 113
        Interest cost on projected benefits              125         119       113
        Return on plan assets                           (127)       (115)     (100)
        Net amortization and deferral                      3           3         3
        Amortization of net gain                         (20)        (20)       (2)
                                                      -------     -------   -------
                                                       $ 117       $  95     $ 127
                                                      -------     -------   -------
                                                      -------     -------   -------



        Total pension expense for the nine months ended June 30, 1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996 amounted to $94, $79, $105, $110 and $109, respectively.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        EMPLOYEE BENEFIT PLANS (CONTINUED)

        PENSION PLAN (CONTINUED)

        According to SBERA, the funded status of the plan is as follows:


                                                                     October 31,
                                                                --------------------
                                                                 1998          1997
                                                                -------      -------
        Plan assets at fair value                               $ 1,808      $ 1,594
        Actuarial present value of projected benefit
            obligation (substantially all vested)                (1,951)      (1,727)
                                                                -------      -------
        Excess of projected benefit obligation over plan
            assets                                                 (143)        (133)
        Unamortized net obligation since adoption of
            SFAS No. 87                                              37           40
        Unrecognized net gain                                      (385)        (413)
                                                                -------      -------
        Accrued pension cost                                    $  (491)     $  (506)
                                                                -------      -------
                                                                -------      -------



        The accumulated benefit obligation (substantially all vested) at October 31, 1998 (latest available) amounted to $1,081 which was less than the plan assets at fair value which amounted to $1,808.

        Actuarial assumptions used in accounting were:


                                                             1998         1997
                                                            ------       ------
        Discount rate on benefit obligations                 7.25%        7.50%
        Expected long-term rate of return on plan assets     8.00         8.00
        Annual salary increases                              6.00         6.00


        INCENTIVE COMPENSATION PLAN

        Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Board of Investment. Incentive compensation expense for the nine months ended June 30, 1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996 amounted to $121, $78, $113, $128 and $102, respectively.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        EMPLOYEE BENEFIT PLANS (CONCLUDED)

        401(K) PLAN

        The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least 1,000 hours of service in a twelve-month period, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 25% of the first 4% of an employee's compensation contributed to the Plan. All participants are fully vested. For the nine months ended June 30, 1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997 and 1996, expense attributable to the Plan amounted to $10, $9, $12, $10 and $8, respectively.

        SUPPLEMENTAL RETIREMENT PLANS

        The Bank provides supplemental retirement benefits to certain executive officers and trustees. In connection with the supplemental retirement plans, the Bank has purchased life insurance contracts and has entered into split-dollar life insurance agreements with certain participants.


12.     COMMITMENTS AND CONTINGENCIES

        In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated balance sheets.

        LOAN COMMITMENTS

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these particular classes of financial instruments.

        The Bank's exposure to credit loss is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        COMMITMENTS AND CONTINGENCIES (CONTINUED)

        LOAN COMMITMENTS (CONCLUDED)

        A summary of financial instruments whose contract amounts represent credit risk consist of:


                                                                                   September 30,
                                                              June 30,         --------------------
                                                               1999             1998          1997
                                                              --------         -------       ------
                                                            (unaudited)
        Commitments to grant residential mortgage
         loans                                               $ 2,659          $2,787        $1,129
        Commitments to grant construction loans                  460           1,182           405
        Commitments to grant commercial mortgage
         loans                                                    --             450         2,900
        Unadvanced funds on home equity
         lines-of-credit                                       5,384           5,362         3,705
        Unadvanced funds on commercial
         lines-of-credit                                       1,228             736           581


        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unadvanced funds on lines-of-credit have fixed expiration dates and may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Except for commercial lines-of-credit, these financial instruments are secured by mortgage liens on real estate.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        COMMITMENTS AND CONTINGENCIES (CONCLUDED)

        OPERATING LEASE COMMITMENTS

        Pursuant to the terms of noncancelable lease agreements in effect at June 30, 1999 (unaudited) and September 30, 1998, pertaining to banking premises and equipment, future minimum rent commitments are as follows:


              Years Ending     At June 30,       At September 30,
             September 30,       1999                 1998
             --------------    ----------       -----------------
                             (unaudited)
                  1999          $  33            $  82
                  2000             96               46
                  2001             55                6
                  2002             50               --
                  2003             50               --
               Thereafter          29               --
                              ---------         --------
                                $ 313            $ 134
                              ---------         --------
                              ---------         --------


        The leases contain options to extend for periods from two to ten years. The cost of such rentals is not included above. Total rent expense for the nine months ended June 30, 1999 and 1998 (unaudited) and the years ended September 30, 1998, 1997, and 1996 amounted to $79, $50, $73, $44 and $42, respectively.

        CONTINGENCIES

        Various legal claims may arise from time to time and, in the opinion of management, these claims will have no material effect on the Bank's consolidated financial statements.


13.     RELATED PARTY TRANSACTIONS

        In the ordinary course of business, the Bank has granted loans to its Trustees. At June 30, 1999 (unaudited) and September 30, 1998 and 1997, the amount of such loans, which exceeded $60 in the aggregate to each related party, was approximately $0, $382 and $384, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

14.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

        The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

              CASH AND CASH EQUIVALENTS: The carrying amounts of cash and due from banks, federal funds sold and short-term investments approximate fair value.

              SECURITIES AVAILABLE FOR SALE: Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

              FEDERAL HOME LOAN BANK STOCK: The carrying amount approximates fair value.

              LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other types of loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

              DEPOSITS: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

              FEDERAL HOME LOAN BANK ADVANCES: The fair value is based upon the Bank's current incremental borrowing rate for a similar advance.

                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

        FAIR VALUE OF FINANCIAL INSTRUMENTS (CONCLUDED)

              ACCRUED INTEREST: The carrying amounts of accrued interest approximate fair value.

              OFF-BALANCE SHEET INSTRUMENTS: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at June 30, 1999 (unaudited) and September 30, 1998 and 1997, was immaterial.

        The carrying amounts and related estimated fair values of the Bank's financial instruments are as follows:


                                                                                 September 30,
                                                                  -----------------------------------------
                                               June 30, 1999              1998                  1997
                                            -------------------   -------------------   -------------------
                                            Carrying     Fair     Carrying    Fair      Carrying     Fair
                                             Amount      Value     Amount     Value      Amount      Value
                                            ---------  --------   --------   --------   --------   --------
                                                (unaudited)
        Financial assets:
            Cash and cash equivalents       $ 13,053   $ 13,053   $ 12,441   $ 12,441   $  7,910   $  7,910
            Securities available for sale     62,409     62,409     59,345     59,345     60,937     60,937
            Federal Home Loan Bank stock         850        850        762        762        717        717
            Loans, net                        89,428     89,078     82,348     84,714     70,580     71,594
            Accrued interest receivable          997        997      1,116      1,116      1,170      1,170

        Financial liabilities:
            Deposits                         147,135    147,251    135,962    135,954    125,170    125,205
            Federal Home Loan
               Bank advances                   4,000      3,804      2,000      2,000       --         --


                    WESTBOROUGH SAVINGS BANK AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

                             (DOLLARS IN THOUSANDS)

15.     PLAN OF REORGANIZATION (UNAUDITED)

        On March 15, 1999, the Board of Trustees of Westborough Savings Bank voted to reorganize from a Massachusetts chartered mutual savings bank into a mutual holding company. Westborough Bancorp, MHC, will own more than half of an intermediate stock holding company, Westborough Financial Services, Inc., which in turn will own 100% of Westborough Savings Bank. The reorganization is subject to approval by various state and federal regulatory banking agencies and the Bank's Corporators.

        As part of the Reorganization, the Bank will establish a liquidation account for the benefit of eligible and supplemental eligible account holders. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts held by them.

        In addition, the Company/Bank intends to establish an Employees' Stock Ownership Plan, a Stock Option Plan, a Management Recognition Plan, and enter into employment agreements with certain officers.

        Subsequent to the Reorganization, the Company and the Bank may not declare or pay dividends on, and the Company may not purchase any of its shares of, its common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

        Reorganization costs will be deferred and deducted from the proceeds of the shares sold. If the Reorganization is not completed, all costs will be expensed. As of June 30, 1999, reorganization costs in the amount of approximately $215 have been deferred and are included in other assets.

================================================================================

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Westborough Savings or Westborough Financial Services may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                                TABLE OF CONTENTS

                                                                          Page


Summary.....................................................................3
Risk Factors.............................................................. 12
Selected Consolidated Financial and Other Data............................ 16
Recent Developments....................................................... 18
Westborough Savings Bank.................................................. 26
Westborough Financial Services, Inc....................................... 26
Westborough Bancorp, MHC.................................................. 26
How We Intend to Use the Proceeds from the Offering....................... 27
Our Policy Regarding Dividends............................................ 28
Market for the Common Stock............................................... 29
Regulatory Capital Compliance............................................. 31
Capitalization............................................................ 32
Pro Forma Data............................................................ 33
Westborough Savings Bank
       Consolidated Statements of Income.................................. 39
Management's Discussion and Analysis of
       Financial Condition and Results of Operations...................... 40
Business of Westborough Savings Bank...................................... 65
Business of Westborough Financial Services, Inc........................... 91
Regulation of Westborough Savings Bank and
       Westborough Financial Services, Inc................................ 91
Taxation..................................................................107
Management................................................................109
The Reorganization and The Offering.......................................123
Restrictions on Acquisition of Westborough
       Financial Services, Inc. and The Westborough Bank..................144
Description of Capital Stock of
       Westborough Financial Services, Inc................................150
Legal and Tax Opinions....................................................152
Experts...................................................................152
Registration Requirements.................................................152
Where You Can Find Additional Information.................................153
Index to Financial Statements.............................................F-1


Until the later of December 13, 1999 or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                             Up to 859,625 Shares of
                                  Common Stock

                      Westborough Financial Services, Inc.
                            Proposed Holding Company
                            for The Westborough Bank

                                  -------------

                                   PROSPECTUS

                                  -------------

                               TRIDENT SECURITIES
                    a Division of McDonald Investments, Inc.

                               November 12, 1999